Exhibit 99.1

This Acquisition Agreement contains representations and warranties that Inverness and ACON made to each other. These representations and warranties were made only for the purposes of the Acquisition Agreement and solely for the benefit of Inverness and ACON as of specific dates, may be subject to important limitations and qualifications agreed to by Inverness and ACON and included in confidential disclosure schedules provided by Inverness and ACON in connection with the signing of the Acquisition Agreement, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between Inverness and ACON instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of the filing of the Acquisition Agreement by Inverness with the Securities and Exchange Commission. Accordingly, you should not rely upon the representations and warranties contained in the Acquisition Agreement as characterizations of the actual state of facts, since they were intended to be for the benefit of, and to be limited to, Inverness and ACON.

ACQUISITION AGREEMENT

by and among

INVERNESS MEDICAL INNOVATIONS, INC.,

ACON LABORATORIES, INC.,

AZURE INSTITUTE, INC.,

LBI, INC.,

OAKVILLE HONG KONG CO., LTD.,

ACON BIOTECH (HANGZHOU) CO., LTD.,

AND

KARSSON OVERSEAS LTD.

February 24, 2006

i

TABLE OF DEFINITIONS

Definition	Section

ABON	4.1
Accountants	3.4(a)
ACON	Preamble
ACON Bio	Preamble
ACON In-Licensed Intellectual Property Assets	4.12(c)(i)
ACON Intellectual Property Assets	4.12(a)(i)
ACON Labs	Preamble
ACON License	8.1(q)
ACON Copyrights	4.12(b)
ACON Marks	4.12(b)
ACON Patents	4.12(b)
ACON Trade Secrets	4.12(c)(viii)
Acquired Inventory	1.1(a)(ii)
Adjusted First Territory Purchase Price	11.11(e)
Affiliate	12.10(a)
Agreement	Preamble
Ancillary Agreements	4.2
Approvals	4.19
Assigned ACON Intellectual Property Assets	4.12(a)(ii)
Assignment and Assumption Agreement	8.1(h)
Assumed Liabilit(y)(ies)	1.2(a)
Assumed Orders	1.1(a)(vii)
Assumed Payables	1.2(a)
Audit Accountants	5.5(a)
Azure	Preamble
Base Balance Sheet Date	4.5(a)
Basket	11.2(b)
Buildings	4.3(a)
Buyer	Preamble
Buyer Financial Statements	6.6(b)
Buyer Indemnifiable Claims	11.1
Buyer Indemnifiable Losses	11.1
Buyer Indemnified Part(y)(ies)	11.1
Buyer Intellectual Property Assets	4.12(a)(iv)
Buyer Material Adverse Effect	6.3
Buyer SEC Documents	6.6(a)
China	Preamble
Claim Notice	11.5(a)
Closing	2.2
Closing Date	2.2
Code	3.3
Common Stock	3.1(b)

v

Definition	Section

Consequential Damages	11.1
Contract Liabilities	1.2(a)
control, controlled by, under common control with	12.10(b)
Copyrights	4.12(a)(v)(C)
Customers and Distributors	4.23
Damages	11.11(a)(i)
Default	3.7
Deferred Payment Date	3.1(c)
Defense Notice	11.5(b)
Development Plan	5.3(a)
Dispute Notice	3.4(a)
Dual Use Contracts	1.1(b)(v)
Employee Plans	4.20(a)
Environmental Law	4.21
European Milestone Payment	3.2(a)(iii)
European Milestone Payment Date	3.2(a)(ii)
Exchange Act	5.5(a)
Excluded Assets	1.1(b)
Excluded Businesses	1.1(b)(ii)
Excluded Liabilities	1.2(b)
Excluded Contract	1.1(b)(v)
Existing Facility	4.4(b)
FDA	4.24(a)
FDCA	4.24(a)
Financial Schedules	4.5(a)
Financial Statements	4.5(a)
Financing	7.6
First Closing	1.3
First Closing Date	1.3
First Closing Transition Services Agreement	8.1(s)
First Substantial Product	9.1(f)
First Territory	1.1(a)
First Territory Business	1.1(a)
First Territory Employees	5.8(a)
First Territory Formula Price	3.2(d)(i)
First Territory Products	1.1(a)
First Territory Purchase Price	3.1
First Territory Working Capital	3.4(c)
First Territory Working Capital Shortfall	3.4(b)
First Territory Working Capital Surplus	3.4(b)
Formula Price Financial Statements	5.5(d)
FT Closing Statement	3.4(a)
FT Final Closing Statement	3.4(a)

Definition	Section

Fully Functional	9.1(f)
GAAP	3.4(a)
Genclonn	Recitals
Governmental Authority	4.3(a)
Governmental Filings and Consents	5.1
Historical Damages	11.11(a)(ii)
Historical Financial Information	5.5(a)
HSR Act	4.27
ICDR	12.13
Inbound Licenses	4.12(c)(i)
Indemnification Cut-Off Date	11.2(d)
Indemnitor	11.8
Indemnified Party	11.8
Infringement Litigation	11.11(a)(iii)
Inventory	1.1(b)(iii)
Intellectual Property Assets	4.12(a)(v)
Investor Rights Agreement	8.1(k)
Knowledge	4
Land	4.3(a)
Laws	4.15
LBI	Preamble
Lease Agreement	8.1(o)
Leased Real Property	4.3(b)(i)
Leases	4.3(b)(i)
Legal Fees	11.11(a)(iv)
Licenses	4.12(e)
Liens	1.4(a)
Loss(es)	11.1
Management Team	4
Marks	4.12(a)(v)(B)
Material Adverse Effect	4.1
Material Contract(s)	4.13
Maximum Purchase Price	3.2(d)(i)
Maximum Rate	12.2
Medical Device	4.24(a)
Minimum Purchase Price	3.2(d)(i)
Net NF Indebtedness	2.3
New Facility	4.3(a)
New Facility Assets	4.4(a)
New Facility Closing	2.2
New Facility Closing Date	2.2
New Facility Equity Interests	2.1
New Facility Purchase Price	3.2(a)
New Facility Transferees	5.9(a)
New Facility Transition Services Agreement	9.1(j)

Definition	Section

New Facility Working Capital	3.5(c)
New Facility Working Capital Shortfall	3.5(b)
New Facility Working Capital Surplus	3.5(b)
NF Closing Statement	3.5(a)
NF Final Closing Statement	3.5(a)
NF Indebtedness	2.3
Non-Competition Agreements	8.1(f)
Notices of Patent License	8.1(p)
Oakville	Preamble
Ordinary Course of Business	4.5(c)
Outbound Licenses	4.12(e)
Parent	Preamble
Parent Organizational Documents	4A.1
Patent Assignment	8.1(p)
Patents	4.12(a)(v)(A)
Permitted Liens	1.4(b)
person	12.10(c)
PRC	Preamble
Pre-Closing Period	1.1(a)(vi)
Pre-Tax Profit	3.2(d)(iii)
Pro Forma Information	5.5(b)
Reagents	4.12(f)
Reagent Supply Agreements	8.1(m)
Reference Price	3.1(b)
Receivables	1.1(a)(v)
Related Products	11.11(a)(v)
Release Agreement	5.19
Representation, Warranty and Covenant Cap	11.2(a)
Representation, Warranty and Covenant Losses	11.2(a)
Required Consents	4.2
Required Information	5.5(b)
Retained ACON Intellectual Property Assets	4.12(a)(iii)
Retained Books and Records	5.11(a)
Revenue	3.2(d)(ii)
Rich Horizons	Recitals
Rich Horizons Securities	4.6(a)
Royalty Damages	11.11(a)(vi)
Royalty Damages Amount	11.11(a)(vii)
SEC	4.26(b)
Second Territory	Recitals
Second Territory Agreement	Recitals
Second Territory Letter Agreement	Recitals
Securities Act	4.26(a)
Seller 401(k) Plan	5.10(c)
Seller Contract	1.1(a)(vi)
Seller Entities	Preamble

Definition	Section

Seller Indemnification Claims	11.3
Seller Indemnifiable Losses	11.3
Seller Indemnified Part(y)(ies)	11.3
Seller Organizational Documents	4.1
Social Security Act	4.24(e)
SOL Representations	11.6
SOX	6.6(c)
Start Date	5.8(c)
subsidiary	12.10(d)
Suppliers	4.23
Supply Agreement	8.1(m)
Tax Return	4.9(c)
Taxes	4.9(b)
Third Party Intellectual Property Assets	4.12(c)(iv)
Top Down Financial Statements	5.5(e)
Trade Secrets	4.12(a)(v)(D)
Trademark Assignment	8.1(p)
Transferred Assets	1.1(a)(xi)
Transferred Books and Records	7.2(a)
Transferred Contracts	1.1(a)(vi)
Transferred Employees	5.9(a)
Transferred First Territory Employee	5.8(c)
Transferred New Facility Employee	5.9(c)
Transaction Documents	4.2
U.S. Milestone Payment	3.2(a)(ii)
U.S. Milestone Payment Date	3.2(a)(ii)
VWAP	3.1(b)
WFOE	Preamble
Working Capital Statement	4.5(a)

SCHEDULES AND EXHIBITS

Schedules

Schedule 1.1(a)	-	Lateral Flow Immunoassay Products
Schedule 1.1(a)(i)	-	Leases and Leased Real Property
Schedule 1.1(a)(iii)	-	Tangible Property and Assets
Schedule 1.1(b)(v)	-	Dual Use Contracts
Schedule 1.2(a)(ii)	-	Assumed Payables
Schedule 1.2(a)(v)	-	Transferred First Territory Employees
Schedule 1.4(b)	-	Liens
Schedule 3.3	-	Allocation of Purchase Price
Schedule 3.4	-	First Territory and New Facility Working Capital Methodology
Schedule 4.0	-	Knowledge
Schedule 4.2	-	Authority of Seller Entities
Schedule 4.3(a)	-	Owned Real Property
Schedule 4.3(b)(i)	-	Leases and Leased Real Property
Schedule 4.4(a)	-	Title to Properties; Liens; Conditions of Properties
Schedule 4.4(b)	-	Transferred Assets
Schedule 4.5(a)	-	Financial Statements
Schedule 4.5(b)	-	Financial Statements
Schedule 4.5(d)	-	Indebtedness
Schedule 4.6(a)	-	Capitalization
Schedule 4.6(b)	-	Capitalization
Schedule 4.9	-	Tax Returns
Schedule 4.10	-	Inventories
Schedule 4.11	-	Absence of Certain Changes
Schedule 4.12(b)	-	ACON Intellectual Property
Schedule 4.12(c)	-	Intellectual Property Assets Not Owned
Schedule 4.12(d)	-	Licenses Received
Schedule 4.12(e)	-	Licenses Granted
Schedule 4.12(f)	-	Reagents
Schedule 4.13	-	Material Contracts
Schedule 4.14	-	Litigation
Schedule 4.15	-	Compliance with Laws
Schedule 4.16	-	Insurance
Schedule 4.17	-	Product Liability and Warranty Matters
Schedule 4.19	-	Permits; Burdensome Agreements
Schedule 4.20	-	Employee Benefit Programs
Schedule 4.21	-	Environmental Matters
Schedule 4.22	-	Employees; Labor Matters
Schedule 4.23	-	Customers, Distributors and Suppliers
Schedule 4.24	-	Certain Regulatory Matters
Schedule 4A.2	-	Authority of Parent

x

Schedule 5.3	-	New Facility Development Plan
Schedule 5.6	-	New Facility Hiring
Schedule 5.7	-	Confidentiality
Schedule 5.8	-	First Territory Transferees
Schedule 5.8(g)	-	Consulting/Non-Solicitation
Schedule 5.9	-	New Facility Employees
Schedule 6.2	-	Authority of Buyer
Schedule 8.1(g)	-	Critical Employees
Schedule 8.1(o)	-	Litigation Papers
Schedule 8.2(m)	-	Litigation Release
Schedule 8.2(n)	-	Litigation Release Agreement
Schedule 9.1(f)	-	Fully Functional
Schedule 9.1(m)	-	Employment Matters
Schedule 11.11(a)(iii)	-	Infringement Litigation

Exhibits

Exhibit A-1	-	Form of Non-Competition Agreement (Non - EEA First Territory)
Exhibit A-2	-	Form of Non-Competition Agreement (European Economic Area)
Exhibit B	-	Form of Assignment and Assumption Agreement
Exhibit C-1	-	Form of Opinion of Morrison and Foerster LLP (First Closing)
Exhibit C-2	-	Form of Opinion of Maples and Calder (First Closing)
Exhibit C-3	-	Form of Opinion of ZheJiang T&C Law Firm (First Closing)
Exhibit C-4	-	Form of Opinion of Squire Sanders LLP (First Closing)
Exhibit D	-	Investor Rights Agreement
Exhibit E-1	-	Transitional Supply Agreement (First Territory Products)
Exhibit E-2	-	Transitional Reagent Supply Agreement (First Territory Products)
Exhibit E-3	-	Reagent Supply Agreement (Commercial Products)
Exhibit F	-	Reserved
Exhibit G-1	-	Oakville Patent Assignment
Exhibit G-2	-	ACON Bio Patent Assignment
Exhibit H	-	Trademark Assignment
Exhibit I-1	-	Oakville Notice of Patent License
Exhibit I-2	-	ACON Bio Notice of Patent License
Exhibit J	-	ACON License
Exhibit K	-	Second Territory Letter Agreement
Exhibit L	-	First Closing Transition Services Agreement
Exhibit M	-	Form of Opinion of Goodwin Procter LLP (First Closing)
Exhibit N	-	New Facility Transition Services Agreement
Exhibit O-1	-	Form of Opinion of Morrison and Foerster LLP (New Facility Closing)
Exhibit O-2	-	Form of Opinion of Maples and Calder (New Facility Closing)
Exhibit O-3	-	Form of Opinion of ZheJiang T&C Law Firm (New Facility Closing)
Exhibit O-4	-	Form of Opinion of Squire Sanders LLP (New Facility Closing)
Exhibit P	-	Form of Opinion of Goodwin Procter LLP (New Facility Closing)

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this “Agreement”) is entered into as of February 24, 2006 by and among: (i) Inverness Medical Innovations, Inc., a Delaware corporation (“Buyer”); (ii) ACON Laboratories, Inc., a California corporation (“ACON Labs”), AZURE Institute, Inc., a California corporation (“Azure”), LBI Inc., a British Virgin Islands company (“LBI”), Oakville Hong Kong Co., Ltd., a Hong Kong company (“Oakville”), and Acon Biotech (Hangzhou) Co., Ltd., a wholly foreign owned enterprise (“WFOE”) established in the People’s Republic of China (“PRC” or “China”) (“Acon Bio” and together with Acon Labs, Azure, LBI, Oakville and ACON Bio, “ACON” or the “Seller Entities”); and (iii) Karsson Overseas Ltd., a British Virgin Islands company (“Parent”) and direct or indirect parent of the Seller Entities and other Affiliates (as defined herein) of the Seller Entities that are parties to agreements entered into connection with the transactions contemplated hereby.

W I T N E S S E T H

WHEREAS, certain of the Seller Entities currently develop and manufacture, among other things, lateral flow immunoassay products and directly related products at an existing facility in Hangzhou, China and sell these products to certain other Seller Entities that market, distribute and sell these products in, among other geographic locations, the United States, Canada, Europe, Israel, Australia, Japan and New Zealand;

WHEREAS, certain Seller Entities or their Affiliates are in the process of developing a new research and development and manufacturing facility in Hangzhou, China at which the lateral flow immunoassay products and related products will be manufactured in the future;

WHEREAS, certain of the Seller Entities own or have the right to use certain intellectual property rights relating to lateral flow immunoassay products;

WHEREAS, Genclonn Biotech (Hangzhou) Co., Ltd., an Affiliate of the Seller Entities (“Genclonn”), supplies certain Seller Entities with certain biological components and reagents used in the manufacture of the lateral flow immunoassay products;

WHEREAS, Buyer and certain Affiliates of Buyer have been engaged in legal proceedings with certain of the Seller Entities or their Affiliates or customers and the Buyer and each of the Seller Entities desire to settle such legal proceedings pursuant to the terms and conditions set forth in the Transaction Documents;

WHEREAS, in the first phase of the transactions contemplated by this Agreement, and subject to the terms and conditions of this Agreement, (A) the Seller Entities desire to sell, transfer and assign to Buyer, and Buyer desires to purchase from the Seller Entities, the assets, properties, interests and business of developing, manufacturing, marketing and/or selling lateral flow immunoassay products and directly related products in the United States, Canada, Europe (excluding (i) Russia, (ii) the former Soviet Republics that are not part of the European Union as of the date of this Agreement, and (iii) Turkey), Israel, Australia, Japan and New Zealand, and (B) the Seller Entities desire to transfer and assign to Buyer and Buyer desires to assume from the Seller Entities certain liabilities, in each case as and solely to the extent provided in this Agreement;

WHEREAS, subject to the terms and conditions of this Agreement, certain Seller Entities will license to the Buyer certain intellectual property rights (i) necessary for the conduct of the business described above in the geographic locations described above, and (ii) necessary to develop and manufacture the products described above in China on the earlier of the New Facility Closing or July 31, 2006 (as provided in the ACON License);

WHEREAS, subject to the terms and conditions of this Agreement, certain Seller Entities (i) will agree to supply lateral flow immunoassay products and directly related products to Buyer for Buyer to market, distribute and sell such products in the geographic locations described above, (ii) will agree to supply, on arms-length terms, certain other products other than as provided in (i) above to Buyer for Buyer to market, distribute and sell such products, and (iii) will agree to provide Buyer with certain services to facilitate the transition to Buyer of the business described above in the geographic locations described above and the New Facility described herein;

WHEREAS, in the second phase of the transactions contemplated by this Agreement, and subject to the terms and conditions of this Agreement, LBI desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from LBI, the ownership of Rich Horizons International, Ltd., a British Virgin Islands company (“Rich Horizons”) which owns ABON (as defined herein) and own and operate through ABON the New Facility (including the research, development, manufacture and testing equipment therein) and thereafter, certain Seller Entities will manage, direct and oversee the operation of that portion of the New Facility which is not Fully Functional (as defined herein) until such time as such portion is Fully Functional and control of such portion of the New Facility that has been transferred to Buyer;

WHEREAS, certain Seller Entities will receive consideration in the form of cash and securities of Buyer and such Seller Entities and certain other persons will receive certain registration and regulatory rights as more fully described in the Investor Rights Agreement (as defined herein) to be entered into among the Seller Entities, Buyer and certain other persons;

WHEREAS, as a condition to Buyer’s willingness to proceed with the transactions contemplated hereby, the Seller Entities and certain principals thereof, including the Management Team, which Buyer has been informed are receiving direct and/or indirect benefits from the transactions contemplated hereby will agree not to compete with the business to be sold, transferred and assigned to Buyer, in each case as and solely to the extent provided in the Non-Competition Agreements; and

WHEREAS, certain Seller Entities and their Affiliates are entering into an agreement (the “Second Territory Letter Agreement”) regarding an additional asset purchase agreement (the “Second Territory Agreement”) pursuant to which, and subject to the conditions set forth therein, Buyer will agree to purchase from such persons, and such persons will agree to sell, transfer and assign to Buyer, the assets, properties, interests and business of developing, manufacturing, marketing and selling lateral flow immunoassay products and directly related products in all other countries in which such business has not previously been sold, transferred and assigned to Buyer (the “Second Territory”);

NOW, THEREFORE, in order to consummate said transactions and in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

SECTION 1.           PURCHASE AND SALE OF FIRST TERRITORY ASSETS.

1.1           Sale of Assets.

(a)           Subject to the provisions of this Agreement, at the First Closing (as defined herein) the Seller Entities shall sell, transfer and assign to Buyer, free and clear of any Liens (as defined herein) other than Permitted Liens (as defined herein), all right, title and interest (other than Intellectual Property Assets owned by a third party unless such Intellectual Property Assets are the subject of licenses or other agreements assigned hereunder) in and to all of the assets, properties, interests and business of researching, developing, manufacturing, marketing and/or selling lateral flow immunoassay products and all directly related products, including, those listed on Schedule 1.1(a) (together with all materials and components of such products to the extent directly related to the lateral flow immunoassay field) in the United States, Canada, Europe (excluding (i) Russia, (ii) the former Soviet Republics that are not part of the European Union as of the date of this Agreement, and (iii) Turkey), Israel, Australia, Japan and New Zealand (the “First Territory”) (such properties, interests and business, the “First Territory Business”, and such materials, components and products, the “First Territory Products”) of the Seller Entities (except for the Excluded Assets, as defined herein), of every kind and description, tangible and intangible, real, personal or mixed, wherever located, and whether existing as of the date of this Agreement or acquired prior to the First Closing, including, without limitation, as set forth below; provided, that Buyer acknowledges that Buyer is not acquiring any tangible manufacturing assets at the First Closing:

(i)            the Leases (as defined herein) and Leased Real Property (as defined herein) listed in Schedule 1.1(a)(i);

(ii)           all of ACON Labs’ finished goods inventory directly arising out of, relating to or resulting from the First Territory Business (collectively, the “Acquired Inventory”);

(iii)          all of Seller Entities’ tangible property and assets directly arising out of, relating to or resulting from the First Territory Business listed in Schedule 1.1(a)(iii);

(iv)          (A) all of Seller Entities’ goodwill directly arising from, related to or resulting from the First Territory Business and (B) all Assigned ACON Intellectual Property Assets and Licenses (each as defined herein);

(v)           (A) all of Oakville’s and ACON Labs’ billed and unbilled accounts receivable, including without limitation, trade accounts receivable, notes receivables, vendor credits, and all other obligations from customers with respect to sales of goods or services, whether or not evidenced by a note, of Oakville and ACON Labs directly arising out of, relating to or resulting from the First Territory Business (including those shown on the Financial Statements (as defined herein) that have not been collected in the Ordinary Course of Business (as defined herein)) existing as of the date hereof and as of the First Closing Date (the “Receivables”), and (B) in each case, solely to the extent related to an Assumed Liability, all claims, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature;

(vi)          all of Seller Entities’ right, title and interest in and to (A) all Material Contracts, except for Excluded Agreements (each as defined herein), (B) all other agreements, contracts, understandings or arrangements by which a Seller Entity is bound and which directly arises out of, relates to or results from the First Territory Business, and (C) any agreement, contract, understanding or arrangement, by which a Seller Entity or any of its Affiliates (as defined herein) is bound that is entered into during the period from the date hereof to the date of the First Closing (the “Pre-Closing Period”) and which directly arises out of, relates to or results from the First Territory Business (a “Seller Contract”) to the extent that, prior to the First Closing, Buyer notifies the Seller Entities in writing that such Seller Contract is a Transferred Contract (it being understood that if during the Pre-Closing Period any Seller Entity enters into a Seller Contract without the prior written consent of Buyer, then notwithstanding this clause (B), Buyer shall be entitled to designate such Seller Contract as a Transferred Contract or an Excluded Contract at any time (either before or after the First Closing) within ten (10) days after the date a Seller Entity provides Buyer with a copy of such Seller Contract and notifies Buyer that such Seller Contract was entered into during the Pre-Closing Period without Buyer’s consent) (such agreements, contracts, understandings and arrangements included in (A), (B) and (C) above, the “Transferred Contracts”);

(vii)         all of Seller Entities’ right, title and interest in and to all unfilled, standing or open customer purchase orders directly arising out of, relating to or resulting from the First Territory Business existing as of the First Closing that arose in the Ordinary Course of Business;

(viii)        to the extent assignable, all of Seller Entities’ right, title and interest in and to all franchises, licenses, permits, certifications, approvals and authorizations directly arising out of, relating to or resulting from the First Territory Business (the “Assumed Orders”);

(ix)           Transferred Contracts or other arrangements for housing and transportation for the Transferred Employees (each as defined herein);

(x)            (A) solely to the extent related to an Assumed Liability, all claims (including claims for infringement or misappropriation of ACON Intellectual Property Assets and/or ACON In-Licensed Intellectual Property Assets or rights related thereto included in the Transferred Assets (as defined herein)) and (B) solely to the extent related to an Assumed Liability, causes of action of Seller Entities against any other person, whether or not such claims and causes of action have been asserted, and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery of Seller Entities (regardless of whether such rights are currently exercisable) directly relating to the Transferred Assets, the Assumed Liabilities or the First Territory Business arising out of circumstances occurring on or after the First Closing; and

(xi)           all other assets and properties of the Seller Entities directly arising out of, relating to or resulting from the First Territory Business of every nature whatsoever tangible and intangible, and wherever located, such as any business records, customer lists, customer records, and histories, customer invoices, lists of suppliers and vendors and all records relating thereto, list of sales agents, price lists, engineering drawings, records with respect to production, engineering, product development costs, advertising matter, catalogues, photographs, instruction manuals, sales literature and materials, purchasing materials, media materials, manufacturing and quality control records and procedures, research and development files, design history files, regulatory documents (including documents retained and/or submitted to regulatory agencies), data and laboratory books and media materials and plates.

Notwithstanding anything to the contrary set forth herein, the Seller Entities reserve any and all rights arising from, relating to or resulting from ACON Intellectual Property Assets and ACON In-Licensed Intellectual Property Assets as reasonably necessary or useful to conduct (i) their respective obligations contemplated by this Agreement and the other Transaction Documents, and (ii) the testing, monitoring, diagnosing, prognostication, treatment, management or cure of diabetes.

The assets and property of the First Territory Business of the Seller Entities being sold to and purchased by Buyer under this Section 1.1(a) are herein referred to as the “Transferred Assets.”

(b)           There shall be excluded from such purchase and sale the following assets and property (the “Excluded Assets”) of the Seller Entities:

(i)            all cash, cash equivalents, bank accounts, bank deposits, liquid investments, deposits, prepaid expenses, and insurance assets of Seller Entities;

(ii)           all assets primarily relating to the business of researching, developing, manufacturing, marketing and/or selling (A) non-lateral flow immunoassay technology and products in the point of care testing field, (B) other non-lateral flow immunoassay products or medical devices specifically designed for use in the diagnostic or reference laboratory business, (C) all other non-lateral flow immunoassay related technologies and related products (except for those products directly related to lateral flow immunoassay products that constitute First Territory Products), (D) lateral flow immunoassay products in the Second Territory, (E) all other non-lateral flow businesses of the Seller Entities, and (F) products related to the testing, monitoring, diagnosis, prognostication, treatment, management or cure of diabetes (collectively, the “Excluded Businesses”);

(iii)          all inventory, stock in trade, work-in-progress, and raw materials other than the Acquired Inventory (including that arising out of, relating to or resulting from the First Territory Business, collectively, the “Inventory”);

(iv)          subject to the rights afforded to Buyer under the Ancillary Agreements (as defined herein), the Retained ACON Intellectual Property Assets;

(v)           all rights under each contract set forth on Schedule 1.1(b)(v) and specifically identified as a dual use contract (the “Dual Use Contracts”) or as designated as an “Excluded Contract” pursuant to the last paragraph of this Section 1.1;

(vi)          all contracts of the Seller Entities other than Transferred Contracts;

(vii)         all employee benefit plans and arrangements, including all Employee Plans (as defined herein);

(viii)        any and all claims of the Seller Entities for prepaid Taxes or refunds of Taxes (as defined herein) or rights to use tax attributes, including, but not limited to, losses carried forward, tax credits, investment credits or depreciation allowance, all arising from or relating to any period (or a portion of any period) ending on or before the First Closing for the First Territory Business or the New Facility Closing for the New Facility, as applicable;

(ix)           corporate seals and chops, certificates of incorporation or business licenses, minute books, stock transfer records, and other similar records related to the corporate organization of the Seller Entities;

(x)            all personnel records and other records that the Seller Entities are required by law to retain in their possession; provided, that copies of documents relevant to Buyer’s operation and management of the First Territory Business, Transferred Assets, Assumed Liabilities and Transferred Employees are furnished to Buyer;

(xi)           any deposits and advances, rebates and credits or claims of the Seller Entities with respect to the Excluded Assets;

(xii)          any intercompany or intracompany receivables or payables between the Seller Entities and any of their respective Affiliates or Affiliates of such Affiliates;

(xiii)         the Existing Facility, including the manufacturing, testing and research and development equipment and related assets located therein;

(xiv)        except for claims to be assigned to Buyer pursuant to Section 1.1(a)(x), all claims (including claims for infringement or misappropriation of ACON Intellectual Property Assets and/or ACON In-Licensed Intellectual Property Assets or rights related thereto included in the Transferred Assets (as defined herein)) and causes of action of Seller Entities against any other person, whether or not such claims and causes of action have been asserted, and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery of Seller Entities (regardless of whether such rights are currently exercisable) relating to the Excluded Assets, the Excluded Liabilities or the First Territory Business arising out of circumstances occurring prior to the First Closing;

(xv)         all Marks (other than those Marks owned and used by the Seller Entities solely in the First Territory Business);

(xvi)        all rights under the Transaction Documents (as defined herein); and

(xvii)       any assets, properties, interests and businesses of any nature whatsoever in respect of, related to or resulting from any business of the Seller Entities (including without limitation the Excluded Businesses) other than developing, marketing and/or selling the First Territory Products in the First Territory, of every kind and description, tangible and intangible, real, personal or mixed, wherever located, and whether existing as of the date of this Agreement or acquired prior to the First Closing.

Notwithstanding anything contained herein or in any Ancillary Agreement to the contrary, the Buyer’s Affiliate, Orgenics, who currently purchases products from the Seller Entities shall be entitled to sell products in those countries in the Second Territory solely to the extent that such products are purchased from a Seller Entity or an Affiliate thereof for sale into such countries in the Second Territory.

Notwithstanding anything herein to the contrary, to the extent a Material Contract has not been provided in its entirety (including all exhibits) to Buyer for review prior to the execution of this Agreement then at a reasonable period of time prior to the First Closing (but not less than three (3) business days prior thereto) the Seller Entities shall make available to Buyer such Material Contract in its entirety (including all exhibits) for review by Buyer and its counsel.  After such review, Buyer shall have the right, exercisable in its reasonable discretion, to designate such Material Contract as a Transferred Contract or an Excluded Contract.  The parties acknowledge and agree that should the Buyer designate any such contract an Excluded Contract, performance thereunder shall not be deemed to be a breach of this Agreement or the Non-Competition Agreement; provided, that to the extent that the Seller Entities and their Affiliates are obligated to supply products under such Excluded Contract, the Seller Entities and their Affiliates shall procure such supply from Buyer on the pricing set forth in such agreement less a reasonable administrative fee.

1.2           Liabilities.

(a)           Buyer shall assume, at the First Closing, the following obligations and liabilities (individually an “Assumed Liability” and collectively the “Assumed Liabilities”): (i) the liabilities and obligations of the Seller Entities under the Transferred Contracts and the Assumed Orders, but only to the extent such obligations: (A) are to be performed after the First Closing; (B) do not arise from or relate to any breach by the Seller Entities of any provision of any of the Transferred Contracts; and (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the First Closing that, with notice or lapse of time, would (and only to the extent they would) constitute or result in a breach by the Seller Entities, Buyer or any of their respective Affiliates of any of the Transferred Contracts (the “Contract Liabilities”), (ii) trade accounts payable (except for those arising from purchases of raw materials or otherwise arising from or related to purchases of inventory, materials, components and the like) and accrued expenses of the Seller Entities as listed on Schedule 1.2(a)(ii) as and to the extent included in the determination of First Territory Working Capital pursuant to Section 3.4 hereto (“Assumed Payables”) (iii) any current liability reflected on the FT Closing Statement or similar liabilities incurred after the date of the FT Closing Statement in the ordinary course of business, to the extent (A) it remains as a liability of the First Territory Business on the First Closing Date and is not yet due and payable on such date, and (B) that it is included in the determination of First Territory Working Capital pursuant to Section 3.4 hereto; (iv) all current liabilities arising after the First Closing Date directly relating to warranty and product liability claims, rebate programs and returned products directly relating to the First Territory Business (subject to Section 1.2(b) below); (v) all liabilities relating to the each of the Transferred First Territory Employees after their respective start dates and the liability for accrued vacation pay due the Transferred First Territory Employees based in California as listed on Schedule 1.2(a)(v) and provided to Buyer prior to the First Closing and as and to the extent included in the determination of First Territory Working Capital pursuant to Section 3.4 hereto; and (vi) all liabilities arising out of or directly relating to ownership or operation of the First Territory Business or the Transferred Assets after the First Closing.  Notwithstanding anything in this Agreement to the contrary, except as provided in any Ancillary Agreement, the Assumed Liabilities shall not include, and Buyer shall not assume and shall not pay or be liable for (i) any liability under any Excluded Contract or any contract other than a Transferred Contract or an Assumed Order; (ii) any liability with respect to Taxes of the Seller Entities or Taxes attributable to the Excluded Assets or Excluded Business for any period; (iii) any Taxes attributable to the Transferred Assets and the First Territory Business arising from or relating to any period (or a portion of any period) ending on or before the First Closing for the First Territory Business; and any Taxes arising as a result of, or relating to, the transactions contemplated hereby except as otherwise expressly provided in Section 1.8 hereof; (iv) any liability to any current or former employee or independent contractor (to the extent not a party to a Transferred Contract) of the Seller Entities or any of its Affiliates arising, in respect of Transferred Employees, prior to their respective Start Dates (as defined herein) and in respect of all other former and current employees or independent contractors (to the extent not a party to a Transferred Contract) of the Seller Entities or their Affiliates, at any time before the First Closing Date; (vi) any liability under any employee benefit plans or arrangements or Employee Plans of the Seller Entities or any of their Affiliates; and (v) any liability to the extent relating to any period of time prior to and including the consummation of the First Closing.

The assumption of the Assumed Liabilities by Buyer shall not enlarge any rights of third parties under contracts or arrangements with Buyer or the Seller Entities or any of their respective Affiliates or subsidiaries.  No parties other than Buyer and the Seller Entities shall have any rights under this Agreement.

Except as otherwise provided for in the Transaction Documents, Buyer shall be responsible for liabilities and obligations directly arising from, relating to or resulting from the ownership and operation of the First Territory Business after the First Closing Date.

(b)           Except for the Assumed Liabilities, Buyer shall not assume or be bound by any obligations or liabilities of the Seller Entities or any Affiliate of the Seller Entities of any kind or nature whatsoever, whether known, unknown, accrued, absolute, contingent or otherwise, now existing or hereafter arising (the “Excluded Liabilities”).  Except for the Assumed Liabilities, the Seller Entities shall be responsible for and pay any and all obligations and liabilities of every kind or nature whatsoever relating to (i) their operations prior to the First Closing, (ii) the Excluded Assets or the Excluded Businesses, (iii) all liabilities of the Seller Entities other than the Assumed Liabilities or (iv) any event, act, omission, condition or any other state of facts to the extent occurring or existing prior to or at the First Closing (including, in each case, without limitation, any obligation or liability relating to or associated with infringement or misappropriation of ACON Intellectual Property Assets or ACON In-Licensed Intellectual Property Assets, Tax matters, pension and benefits matters, compliance with Laws or licensing requirements, personal injury and property damage matters and environmental and worker health and safety matters).  Notwithstanding the foregoing, (i) to the extent warranty claims, rebate claims and returned product demands arise in the Ordinary Course of Business after the First Closing with respect to sales made prior to the First Closing, Buyer shall satisfy such obligations at its cost through products supplied by ACON Bio pursuant to the Supply Agreement; and (ii) Buyer shall satisfy all product liability obligations arising out of the Transferred Assets and the First Territory Business except and to the extent that product liability insurance held in the Ordinary Course of Business is available for any such claim.

1.3           First Closing.  The closing of the purchase and sale of the First Territory Business provided for in this Agreement (the “First Closing”) shall be held at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109 no later than five (5) business days following the satisfaction or waiver of the conditions set forth in Section 8, or at such other place or later date as may be fixed by mutual agreement of Buyer and the Seller Entities (the “First Closing Date”).  The First Closing shall be deemed to occur as of 12:01 a.m. Pacific Standard Time on the First Closing Date.

1.4           Transfer of Transferred Assets.

(a)           At the First Closing, the Seller Entities shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer all right, title and interest in and to all of the Transferred Assets.  Such instruments of transfer (i) shall be in the form which is usual and customary for transferring the type of property involved under the Laws of the jurisdictions applicable to such transfers, (ii) shall be in form and substance reasonably satisfactory to Buyer and its counsel, (iii) shall effectively vest in Buyer good, valid and marketable title in and to all of the Transferred Assets free and clear of all mortgages, pledges, security interests, charges, liens, restrictions, easements, covenants, assessments, claims, judgments and encumbrances of any kind (collectively, “Liens”) other than Permitted Liens, and (iv) where applicable, shall be accompanied by evidence of the discharge of all Liens against the Transferred Assets, other than Permitted Liens, as of the First Closing Date.

(b)           For purposes of this Agreement, “Permitted Liens” shall mean (i) Liens for Taxes which are not then delinquent, (ii) Liens set forth on Schedule 1.4(b), (iii) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (iv) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Seller Entity is a party as lessee made in the Ordinary Course of Business; (v) inchoate and unperfected workers’, mechanics’, vendors’ or similar liens arising in the Ordinary Course of Business, (vi) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the Ordinary Course of Business so long as such Liens attach only to Inventory; and (vii) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Seller Entity is a party; (viii) with respect to any Intellectual Property Asset, all Liens (other than Liens evidencing or securing financial obligations) of any kind evidenced by the documents or other instruments true, correct and complete copies of which were provided to Buyer (other than relating to commercial off-the-shelf computer software having a cost of less than one thousand dollars ($1,000) per seat or license, and other standard form non-exclusive licenses with respect to Intellectual Property Assets available generally which licenses have a cost of less than fifty thousand dollars ($50,000) per year) pursuant to which the Seller Entities or their respective Affiliates acquired their right, title or interest in or to such Intellectual Property Asset; and (ix) Liens which do not, in the aggregate, exceed fifty thousand dollars ($50,000).

1.5           Delivery of Records and Contracts.  At the First Closing and subject to the provisions of Section 1.7, the Seller Entities shall deliver (delivery to the Leased Real Property shall be deemed delivery) or cause to be delivered to Buyer all of the Transferred Contracts (including all of the Material Contracts other than Excluded Contracts) and Assumed Orders, with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same.  The Seller Entities shall also deliver (delivery to the Leased Real Property shall be deemed delivery) or cause to be delivered to Buyer at the Closing or as soon as reasonably practicable thereafter, but in any event within thirty (30) days thereafter unless otherwise agreed to by Buyer and the Seller Entities, or substantially concurrently with the removal of the Transferred Assets, all of the Seller Entities’ business records, books and other data relating to the First Territory Business to the extent the same constitute part of the Transferred Assets, and the Seller Entities shall take all requisite steps to put Buyer in actual possession and operating control of the First Territory Business of the Seller Entities and their Affiliates.  After the First Closing, Buyer shall afford to the Seller Entities and its accountants and attorneys, as may be reasonably requested after the First Closing, reasonable access to the books and records of the Seller Entities delivered to Buyer under this Section 1.5 and shall permit the Seller Entities, at the Seller Entities’ expense, to make extracts and copies therefrom.  The Seller Entity shall cause to be delivered to Buyer on or prior to the First Closing Date a complete copy (which may be electronic) of the documents and information included in the electronic data room as of the execution of this Agreement provided by the Seller Entities for review to Buyer during the negotiation of this Agreement including an electronic index thereof.

1.6           Further Assurances.  The Seller Entities from time to time after the First Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment (in addition to those delivered under Sections 1.4 and 1.5) and take such other actions as Buyer may reasonably require to effectively transfer and assign to, and vest in, Buyer all right, title and interest in and to each of the Transferred Assets.  The Seller Entities shall execute all papers and otherwise reasonably cooperate (at Buyer’s sole cost and expense) with Buyer and/or Buyer’s designees in preparing, filing, prosecuting, obtaining, enforcing and/or defending any of the Assigned ACON Intellectual Property Assets after the First Closing Date.  Furthermore, if for any reason Buyer is unable (after using reasonable efforts) to obtain the Seller Entities’ execution of any paper necessary to prepare, file, prosecute, obtain, enforce and/or defend any of the Assigned ACON Intellectual Property Assets after the First Closing Date, each of Seller Entities hereby grants to Buyer its limited power of attorney only for the purpose of executing any such papers necessary to do same.

1.7           Procedures for Assets not Transferable.  Notwithstanding anything to the contrary set forth herein, with respect to the Dual Use Contracts and any of the contracts or agreements or any other property or rights included in the Transferred Assets which is not assignable or transferable either by virtue of the provisions thereof or under applicable Law without the consent of some party or parties and any such consent is not obtained prior to the First Closing, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and, unless otherwise agreed between Buyer and the Seller Entities with respect to such contract, Buyer shall not assume the Seller Entities’ obligations with respect thereto, but the Seller Entities shall use all commercially reasonable efforts to obtain any such consent for contracts other than Dual Use Contracts as soon as possible after the First Closing and otherwise obtain for Buyer the practical benefit of such property or rights (including Dual Use Contracts) and Buyer shall use all commercially reasonable efforts to assist in that endeavor.  In the event that any purchase order included in the Transferred Assets is not assigned by any Seller Entity by reason of the foregoing provisions of this Section 1.7, Buyer agrees to purchase from such Seller Entity at the contract price all property thereunder which such Seller Entity is obligated to purchase and such Seller Entity agrees to sell the same to Buyer at such price.  In the event that any sales order included in the Transferred Assets is not assigned by the Seller Entity by reason of the foregoing provisions of this Section 1.7, Buyer agrees to sell to such Seller Entity any products required to complete such contracts at the same price provided for therein and otherwise to complete such contracts on behalf of such Seller Entity and such Seller Entity agrees to purchase the same from Buyer at such price.  In any such arrangement, Buyer shall have the sole responsibility with respect to the completion of the work following the First Closing Date; shall bear all costs and expenses with respect thereto arising or occurring after the First Closing Date; shall be solely entitled to the benefits; and shall be solely responsible for any breach of warranty with respect to First Territory Products to the extent they are manufactured after the First Closing Date. The Seller Entities agree to contact the counterparties to the Dual Use Contracts promptly following the date hereof, and in any event within ten (10) business days of the date hereof to discuss such party’s Dual Use Contract(s) and the proposed arrangements that are necessary in order to provide the Buyer with the full benefits of such Dual Use Contract(s) in connection the operation of the First Territory Business.  The Seller Entities shall keep Buyer reasonably informed of the progress of such discussions and shall provide Buyer with (a) an opportunity to participate in the discussion with the applicable counterparty and (b) any proposed amendment to such Dual Use Agreement(s) in order to effectuate the foregoing.  Buyer agrees to provide such information and assistance to the Seller Entities and the counterparties to such Dual Use Agreements as may be reasonably requested except where such information is the subject of an existing nondisclosure and/or non-use obligation.

1.8           Sales and Transfer Taxes.  Notwithstanding any provision of this Agreement which is inconsistent or contrary, all sales, use, VAT, stamp duty, recording, documentary and transfer taxes, fees and duties under applicable Law incurred in connection with this Agreement or the transactions contemplated hereby, including the sale and transfer of the Transferred Assets, will be borne and paid one-half (1/2) by the Seller Entities and one-half (1/2) by the Buyer.

1.9           Withholding.  The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person such amounts as the Buyer determines it is required to deduct and withhold under the Code or the Treasury Regulations or any other provision of state, local or foreign Tax Law.  The amounts so deducted and withheld shall be treated for all purposes as having been paid to such person in respect of which such deduction and withholding was made. If Buyer determines that it may be required to withhold any amount with respect to payments under this Agreement, it shall promptly notify the Seller Entities.  Buyer shall cooperate with the Seller Entities in determining whether or not any such withholding is in fact required and shall consider in good faith any facts or legal analysis provided to it by the Seller Entities regarding such potential withholding obligation.

1.10         Governmental Filings and Consents.  The parties hereto agree that certain Governmental Filings and Consents (as defined herein) set forth on Schedule 6.2 hereto may be necessary in connection with the consummation of the transactions contemplated by this Agreement.  Each party has agreed to take certain actions with respect to such Governmental Filings and Consents including without limitation the covenants of the Seller Entities and the Buyer set forth in Sections 5.1 and 7.1, respectively.  In the event the conditions to the First Closing set forth in Sections 8.1 and 8.2 hereof are otherwise satisfied or waived and the filings set forth on Schedule 6.2 have been made if required by applicable Law, the Buyer may request that the Seller Entities consummate the transactions contemplated at the First Closing; provided, however, that to the extent such transactions require the consent or approval of the Governmental Authority in the jurisdiction where the filings set forth on Schedule 6.2 hereof have been made, the Buyer and Seller Entities shall use commercially reasonable efforts to consummate the transactions contemplated at the First Closing to the maximum extent permitted by applicable Law with the payment contemplated by Section 3.1 to be pro rated based upon revenues and any portion of such transactions that may not be completed at such date shall be completed upon receipt of such consent or approval as is required under applicable Law.  The parties acknowledge and agree that the foregoing may require certain amendments to the Ancillary Agreements to permit the Seller Entities to continue to operate the First Territory Business in any such jurisdiction.

SECTION 2.           PURCHASE OF RICH HORIZONS; NEW FACILITY CLOSING.

2.1           Purchase of New Facility Equity Interests.  Subject to the provisions of this Agreement, at the New Facility Closing (as defined herein) LBI shall sell to Buyer and Buyer shall purchase from LBI, free and clear of any Liens, one hundred percent (100%) of the capital stock of Rich Horizons (the “New Facility Equity Interests”).

2.2           New Facility Closing.  The closing of the purchase and sale of the New Facility Equity Interests provided for in this Agreement (the “New Facility Closing”) shall be held at the offices of Goodwin Procter LLP, Boston, Massachusetts no later than five (5) business days following the satisfaction or waiver of the conditions set forth in Section 9, or at such other place or later date as may be fixed by mutual agreement of Buyer and LBI (the “New Facility Closing Date”).  The First Closing and the New Facility Closing shall each be referred as a “Closing” and the First Closing Date and the New Facility Closing Date shall each be referred to as a “Closing Date”. The New Facility Closing shall be deemed to occur as of 12:01 a.m. Pacific Standard Time on the New Facility Closing Date.

2.3           New Facility Indebtedness.  ABON and Rich Horizons shall remain responsible for the NF Indebtedness.  The amount payable in cash to LBI pursuant to Section 3.2(a)(i) shall be adjusted on a dollar-for-dollar amount to the extent of the Net NF Indebtedness.  For avoidance of doubt, if the Net NF Indebtedness is a positive number, the New Facility Purchase Price shall be decreased by the amount of such number and if the Net NF Indebtedness is a negative number the New Facility Purchase Price shall be increased by the amount of such number.  “NF

Indebtedness” shall mean any and all indebtedness outstanding as of the New Facility Closing Date (including, but not limited to, indebtedness for borrowed money incurred in the development of the New Facility) of ABON and Rich Horizons and shall not be included in the determination of New Facility Working Capital.  “Net NF Indebtedness” shall mean the (1) amount of NF Indebtedness, less (2) one-half (1/2) of the NF Indebtedness for borrowed money incurred in the development of the New Facility but not more than four million dollars ($4,000,000), less (3) the aggregate amount of cash representing the ABON capital contribution required by Section 9.1(o) (not more than $8,263,500 plus interest earned thereon, if any) and held by ABON in a segregated and restricted bank account as of the New Facility Closing.

2.4           Tangible Assets.  The Seller Entities shall cause ABON to have all right, title and interest in, free and clear of all Liens except Permitted Liens, or a valid leasehold interest in all tangible assets located in the New Facility or used at the New Facility in order to fulfill the conditions set forth in Section 9.1(f) hereof.

SECTION 3.           FIRST TERRITORY PURCHASE PRICE AND NEW FACILITY CLOSING PURCHASE PRICE

In consideration of the transactions contemplated by, and subject to the terms and conditions of, this Agreement, Buyer shall pay to the Seller Entities a total purchase price of between one hundred forty million dollars ($140,000,000) and one hundred seventy-five million dollars ($175,000,000) to be paid pursuant to Sections 3.1 and 3.2; plus or minus, as the case may be, the First Territory Working Capital Surplus or First Territory Working Capital Shortfall; plus or minus, as the case may be, the New Facility Working Capital Surplus or New Facility Working Capital Shortfall; and, plus or minus, as the case may be, the Net NF Indebtedness.

3.1           First Territory Purchase Price.  In consideration of the sale by the Seller Entities to Buyer of the Transferred Assets, subject to the assumption by Buyer of the Assumed Liabilities, Buyer will pay an aggregate purchase price (the “First Territory Purchase Price”) equal to eighty five million dollars ($85,000,000) plus or minus, as the case may be, the First Territory Working Capital Surplus or First Territory Working Capital Shortfall.  The First Territory Purchase Price shall be paid as follows:

(a)           at the First Closing, Buyer shall deliver to the Seller Entities by bank wire transfer pursuant to wiring instructions set forth in a written notice delivered to Buyer not less than five (5) business days prior to the First Closing, fifty six million two hundred fifty thousand dollars ($56,250,000);

(b)           at the First Closing, Buyer shall deliver to the Seller Entities eighteen million seven hundred fifty thousand dollars ($18,750,000) of common stock, par value $0.01 per share, (the “Common Stock”) of Buyer, the number of shares to be determined by dividing said eighteen million seven hundred fifty thousand dollars ($18,750,000) by a price per share equal to the greater of (1) the volume weighted average price (“VWAP”) of the Common Stock during the ten (10) trading days preceding the issuance of such security by one (1) day, and (2) ninety percent (90%) of the VWAP of the Common Stock during the ten (10) trading days preceding the signing of this Agreement (the “Reference Price”); and

(c)           on the first anniversary of the New Facility Closing (the “Deferred Payment Date”), Buyer shall pay to the Seller Entities the amount of ten million dollars ($10,000,000) by delivery of cash by bank wire transfer pursuant to wiring instructions set forth in a written notice delivered to Buyer not less than five (5) business days prior to the Deferred Payment Date.  Notwithstanding the foregoing, (x) if prior to the Deferred Payment Date a claim has been made by Buyer pursuant to Section 11.1 which has not been fully resolved, the Deferred Payment Date shall be deferred solely with respect to an amount equal to the amount of such claim (if the amount of such claim is less than the amount otherwise payable on the Deferred Payment Date) until such time that the claim subject to indemnification has been resolved pursuant to Section 11 or by mutual agreement of the parties, and (y) the Deferred Payment is subject to set-off as provided herein.

On any payment date, the number of shares of Common Stock to be issued shall be determined by dividing the value of the Common Stock to be issued by the Reference Price.

3.2           New Facility Purchase Price.

(a)           In consideration of the sale by LBI to Buyer of the New Facility Equity Interests, Buyer will pay an aggregate purchase price (the “New Facility Purchase Price”) of between fifty five million dollars ($55,000,000) and ninety million dollars ($90,000,000) plus or minus, as the case may be, the New Facility Working Capital Surplus or New Facility Working Capital Shortfall and plus or minus, as the case may be, the Net NF Indebtedness pursuant to Section 2.3.  Subject to Section 3.2(c) hereof, the New Facility Purchase Price shall be determined and paid as follows:

(i)            at the New Facility Closing, Buyer shall deliver to LBI the sum of twenty million dollars ($20,000,000) minus the adjustment, if any, for NF Indebtedness pursuant to Section 2.3, as follows:  (1) cash, in the amount of eight million seven hundred fifty thousand ($8,750,000) plus or minus, as the case may be, the Net NF Indebtedness pursuant to Section 2.3, by bank wire transfer pursuant to wiring instructions set forth in a written notice delivered to Buyer not less than five (5) business days prior to the New Facility Closing, and (2) eleven million two hundred fifty thousand dollars ($11,250,000) of Common Stock;

(ii)           On the tenth (10th) business day following the date that written notice is provided to Buyer by ACON Bio and each member of the Management Team certifying that the New Facility’s production capacity for substantially all of the First Territory Products sold in the United States by the Seller Entities is Fully Functional (as determined under item (ii) on Schedule 9.1(f)) (the “U.S. Milestone Payment Date”), Buyer shall deliver to LBI an amount equal to fifty percent (50%) of the amount by which the First Territory Formula Price (as defined herein) exceeds one hundred fifteen million dollars ($115,000,000) (the “U.S. Milestone Payment”) as follows: (1) twelve million five hundred thousand dollars ($12,500,000) of Common Stock, and (2) cash in an amount by which the amount due under this paragraph (ii) exceeds twelve million five hundred thousand dollars ($12,500,000), by bank wire transfer pursuant to wiring instructions set forth in a written notice delivered to Buyer not less than five (5) business days prior to the date set for payment hereof;

(iii)                               On the tenth (10th) business day following the date that written notice is provided to Buyer by ACON Bio and each member of the Management Team certifying that the New Facility’s production capacity for substantially all of the First Territory Products sold in Europe is Fully Functional (as determined under item (iii) on Schedule 9.1(f)) (the “European Milestone Payment Date”), Buyer shall deliver to LBI an amount equal to forty percent (40%) of the amount by which the First Territory Formula Price exceeds one hundred fifteen million dollars ($115,000,0000) (the “European Milestone Payment”) as follows: (1) seven million five hundred thousand dollars ($7,500,000) of Common Stock and (2) cash, in an amount by which the amount due under this paragraph (iii) exceeds seven million five hundred thousand ($7,500,000), by bank wire transfer pursuant to wiring instructions set forth in a written notice delivered to Buyer not less than five (5) business days prior to the First Closing;

(iv)                              On the tenth (10th) business day following the date that written notice is provided to Buyer by ACON Bio and each member of the Management Team certifying that the New Facility’s production capacity for substantially all of the First Territory Products sold in all countries other than the United States and Europe is Fully Functional (as determined under item (iv) on Schedule 9.1(f)), Buyer shall deliver to LBI an amount equal to ten percent (10%) of the amount by which the First Territory Formula Price exceeds one hundred fifteen million dollars ($115,000,000) as follows:  cash by bank wire transfer pursuant to wiring instructions set forth in a written notice delivered to Buyer not less than five (5) business days prior to the First Closing;

(v)                                 On the tenth (10th) business day following the date that written notice is provided to Buyer by ACON Bio and each member of the Management Team certifying that the New Facility has received all relevant approvals from, and has made all filings with, the relevant Governmental Authorities permitting the commercial export, sale, distribution and use in China of First Territory Products manufactured at the New Facility (as defined herein), including, a medical devices distribution permit, medicine distribution permit, good supply practices permit and, as applicable, individual medical device or medicine registration certificates and production approvals, and as set forth in item (v) on Schedule 9.1(f).  Buyer shall deliver to LBI the sum of ten million dollars ($10,000,000) as follows:  cash by bank wire transfer pursuant to wiring instructions set forth in a written notice delivered to Buyer not less than five (5) business days prior to the First Closing;

(b)                                 In the event the New Facility Closing occurs on or prior to April 30, 2006, for issuances of Common Stock after such date (except as provided below), the Reference Price for such issuance shall instead equal the price equal to the higher of (i) the VWAP of Common Stock during the ten (10) trading days ending on the last trading day of March 2006, and (ii) ninety percent (90%) of the VWAP of the Common Stock during the ten (10) trading days preceding the date hereof; provided, however, that in the event the New Facility has not been completed as contemplated on or prior to October 31, 2006, the Reference Price for issuances after October 31, 2006 shall be as set forth in Section 3.1(b) above.  For purposes of this Section 3.2(b), the New Facility will be deemed completed when all conditions precedent to the payments contemplated under Section 3.2(a)(i) through 3.2(a)(iv) have been met to Buyer’s reasonable satisfaction.

(c)                                  Notwithstanding anything to the contrary, the aggregate value of Common Stock being issued by the Buyer to the Seller Entities pursuant to Section 3.1 and this Section 3.2 above shall not exceed fifty million dollars ($50,000,000) with the balance being paid in cash.  In addition, the portion of Common Stock to be issued to the Seller Entities on the various payment dates shall be adjusted to the extent that the then current fair market value of the Common Stock changes so that the aggregate value of Common Stock paid as consideration under this Agreement equals, to the extent possible, but does not exceed fifty million dollars ($50,000,000).  Notwithstanding anything to the contrary, the aggregate number of shares of Common Stock being issued by the Buyer to the Seller Entities pursuant to Section 3.1 and this Section 3.2 above shall not exceed the lesser of (i) 2,130,000 shares, or (ii) such number of shares as would require Buyer to obtain shareholder approval for such issuance pursuant to the then-existing rules of any applicable stock exchange or automated quotation system on which any of the Buyer’s securities are then listed or quoted.  In addition, the Buyer shall issue the Common Stock payable pursuant to Section 3.1 and 3.2 to any Affiliate of the Seller Entities as the applicable Seller Entity shall direct in writing; provided, however, that (1) such issuance complies with all applicable Laws, including all applicable foreign, federal and state securities laws; (2) such issuance can be made without registration under applicable foreign, federal or state securities Laws; (3) such issuance does not require any filing with any Governmental Authority pursuant to the HSR Act; (4) such party becomes a party hereto by execution of a Joinder Agreement in the form attached hereto to the extent of the Common Stock so issued to such party; and (5) such party becomes a party to the Investor Rights Agreement.

(d)                                 For purposes of this Agreement:

(i)                                     “First Territory Formula Price” shall mean the average of 3.5 times Revenue and eleven (11) times Pre-Tax Profit, in each case as calculated under GAAP consistently applied and determined in accordance with paragraphs (ii) and (iii) below, except that if such average is greater than one hundred sixty five million dollars ($165,000,000), the First Territory Formula Price shall be one hundred sixty-five million dollars ($165,000,000) plus one-third of the amount by which eleven (11) times Pre-Tax Profit exceeds one hundred sixty-five million dollars ($165,000,000), and in no event will the First Territory Formula Price (A) exceed one hundred seventy-five million dollars ($175,000,000) (the “Maximum Purchase Price”); or (B) be less than one hundred forty million dollars ($140,000,000) (the “Minimum Purchase Price”).

(ii)                                  “Revenue” shall mean the revenue attributable to the Transferred Assets and the First Territory Business of the Seller Entities purchased at the First Closing for the year ended December 31, 2005 and reflected on the Formula Price Financial Statements (as defined herein).

(iii)                               “Pre-Tax Profit” shall mean the pre-tax profit (including allocations of overhead and other items contained therein) attributable to the Transferred Assets and First Territory Business of the Seller Entities purchased at the First Closing for the year ended December 31, 2005 and reflected on the Formula Price Financial Statements.  Pre-Tax Profit shall be determined excluding any litigation expenses of the Seller Entities incurred in connection with litigation with Buyer and all costs and expenses of the Seller Entities incurred in connection with the consummation of the transactions contemplated hereby (i.e. the pre-tax profit will be adjusted upward as if such expenses had not been incurred).

(e)                                  For the avoidance of doubt, the parties acknowledge that the amounts due under Sections 3.2(a)(ii) through 3.2(a)(v) can not be calculated, and amounts can not be paid, until such time as the Formula Price Financial Statements are delivered to Buyer as required by Section 5.5 hereof and Buyer has a reasonable opportunity to review such financial statements.  Notwithstanding the foregoing, if the Formula Price Financial Statements are not delivered to Buyer prior to the U.S. Milestone Payment Date, then Revenue and Pre-Tax Profit shall be calculated (only for the purpose of calculating the U.S. Milestone Payment pursuant to this Section 3.2(e)) using amounts set forth on the unaudited financial statements for the First Territory Business for the fiscal year ended December 31, 2005, which unaudited financial statements are certified by both members of the Management Team and the Chief Financial Officer of Acon Bio.  If the U.S. Milestone Payment has been made pursuant to the calculation mechanism set forth in this Section 3.2(e), then (i) immediately prior to the European Milestone Payment Date, the First Territory Formula Price shall be recalculated in accordance with the provisions of Section 3.2(d) and (ii) (x) to the extent the U.S. Milestone Payment calculated based upon such unaudited financial statements exceeds the U.S. Milestone Payment calculated based upon the Formula Price Financial Statements, then the European Milestone Payment shall be adjusted downward on a dollar for dollar basis to account for such overpayment of the U.S. Milestone Payment and (y) to the extent such the U.S. Milestone Payment calculated based upon such unaudited financial statements is less than the U.S. Milestone Payment calculated based upon the Formula Price Financial Statements, then the European Milestone Payment shall be adjusted upward on a dollar for dollar basis to account for such overpayment of the U.S. Milestone Payment.

3.3                                 Allocation of Purchase Price.  Buyer and the Seller Entities hereby agree on the allocation of the First Territory Purchase Price and the portion of the New Facility Purchase Price that is attributable to the Transferred Assets among the Transferred Assets pursuant to the methodology set forth on Schedule 3.3, which allocation shall be in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable Treasury Regulations (and any similar provision of state, local or foreign law, as applicable; provided that in the event of conflict with any such provisions such allocation shall be made in accordance with Section 1060 of the Code).  Such allocation shall be binding upon Buyer and the Seller Entities for all tax purposes and the parties shall file all Tax Returns (including amended Tax Returns and claims for refund) and information reports, including IRS Form 8594, in a manner consistent with such allocations.

3.4                                 First Territory Working Capital Adjustment.

(a)                                  Within ninety (90) days after the First Closing Date, Buyer shall, with the assistance of the Seller Entities, prepare and deliver to the Seller Entities a statement calculating the First Territory Working Capital (as defined herein), which statement will be prepared consistent with the Seller Entities’ past accounting methods and policies and otherwise in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied (the “FT Closing Statement”).  Unless the Seller Entities deliver the Dispute Notice (as defined herein) within thirty (30) days after receipt of the FT Closing Statement, such FT

Closing Statement shall be deemed the “FT Final Closing Statement,” shall be binding upon all parties and shall not be subject to dispute or review.  If the Seller Entities disagree with the FT Closing Statement, the Seller Entities shall, within thirty (30) days after receipt thereof, notify Buyer in writing (the “Dispute Notice”), which Dispute Notice shall provide reasonable detail of the nature of each disputed item on the FT Closing Statement.  The Seller Entities and Buyer shall first use commercially reasonable efforts to resolve such dispute among themselves and, if the parties are able to resolve such dispute, the FT Closing Statement shall be revised to the extent necessary to reflect such resolution, shall be deemed the “FT Final Closing Statement” and shall be conclusive and binding upon all parties and shall not be subject to dispute or review.  If the parties are unable to resolve the dispute within thirty (30) days after the Buyer’s receipt of the Dispute Notice, the parties shall submit the dispute to a mutually agreed upon internationally recognized certified public accounting firm independent of both the Seller Entities and the Buyer (the “Accountants”).  The Accountants shall act as experts and not arbiters and shall determine only those items in dispute on the FT Closing Statement.  Promptly, but no later than thirty (30) days after engagement, the Accountants shall deliver a written report to Buyer and the Seller Entities as to the resolution of the disputed items and the resulting calculation of the FT Closing Statement and First Territory Working Capital.  The FT Closing Statement as determined by the Accountants shall be deemed the “FT Final Closing Statement” and shall be conclusive and binding upon all parties and shall not be subject to dispute or review.  Each of the parties shall have the right to approve the fees for engagement of such Accountant.  The fees and expenses of the Accountants in connection with the resolution of disputes pursuant to this Section 3.4 shall be borne one-half (1/2) by Buyer and one-half (1/2) by the Seller Entities.

(b)                                 The First Territory Purchase Price will be adjusted following the First Closing as provided in this paragraph.  If the amount of the First Territory Working Capital reflected on the FT Final Closing Statement is less than nine million nine hundred twelve thousand dollars ($9,912,000) (such difference, the “First Territory Working Capital Shortfall”), then the Seller Entities shall jointly and severally pay to Buyer an amount equal to the First Territory Working Capital Shortfall and as a result the First Territory Purchase Price shall be decreased by an amount equal to the First Territory Working Capital Shortfall.  The Seller Entities shall make such payment to Buyer in cash within five (5) days after the FT Final Closing Statement is determined and, if such payment is not made in full within such five (5)-day period, such payment shall thereafter bear interest at a rate equal to ten percent (10%) per annum until paid in full.  If the amount of the First Territory Working Capital as reflected on the FT Final Closing Statement is equal to nine million nine hundred twelve thousand dollars ($9,912,000), then there will be no adjustment to the First Territory Purchase Price.  If the amount of the First Territory Working Capital reflected on the FT Final Closing Statement is greater than nine million nine hundred twelve thousand dollars ($9,912,000) (such difference, the “First Territory Working Capital Surplus”), then the Buyer shall pay to the Seller Entities an amount equal to the First Territory Working Capital Surplus and as a result the First Territory Purchase Price shall be increased by an amount equal to the First Territory Working Capital Surplus.  The Buyer shall make such payment to the Seller Entities in cash within five (5) days after the FT Final Closing Statement is determined and, if such payment is not made in full within such five (5)-day period, such payment shall thereafter bear interest at a rate equal to ten percent (10%) per annum until paid in full.  Any adjustment pursuant to this Section 3.4 shall not be counted in determining the Maximum Purchase Price or the Minimum Purchase Price.  The Buyer and the Seller Entities

shall provide the other party with wire transfer instructions necessary to permit the payments of amounts due pursuant to this Section 3.4 within the time required.

(c)                                  For purposes of this Agreement, “First Territory Working Capital” means, with respect to the Seller Entities as of the close of business on the First Closing Date and in each case as determined in accordance with GAAP consistently applied, an amount equal to the sum of accounts receivable, notes receivable, finished goods inventory, and prepayments less accounts payable (except for those arising from purchases of raw materials or otherwise arising from or related to purchases of inventory, materials, components and the like) and accrued expenses of Oakville, ACON Labs and Azure arising out of, relating to or resulting from the First Territory Business and determined in accordance with the methodology set forth on Schedule 3.4.

3.5                                 New Facility Working Capital Adjustment.

(a)                                  Within ninety (90) days after the New Facility Closing Date, Buyer shall, with the assistance of the Seller Entities, prepare and deliver to the Seller Entities a statement calculating the New Facility Working Capital (as defined herein), which statement will be prepared consistent with the Seller Entities’ past accounting methods and policies and otherwise in accordance with GAAP consistently applied (the “NF Closing Statement”).  Unless the Seller Entities deliver the Dispute Notice within thirty (30) days after receipt of the NF Closing Statement, such NF Closing Statement shall be deemed the “NF Final Closing Statement,” shall be binding upon all parties and shall not be subject to dispute or review.  If the Seller Entities disagree with the NF Closing Statement, the Seller Entities shall, within thirty (30) days after receipt thereof, deliver to Buyer a written Dispute Notice which shall provide reasonable detail of the nature of each disputed item on the NF Closing Statement.  The Seller Entities and Buyer shall first use commercially reasonable efforts to resolve such dispute among themselves and, if the parties are able to resolve such dispute, the NF Closing Statement shall be revised to the extent necessary to reflect such resolution, shall be deemed the “NF Final Closing Statement” and shall be conclusive and binding upon all parties and shall not be subject to dispute or review.  If the parties are unable to resolve the dispute within thirty (30) days after the Buyer’s receipt of the Dispute Notice, the parties shall submit the dispute to Accountants.  The Accountants shall act as experts and not arbiters and shall determine only those items in dispute on the NF Closing Statement.  Promptly, but no later than thirty (30) days after engagement, the Accountants shall deliver a written report to Buyer and the Seller Entities as to the resolution of the disputed items and the resulting calculation of the NF Closing Statement and New Facility Working Capital.  The NF Closing Statement as determined by the Accountants shall be deemed the “NF Final Closing Statement” and shall be conclusive and binding upon all parties and shall not be subject to dispute or review.  Each of the parties shall have the right to approve the fees for engagement of such Accountant.  The fees and expenses of the Accountants in connection with the resolution of disputes pursuant to this Section 3.5 shall be borne one-half (1/2) by Buyer and one-half (1/2) by the Seller Entities.

(b)                                 The New Facility Purchase Price will be adjusted following the New Facility Closing as provided in this paragraph.  If the amount of the New Facility Working Capital reflected on the NF Final Closing Statement is less than one million eight hundred ninety-two thousand dollars ($1,892,000) (such difference, the “New Facility Working Capital

Shortfall”), then the Seller Entities shall jointly and severally pay to Buyer an amount equal to the New Facility Working Capital Shortfall and as a result the New Facility Purchase Price shall be decreased by an amount equal to the New Facility Working Capital Shortfall.  The Seller Entities shall make such payment to Buyer in cash within five (5) days after the NF Final Closing Statement is determined and, if such payment is not made in full within such five (5)-day period, such payment shall thereafter bear interest at a rate equal to ten percent (10%) per annum until paid in full.  If the amount of the New Facility Working Capital as reflected on the NF Final Closing Statement is equal to one million eight hundred ninety-two thousand dollars ($1,892,000), then there will be no adjustment to the New Facility Purchase Price.  If the amount of the New Facility Working Capital reflected on the NF Final Closing Statement is greater than one million eight hundred ninety-two thousand dollars ($1,892,000) (such difference, the “New Facility Working Capital Surplus”), then the Buyer shall pay to the Seller Entities an amount equal to the New Facility Working Capital Surplus and as a result the New Facility Purchase Price shall be increased by an amount equal to the New Facility Working Capital Surplus.  The Buyer shall make such payment to the Seller Entities in cash within five (5) days after the NF Final Closing Statement is determined and, if such payment is not made in full within such five (5)-day period, such payment shall thereafter bear interest at a rate equal to ten percent (10%) per annum until paid in full. Any adjustment pursuant to this Section 3.5 shall not be counted in determining the Maximum Purchase Price or the Minimum Purchase Price.  The Buyer and the Seller Entities shall provide the other party with wire transfer instructions necessary to permit the payments of amounts due pursuant to this Section 3.5 within the time required.

(c)                                  For purposes of this Agreement, “New Facility Working Capital” means, with respect to the Seller Entities as of the close of business on the New Facility Closing Date and in each case as determined in accordance with GAAP consistently applied, an amount equal to the sum of raw materials, work-in-process and finished goods inventory and prepayments less accounts payable and accrued expenses of ABON and Rich Horizons (including without limitation all amounts payable by ABON or Rich Horizons with respect to construction related activities and all unpaid interest accrued as of the New Facility Closing Date) and determined in accordance with the methodology set forth on Schedule 3.4.

(d)                                 In no event shall any amount of cash or indebtedness used in the calculation of Net NF Indebtedness be used in the calculation of New Facility Working Capital.

3.6                                 Fractional Shares of Common Stock.  No fractional shares of Common Stock shall be issued in connection with this Agreement, but in lieu thereof, if a Seller Entity would otherwise be entitled to receive a fraction of a share of the Common Stock, then such Seller Entity shall receive cash in an amount equal to such fraction multiplied by the Reference Price.

3.7                                 Buyer Default.  If Buyer defaults in making a payment under Sections 3.1(c) or 3.2(a)(i) – (v) when due under the terms of this Agreement (each occurrence, a “Default”), then all such amounts not paid when due shall accrue interest at a rate equal to the prime rate as set forth from time to time in The Wall Street Journal plus two percent (2%).  If any of the Seller Entities give written notice of a Default to Buyer within a reasonable period of time following such Default and such Default continues for at least 365 consecutive days, then the provisions of Sections 24 and 31 of the Non-Competition Agreements attached hereto as Exhibits A-1 and A-2, respectively, shall become effective.  Full payment of all amounts due by Buyer to the Seller Entities (including interest as provided for by this Section 3.7), as applicable, within 365 consecutive days of receipt of notice thereof shall be deemed to cure any Default solely for purposes of the effectiveness of Sections 24 and 31 of the Non-Competition Agreements attached hereto as Exhibits A-1 and A-2, respectively.  The rights and remedies of the Seller Entities under this Section 3.7 are cumulative and not exclusive of any rights, remedies, powers and privileges otherwise available to the Seller Entities, including, without limitation, immediate initiation of arbitration to collect all amounts due hereunder pursuant to the dispute resolution procedures in Section 12.13.

SECTION 4.                                REPRESENTATIONS AND WARRANTIES OF THE SELLER ENTITIES.

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Seller Entities hereby jointly and severally make to Buyer, the representations and warranties contained in this Section 4 as of the date hereof and as of the applicable Closing Date; provided, that those representations and warranties which relate to the New Facility Closing shall not be required to be made as of the First Closing, and those representations and warranties which relate to the First Closing shall not be required to be made as of the New Facility Closing.  For purposes of this Section 4, references to the “knowledge” of the Seller Entities or words of similar import (and regardless of whether such word begins with an initial capital) shall be deemed to include, the actual knowledge of Jixun Lin and Feng Lin (collectively, the “Management Team”) and those other persons set forth on Schedule 4.0; and such knowledge as should have been obtained after reasonable inquiry by such persons of the employees, representatives and advisors of the Seller Entities, including its attorneys and accountants.

4.1                                 Organization and Qualifications of the Seller Entities.  Each Seller Entity and, ABON Biopharm (Hangzhou) Co., Ltd. (“ABON”) and Rich Horizons is an entity duly organized, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its organization with all requisite power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.  The copies of the organizational documents (including charter, articles of association and by-laws) of each Seller Entity and, ABON and Rich Horizons (the “Seller Organizational Documents”), each as amended to date, and previously delivered to Buyer’s counsel, are complete and correct, and no amendments thereto are pending.  Each Seller Entity and, ABON and Rich Horizons is qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so licensed or qualified could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  For purposes of this Agreement, “Material Adverse Effect” shall mean a material adverse effect on the assets, liabilities, business, properties, condition (financial or otherwise), results of operations or prospects of the First Territory Business or the New Facility, as applicable; provided, however, that in no event shall any of the following constitute a Material Adverse Effect for any purpose pursuant to the Agreement: (i) with respect to the First Territory Business or the Seller Entities, any change resulting from conditions affecting the in vitro diagnostic industry in which the Seller Entities operate; (ii) any change resulting from terrorist attacks, acts of war or acts of God; (iii) any change resulting from the announcement and pendency of any of the transactions contemplated by this Agreement; and (iv) any change resulting from compliance by the Seller

Entities or Buyer, as the case may be, with the terms of, or the taking of any action expressly contemplated or permitted by this Agreement.

4.2                                 Authority of Seller Entities.  Each Seller Entity (to the extent a signatory) has full right, power and authority to enter into this Agreement, the Non-Competition Agreements, the ACON License, the Assignment and Assumption Agreement, the Investor Rights Agreement, the Lease Agreement, the Supply Agreements, the Reagent Supply Agreements, the First Closing Transition Services Agreement, the Patent Assignments, the Trademark Assignment, the Notices of Patent License, the New Facility Transition Service Agreement and each other agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by the First Closing and the New Facility Closing and to carry out the transactions contemplated hereby and thereby (collectively, the “Ancillary Agreements”) and together with this Agreement (the “Transaction Documents”).  The execution, delivery and performance of the Transaction Documents by each Seller Entity have been duly authorized by all necessary action of such Seller Entity, and no other action on the part of such Seller Entity, ABON or Rich Horizons is required in connection therewith.  Except as set forth on Schedule 4.2, the Transaction Documents constitute, or will when executed and delivered by such Seller Entity constitute, valid and binding obligations of such Seller Entity, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies.  Except as set forth on Schedule 4.2, no notice to, filing with, authorization of, exemption by, or consent of, any Person is required for the Seller Entities to consummate the transactions contemplated hereby (the “Required Consents”).  Except as set forth on Schedule 4.2, the execution, delivery and performance by each Seller Entity of the Transaction Documents:

(a)                                  do not and will not violate any provision of the charter, by-laws or Seller Organizational Documents (as amended to date);

(b)                                 do not and will not violate contravene or conflict in any material respect with any Laws, order, writ, judgment, injunction, decree, determination or arbitration award binding upon or applicable to any Seller Entity, ABON or Rich Horizons or require any Seller Entity, ABON or Rich Horizons to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made;

(c)                                  do not and will not result in a material breach of, constitute a material default under, cancel or accelerate any material right or obligation under, require a consent under, cause a termination under, or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, Lien, lease, permit, authorization, whether written or oral, to which any Seller Entity, ABON or Rich Horizons is a party or is bound, or result in the creation or imposition of any Lien on any of the assets or the property of such Seller Entity, ABON or Rich Horizons or the equity interests of ABON or Rich Horizons; and

(d)                                 do not and will not result in any Lien on any of the Transferred Assets, the New Facility Equity Interests, the New Facility or the New Facility Assets (as defined herein).

4.3                                 Real Property.

(a)                                  Owned Real Property.  Except as set forth on Schedule 4.3(a), the Seller Entities own no real property that is used in the conduct of the First Territory Business.  For the land located at Xia Sha, Hangzhou, Zhejiang, China (approximately 59,192 square metres, the “Land”) currently under development as a new manufacturing facility, ABON has obtained the land use right for fifty (50) years.  For the buildings located on the Land (the “Buildings”, together with the Land, the “New Facility”), ABON has not obtained the building ownership certificate.  Subject to the fifty (50) years land use right for the Land, and after ABON obtains the building ownership certificate for the Buildings, ABON will own the New Facility free and clear of all Liens except (i) Liens for real estate taxes not yet due and payable and (ii) provisions of existing building and zoning Laws.  No lease or other agreement affecting the New Facility contains any rights of first refusal or options or rights to purchase the New Facility or any portion thereof.  Except as set forth on Schedule 4.3(a), the New Facility (to the extent applicable considering the New Facility is under construction as of the date hereof) complies in all material respects with all applicable zoning, building, health and public safety, subdivision, land sales or similar Laws, rules, ordinances or regulations and all applicable Environmental Laws (as defined herein), and none of the Seller Entities, ABON or Rich Horizons have received written notice of a violation of any such law, ordinance or regulation or Environmental Law.  Other than the Seller Entities, ABON or Rich Horizons, no party has a right to occupy, possess or use any portion of the New Facility.  To the extent applicable considering the New Facility is under construction as of the date hereof, there are no material defects in the physical condition of any land, buildings or improvements constituting part of the New Facility, including without limitation, structural elements, mechanical systems, parking and loading areas, and all such buildings and improvements are in good operating condition and repair.  None of the New Facility is located in an area designated by any Governmental Authority (as defined herein) as being within a flood plain or subject to special flood or other hazards.  Access to the New Facility is by a public way or public street.  All water, sewer, gas, electric, telephone, drainage and other utilities required by law or necessary for the current and proposed operation of the New Facility have been or will be connected under valid permits and pursuant to valid easements where required, and are and, as of the New Facility Closing Date will be sufficient to service the proposed operation of the New Facility.  There are no actions, suits or proceedings (including arbitration or condemnation proceedings) pending or, to the knowledge of the Seller Entities, threatened, which could have a Material Adverse Effect on any portion of the New Facility or the respective Seller Entities’ or ABON’s interest therein, at law or in equity or before or by any Chinese, U.S., state, provincial, municipal, local, foreign or other governmental or quasi-governmental department, commission, board, political subdivision, bureau, agency or instrumentality (each, a “Governmental Authority”).

(b)                                 Leased Real Property.

(i)                                     The real property leased by the Seller Entities in San Diego, California and the real property leased by ABON dormitory facility is identified on Schedule 4.3(b)(i) (the “Leased Real Property”).  All leases, subleases and other occupancy agreements including all amendments, supplements, extensions and other modifications of such documents of Leased Real Property (the “Leases”) by the Seller Entities are identified on Schedule 4.3(b)(i), and true and complete copies thereof have been delivered to the Buyer.  Each of said Leases has been duly authorized and executed by the parties thereto and is in full force and effect.  The Seller Entities are not in default of any material provision under any of said Leases, and to the knowledge of the Seller Entities no event has occurred which, with notice or the passage of time, or both, would give rise to such a default.  To the knowledge of the Seller Entities, there is no pending, contemplated or threatened condemnation of any of the respective parcels of Leased Real Property or any part thereof.  The Seller Entities have a good and valid leasehold interest in and to all of the Leased Real Property, free from all Liens, encroachments, encumbrances or other defects in title, except as described on Schedule 4.3(b)(i).  There are no parties in possession or, to the knowledge of the Seller Entities, parties having any current or future right to occupy any of the Leased Real Property during the term of any Lease regarding such Leased Real Property.  To the knowledge of the Seller Entities (i) the Leased Real Property conforms in all material respects to all applicable building, zoning and other Laws, ordinances, rules and regulations, (ii) all licenses and other approvals necessary to the current occupancy and use of the Leased Real Property have been obtained and are in full force and effect, and there have been no violations thereof that individually or in the aggregate have had or reasonably would be expected to have a Material Adverse Effect and (iii) there exists no material breach or violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Leased Real Property.

(ii)                                  Condition of Leased Real Property.  To the Seller Entities’ knowledge, there are no material defects in the physical condition of any land, buildings or improvements constituting part of the Leased Real Property, including without limitation, structural elements, mechanical systems, parking and loading areas, and all such buildings and improvements are in good operating condition and repair, ordinary wear and tear excepted, have been well maintained and are free from infestation by rodents or insects.  To the knowledge of the Seller Entities, none of the Leased Real Property is located in an area designated by any Governmental Authority as being within a flood plain or subject to special flood or other hazards.  To the knowledge of the Seller Entities, all water, sewer, gas, electric, telephone, drainage and other utilities required by law or necessary for the current or planned operation of the Leased Real Property have been connected under valid permits and pursuant to valid easements where required, and are sufficient to service the Leased Real Property and in good operating condition.  No Seller Entity has received any notice of, nor or is any Seller Entity aware of any pending or threatened condemnation of any Real Property.

4.4                                 Title to Properties; Liens; Condition of Properties.

(a)                                  The Seller Entities own, license or lease all of the Transferred Assets and each Seller Entity has and will convey to Buyer hereunder good, valid and marketable title to all of its personal property, tangible and intangible, included in the Transferred Assets.  The tangible Transferred Assets are those listed, and are located at the location(s) specified, on Schedule 1.1(a)(iii).  ABON owns or leases or will own or will lease all of the tangible assets necessary for the operation of the New Facility (the “New Facility Assets”) and, immediately following the New Facility Closing will continue to hold good, valid and marketable title to all New Facility Assets. None of the Transferred Assets or the New Facility Assets are subject to any Liens other than Permitted Liens.  Except as set forth on Schedule 4.4(a), no financing statement under the Uniform Commercial Code or any similar Law with respect to any of the Transferred Assets or the New Facility Assets is active in any jurisdiction, and the Seller Entities

(including, for purposes of this sentence, ABON and Rich Horizons) have not signed any such active financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement.

(b)                                 The Transferred Assets and Dual Use Contracts listed are in all material respects all of the assets used or held for use in the First Territory Business as the same has been operated prior to the date hereof and except as set forth on Schedule 4.4(b), the Transferred Assets, together with the assets (other than Intellectual Property Assets) to be made available and services to be provided to Buyer pursuant to the Ancillary Agreements, constitute all of the assets (other than Intellectual Property Assets) necessary for Buyer to continue to operate the First Territory Business in all material respects as it has been operated prior to the First Closing.  Except as set forth on Schedule 4.4(b), the Transferred Assets (i) are in working order (reasonable wear and tear excepted, and in each case taking into account age), (ii) have been and shall through the First Closing be maintained in a manner consistent with the past maintenance practices of the Seller Entities, (iii) are suitable for the manufacture and assembly of parts in accordance with the engineering specifications for products of the First Territory Business and (iv) conform in all material respects with all applicable Laws.  The New Facility Assets, together with the assets (other than Intellectual Property Assets) to be made available and services to be provided to Buyer pursuant to the Ancillary Agreements, will constitute all of the assets (other than Intellectual Property Assets) necessary for Buyer to operate the New Facility after the New Facility Closing.  The New Facility Assets (w) will be in working order at the time of the New Facility Closing, (x) will be maintained through the New Facility Closing in a manner consistent with the past maintenance practices of the Seller Entities at the manufacturing facility located at #398 TianMushan Road, Gudang Industrial Park, in Hangzhou, China (the “Existing Facility”), (y) will be suitable for the manufacture and assembly of products in accordance with the engineering specifications for products of the First Territory Business and (z) will conform in all material respects with all applicable Laws.

(c)                                  Upon delivery to Buyer of the instruments of transfer referred to in Section 1.5 hereof, Buyer will receive good, valid and marketable title to all of the Transferred Assets, free and clear of all Liens other than Permitted Liens.  Following transfer of the New Facility Equity Interests, ABON will continue to hold good, valid and marketable title to all of the New Facility Assets, and Rich Horizons will continue to hold all interests in ABON, in each case free and clear of all Liens other than Permitted Liens.

4.5                                 Financial Statements; Undisclosed Liabilities.

(a)                                  Attached hereto as Schedule 4.5(a) are (i) the unaudited statement of working capital (the “Working Capital Statement”) of the First Territory Business as of September 30, 2005 (the “Base Balance Sheet Date”), and the unaudited pro forma statement of revenues and direct expenses of the First Territory Business for the nine (9)-month period then ended, and (ii) an unaudited Schedule setting forth revenues and gross profits of the First Territory Business for the months of October, November and December, 2005 (the financial statements referred to in (i), the “Financial Statements” and the financial schedules referred to in (ii), the “Financial Schedules”).  The Financial Statements have been reviewed by the Seller Entities’ independent certified public accountants and by the Seller Entities’ chief financial officer.  The Financial Statements have been derived from a balance sheet and income statement prepared in accordance with GAAP.  The Financial Schedules have been derived from an income statement prepared in accordance with GAAP.

(b)                                 Except as set forth in Schedule 4.5(b), the Financial Statements and Financial Schedules (i) have been derived from financial statements prepared in accordance with GAAP using the accrual method of accounting applied consistently during the periods covered thereby (except that the Financial Statements and Financial Schedules do not include footnote disclosure and are subject to normal year-end audit adjustments that are not in the aggregate material), (ii) are complete and correct in all material respects and present fairly in all material respects the working capital of the First Territory Business, at the date of said statement and the results of its operations (revenues and direct expenses) for the period covered thereby, (iii) contain and reflect adequate provisions for all reasonably anticipated liabilities with respect to the period then ended, and (iv) with respect to Material Contracts and commitments for the sale of products or other goods or services by the Seller Entities in the First Territory Business, contain and reflect adequate reserves for all material losses and costs and expenses in excess of expected receipts.  The accounting policies, including without limitation, those policies related to revenue recognition, utilized by the Seller Entities in preparing the Seller Entities’ financial statements are in conformity with GAAP.

(c)                                  As of the date hereof and as of the First Closing Date, the Seller Entities do not and will not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Seller Entities in the First Territory Business or the conduct of the First Territory Business prior to the date hereof), whether or not of a type required to be shown on a balance sheet prepared in accordance with GAAP, except liabilities (i) stated or adequately reserved against on the Working Capital Statement (only to the extent of the amount provided for therein), or (ii) incurred in the ordinary course of business consistent with the Seller Entities’ past customs and practices (“the Ordinary Course of Business”) (including with respect to quantity and frequency) after the date of this Agreement to the extent permitted by this Agreement; and (iii) to the extent it is included in NF Indebtedness used in the calculation under Section 2.3.  As of the New Facility Closing Date, neither ABON nor Rich Horizons will have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities, regardless of whether claims in respect thereof had been asserted as of such date), whether or not of a type required to be shown on a balance sheet prepared in accordance with GAAP.

(d)                                 As of the date hereof and as of the First Closing, except for the Assumed Liabilities, the Seller Entities do not and will not have any indebtedness for borrowed money (including without limitation, obligations under leases required to be capitalized in accordance with GAAP) for which Buyer could become liable.  As of the New Facility Closing except as set forth on Schedule 4.5(d), neither ABON nor Rich Horizons will have any indebtedness for borrowed money (including without limitation, obligations under leases required to be capitalized in accordance with GAAP) and no part of the differences between ABON’s authorized registered capital and total investment shall have been utilized.

4.6                                 Capitalization.

(a)                                  Immediately prior to the New Facility Closing, the authorized capital stock of Rich Horizons consists of fifty thousand (50,000) shares of Common Stock.  As of the date hereof and prior to the New Facility Closing, fifty thousand (50,000) shares of Common Stock are issued and outstanding.  There are no agreements or understandings to which Rich Horizons is a party, or which are in existence, with respect to the transfer, ownership, sale or voting of the shares and no shares of capital stock of Rich Horizons are reserved for issuance.  Except as set forth in this Section 4.6, as of the date hereof, there are no outstanding (i) shares of capital stock, other securities or any other equity interests of Rich Horizons, (ii) securities of Rich Horizons convertible into or exchangeable for shares of capital stock or other securities of Rich Horizons or (iii) options or other rights to acquire from Rich Horizons any capital stock, other securities or any other equity interests of Rich Horizons (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Rich Horizons Securities”).  There are no other obligations of Rich Horizons, actual or contingent, to issue or deliver or to repurchase, redeem or otherwise acquire any Rich Horizons Securities.  All outstanding shares of Rich Horizons’ capital stock are duly authorized, validly issued, fully paid, nonassessable and are shown as the Rich Horizons’ equityholders of record on the stock books of Rich Horizons.  Except as set forth on Schedule 4.6(a), there no declared or accrued but unpaid dividends with respect to any shares of Rich Horizons Common Stock.

(b)                                 Immediately prior to the New Facility Closing, the registered capital of ABON is U.S. twelve million dollars ($12,000,000) and the total investment is U.S. twenty-nine million nine hundred eighty thousand dollars ($29,980,000).  As of the date hereof U.S. three million seven hundred sixty-three thousand five hundred dollars ($3,763,500) of the registered capital has been contributed and equity of ABON is owned one hundred percent (100%) by Rich Horizons as reflected in the certificate of approval, business verification report and business license of ABON.  The aggregate of the NF Indebtedness and the registered capital of ABON shall not exceed the approved total investment amount of ABON.  All approvals have been obtained and are effective for Rich Horizons to have obtained ownership of ABON.  There are no agreements, options or understandings to which ABON or Rich Horizons is a party, or which are in existence, with respect to the transfer, ownership, sale or voting of all or any part of the equity interests in ABON.  There are no other obligations of ABON or Rich Horizons, actual or contingent, to issue or deliver or to repurchase, redeem or otherwise acquire any of the registered capital of ABON.  Except as set forth on Schedule 4.6(b), there no declared or accrued but unpaid dividends with respect to any equity interest in ABON.

4.7                                 [Reserved].

4.8                                 Receivables.  Receivables arising out of, relating to or resulting from the First Territory Business are and will be at the First Closing valid and enforceable claims, fully collectible in the Ordinary Course of Business, subject to an appropriate reserve determined in a manner consistent with past practices of the Seller Entities, and subject to no setoff or counterclaim.  Since the Base Balance Sheet Date, the Seller Entities have collected their accounts receivable arising out of, relating to or resulting from the First Territory Business in the Ordinary Course of Business.

4.9                                 Taxes.

(a)                                  With respect to any Taxes, the nonpayment of which would result in a Lien on any of the Transferred Assets or would result in Buyer becoming liable therefor:

(i)                                     Each Seller Entity, ABON and Rich Horizons has timely filed all China and U.S. federal, state, provincial and local and all other non-China and non-U.S. Tax Returns (as defined herein) required to be filed by each such entity and has paid all Taxes due and owing by it.  All such Tax Returns are correct, accurate and complete in all material respects and were prepared in compliance with all applicable laws and regulations.

(ii)                                  Except as set forth on Schedule 4.9, no Seller Entity, ABON or Rich Horizons has ever received notice of any audit or of any proposed deficiencies from any Governmental Authority.

(iii)                               There are no waivers of applicable statutes of limitations with respect to any Taxes owed by any Seller Entity, ABON or Rich Horizons for any year in effect.

(iv)                              There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Seller Entity, ABON or Rich Horizons.

(v)                                 Schedule 4.9 lists any and all Tax Returns filed with respect to each Seller Entity, ABON and Rich Horizons for all taxable periods for which the statute of limitations has not yet expired, and identifies those Tax Returns that have been audited or are currently the subject of audit.

(vi)                              Seller Entities, ABON and Rich Horizons have delivered to Buyer correct and complete copies of all Tax Returns that have been filed for all taxable periods for which the statute of limitations has not yet expired, and examination reports and statements of deficiencies assessed against or agreed to by Seller Entity, ABON or Rich Horizons received since December 31, 2002.

(b)                                 As used herein, “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, estimated, value-added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

(c)                                  As used herein, “Tax Return” shall mean any return (including any information statement), report, statement, schedule, notice, form or other document or information relating to Taxes.

(d)                                 No Transferred Asset is a United States real property interest within the meaning of Code Section 897(c)(1).

4.10                           Inventories.  The Acquired Inventory is of the type, quantity and quality necessary to conduct the First Territory Business in a manner consistent with past practices.  Except as described on Schedule 4.10, all of the items included in the Acquired Inventory are of a quality and quantity saleable in the Ordinary Course of Business of the Seller Entities at profit margins consistent with the Seller Entities’ experience in prior years.

4.11                           Absence of Certain Changes.  Since September 30, 2005 (except as provided below), each Seller Entity has conducted its First Territory Business and operated the New Facility only in the Ordinary Course of Business, and except as disclosed in Schedule 4.11 and except as changes in connection with the transactions expressly contemplated under this Agreement, there has not been:

(a)                                  Any change in the properties, assets, liabilities, business, condition (financial or otherwise), results of operations of the First Territory Business which change by itself or in conjunction with all other such changes, whether or not arising in the Ordinary Course of Business, could reasonably be expected to have a Material Adverse Effect on the First Territory Business or the New Facility;

(b)                                 Any cancellation of any material debt or claim owing to, or waiver of any material right of, the Seller Entities or any Affiliate arising from, relating to or resulting from the First Territory Business or the New Facility;

(c)                                  Any mortgage, encumbrance or Lien (other than a Permitted Lien) placed on any of the Transferred Assets, the New Facility Equity Interests, the New Facility or the New Facility Assets which will remain on the First Closing Date (in the case of the Transferred Assets) or the New Facility Closing Date (in the case of the New Facility Equity Interests, the New Facility or the New Facility Assets);

(d)                                 Any material obligation or liability of any nature (as guarantor or otherwise with respect to the obligations of others), whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, incurred by the Seller Entities, ABON or Rich Horizons arising out of, relating to or resulting from the First Territory Business or the New Facility other than obligations and liabilities which are not Assumed Liabilities or were incurred in the Ordinary Course of Business;

(e)                                  Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of (i) any of the Transferred Assets other than in the Ordinary Course of Business, or (ii) the New Facility Equity Interests, the New Facility or the New Facility Assets;

(f)                                    Any damage, destruction or loss, whether or not covered by insurance, which could reasonably be expected to have a Material Adverse Effect on the Transferred Assets, the First Territory Business, the New Facility Equity Interests, the New Facility or the New Facility Assets;

(g)                                 Any labor trouble or dispute or claim of unfair labor practices involving any Seller Entity with respect to the First Territory Business or the related manufacturing operation at the Existing Facility and the New Facility; any material change, or the obtaining of information concerning a prospective change, with respect to the management of First Territory Business; any change in the compensation (in the form of salaries, wages, incentive arrangements or otherwise) payable or to become payable by any Seller Entity to any of its officers, employees, agents or independent contractors rendering services principally relating to the First Territory Business, or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors; any entering into or amending of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any officer, director or employee of any Seller Entity rendering services principally relating to the First Territory Business;

(h)                                 Since June 30, 2005, except for employee turnover in the Ordinary Course of Business, any material change in the personnel or in the responsibilities or reporting relationships of the employees (i) of the First Territory Business or (ii) with respect to the development and manufacture of lateral flow immunoassay products and related products, of the Existing Facility or, if applicable, the New Facility;

(i)                                     Any change in the manner of keeping books, accounts or records, accounting methods or practices, standard costs, credit practices or collection or pricing policies used by the First Territory Business;

(j)                                     Any change in any Seller Entity’s business relationship with any material supplier, customer or other entity having business relations with such Seller Entity arising out of, relating to or resulting from the First Territory Business including any material increase or notice thereof in the cost of raw materials other than such changes which have arisen in the Ordinary Course of Business;

(k)                                  Any other transaction entered into by any Seller Entity, ABON or Rich Horizons that is individually or taken together with all such other transactions material to the First Territory Business or the New Facility other than transactions in the Ordinary Course of Business;

(l)                                     Any material agreement or understanding whether in writing or otherwise, that would result in any of the transactions or events or require any Seller Entity, ABON or Rich Horizons to take any of the actions specified in paragraphs (a) through (k) above.

4.12                           Intellectual Property.

(a)                                  For purposes of this Agreement,

(i)                                     “ACON Intellectual Property Assets” means, collectively, the Assigned ACON Intellectual Property Assets and the Retained ACON Intellectual Property Assets.  “ACON Intellectual Property Assets” includes, without limitation, the ACON Patents, ACON Marks, ACON Copyrights and ACON Trade Secrets.

(ii)                                  “Assigned ACON Intellectual Property Assets” means all Intellectual Property Assets owned by or purported to be owned by any or all of the Seller Entities and used exclusively in the First Territory Business.

(iii)                               “Retained ACON Intellectual Property Assets” means all Intellectual Property Assets owned by, purported to be owned by and/or licensed to any or all of the Seller Entities and used in the First Territory Business that are not Assigned ACON Intellectual Property Assets.

(iv)                              “Buyer Intellectual Property Assets” means all Intellectual Property Assets owned by Buyer.

(v)                                 “Intellectual Property Assets” means:

(A)                              patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, “Patents”);

(B)                                trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and material unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”);

(C)                                registered and material unregistered copyrights in both published and unpublished works, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”);

(D)                               know-how, trade secrets, confidential or proprietary information (including without limitation information regarding cell lines and biological reagents), research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, customer lists and contact numbers/addresses, business strategies, forecasts, testing procedures and testing results (collectively, “Trade Secrets”);

(E)                                 other intellectual property rights and/or proprietary rights relating to any of the foregoing; and

(F)                                 goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement against third parties.

(b)                                 Schedule 4.12(b) contains a complete and accurate list of all issued patents and filed applications therefor within the definition of Patents that are owned, purported to be owned or licensed by any or all of the Seller Entities and used in the First Territory Business (“ACON Patents”), all registered marks or filed applications therefor and all material unregistered marks within the definition of Marks that are owned, purported to be owned or licensed by any or all of the Seller Entities and used in the First Territory Business (“ACON Marks”), and all registered copyrights and filed applications therefor and within the definition of Copyrights that are owned, purported to be owned or licensed by any or all of the Seller Entities and used in the First Territory Business (“ACON Copyrights”), identifying (i) whether or not such Intellectual Property Assets are used exclusively in the First Territory Business, (ii) the owner of such Intellectual Property Assets, and, (iii) in the event that the owner is not a Seller Entity, identifying the agreement under which the applicable Seller Entities are granted rights to the applicable Intellectual Property Asset.

(c)                                  Except as set forth on Schedule 4.12(c):

(i)                                     The Seller Entities exclusively own or have exclusive (with respect to the First Territory Business) license rights to all ACON Intellectual Property Assets and/or Intellectual Property Assets that are the subject of a written license or other agreement under which any Seller Entity is granted rights by a third party with respect to the First Territory Business (such licenses or other agreements, the “Inbound Licenses” and such Intellectual Property Assets, the “ACON In-Licensed Intellectual Property Assets”), and all ACON Intellectual Property Assets and ACON In-Licensed Intellectual Property Assets are free and clear of all Liens other than Permitted Liens.

(ii)                                  The ACON Intellectual Property Assets owned or purported to be owned by the Seller Entities have not been held by a court of competent jurisdiction to be invalid or unenforceable.  All Patents, Marks, and Copyrights, in each case, filed or registered (as applicable) or maintained by any Seller Entity and used in the First Territory Business and which have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world have been duly filed or registered (as applicable) and maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements or the appropriate jurisdictions, and have not lapsed, expired or been abandoned.

(iii)                               All ACON Patents owned or purported to be owned by any Seller Entity have been prosecuted in good faith.  No ACON Patent is subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of the First Closing.  In each case where an ACON Patent is held by a Seller Entity by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration.  No ACON Patent owned by or exclusively licensed to any Seller Entity has been or is now involved in any interference, reissue, re-examination or opposition proceeding other than any such proceeding involving any Buyer Intellectual Property Asset.  To the knowledge of the Seller Entities, there is no published patent application of any third party (other than Buyer) that could reasonably be the subject of an interference with any ACON Patent.

(iv)                              There are no pending, or, to the knowledge of the Seller Entities, threatened claims against any Seller Entity or any of their respective employees alleging (a) that the operation of the First Territory Business (including without limitation any activity by any Seller Entity in connection therewith) infringes on or violates the rights of others (other than Buyer) in or to any Intellectual Property Assets (“Third Party Intellectual Property Assets”) or constitutes a misappropriation of any Third Party Intellectual Property Asset or (b) that any of the ACON Intellectual Property Assets or ACON In-Licensed Intellectual Property Assets is invalid or unenforceable.

(v)                                 Neither the operation of the First Territory Business (including without limitation any activity by any Seller Entity in connection therewith) nor the manufacture, use and/or sale of any Product sold in the First Territory Business infringes on or violates any Third Party Intellectual Property Asset, other than the rights of any third party under any Patent, or constitutes a misappropriation of any Third Party Intellectual Property Asset, and to the knowledge of the Seller Entities, neither the operation of the First Territory Business (including without limitation any activity by any Seller Entity in connection therewith) nor the manufacture, use and/or sale of any First Territory Product sold in the First Territory Business infringes on or violates the rights of any third party under any Patent.

(vi)                              All former and current employees, consultants and contractors of the Seller Entities performing technical, scientific and/or creative activities relating to the First Territory Business have executed written instruments with the Seller Entities that assign to the Seller Entities all rights, title and interest in and to any and all (A) inventions, improvements, discoveries, writings or other works of authorship, and information relating to the First Territory Business and (B) Intellectual Property Assets relating thereto.

(vii)                           To the knowledge of the Seller Entities, (A) there is no material infringement or violation by any person or entity of any of the ACON Intellectual Property Assets or those ACON In-Licensed Intellectual Property Assets over which a Seller Entity has primary enforcement rights and (B) there is no any misappropriation by any person or entity of any of the ACON Intellectual Property Assets or such ACON In-Licensed Intellectual Property Assets.

(viii)                        The Seller Entities have taken reasonable and customary security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned, purported to be owned or used by the Seller Entities in the First Territory Business (the “ACON Trade Secrets”), including, without limitation, requiring each employee and consultant of the Seller Entities and any other person with access to ACON Trade Secrets to execute a binding confidentiality agreement, copies of which (or in substantially a form which) have been provided to the Buyer and, to the knowledge of the Seller Entities, there has not been any material breach by any party to any such confidentiality agreement.

(ix)                                As of the First Closing, other than the Assigned ACON Intellectual Property Assets and the Retained ACON Intellectual Property Assets licensed to Buyer under the License Agreement, neither any Seller Entity nor any Affiliate of any Seller Entity nor the Management Team nor, to the knowledge of the Management Team, their family members owns or has rights to any Intellectual Property Asset that is or would be infringed by the manufacture, use, sale, offer for sale or importation by Buyer of any and all of the First Territory Products or otherwise by the operation of the First Territory Business as currently conducted.

(d)                                 Licenses Received.  All Inbound Licenses are listed on Schedule 4.12(d), other than licenses and agreements for commercial off-the-shelf computer software having a cost of less than one thousand dollars ($1,000) per seat or license, and other standard form non-exclusive licenses with respect to Intellectual Property Assets available generally which licenses have a cost of less than fifty thousand dollars ($50,000) per year.  Except as set forth on Schedule 4.12(d): (i) all Inbound Licenses are in full force and effect, (ii) (A) none of the Seller

Entities and, (B) to the knowledge of the Seller Entities, none of the other parties to such Inbound Licenses is in material default under any such Inbound License, and (iii) all such Inbound Licenses are assignable without the consent of the applicable licensor.  True and complete copies of all such Inbound Licenses, and any amendments thereto, have been made available to the Buyer.  To the knowledge of the Seller Entities, the licensors under each Inbound License have all requisite power and authority to grant the rights purported to be conferred thereby.

(e)                                  Licenses Granted.  All licenses or other agreements under which the Seller Entities have granted rights to others in ACON Intellectual Property Assets or ACON In-Licensed Intellectual Property Assets (“Outbound Licenses” and, together with the Inbound Licenses, the “Licenses”) are listed on Schedule 4.12(e).  Except as set forth thereon, (i) all Outbound Licenses are in full force and effect, (ii) (A) none of the Seller Entities and, (B) to the knowledge of the Seller Entities, none of the other parties to such Outbound Licenses is in material default under any such Outbound License, and (iii) all such Outbound Licenses are assignable without the consent of the applicable licensee.  True and complete copies of all such Outbound Licenses, and any amendments thereto, have been made available to the Buyer.

(f)                                    Schedule 4.12(f) contains a complete and accurate list of all biological reagents incorporated in any of the First Territory Products or used in the performance of any assay used in any First Territory Product (the “Reagents”) identifying, with respect to each Reagent, (i) the supplier of such Reagent, and, (ii) in the event that the supplier is not a Seller Entity or Genclonn, identifying the license or agreement under which the applicable Seller Entities are granted rights to the applicable Reagent or, if purchased through purchase orders, so stating that such Reagent is so purchased.  All licenses or other agreements under which any Seller Entity or Genclonn is granted rights to a Reagent are identified on Schedule 4.13.

4.13                           Material Contracts.  Schedule 4.13 lists (or cross-references specifically to an item or items on another Schedule which lists) all of the following contracts, subcontracts, leases, commitments, plans, agreements, understandings, instruments, notes, options, warranties, purchase order, licenses, sublicenses, benefit plans or other legally binding commitment or undertaking of any nature to which any Seller Entity, ABON or Rich Horizons is a party arising out of, relating to or resulting from the First Territory Business, the New Facility or the New Facility Equity Interests or to which it is subject or to which any of the Transferred Assets, the New Facility, the New Facility Assets or the New Facility Equity Interests is bound (each a “Material Contract” and collectively, “Material Contracts”):

(a)                                  any employment contract for any First Territory Employee and New Facility Transferees or any contract or agreement with any labor union;

(b)                                 any contract or agreement involving the expenditure of more than fifty thousand dollars ($50,000) whether or not such purchase in the Ordinary Course of Business;

(c)                                  any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

(d)                                 any contract or agreement which by its terms does not terminate or is not terminable without penalty within three (3) months after the date hereof;

(e)                                  any contract or agreement for the sale or lease of First Territory Products not made in the Ordinary Course of Business;

(f)                                    any contract with any dealer, sales representative, sales agent or distributor;

(g)                                 any indemnification, or any commitment to issue any such indemnification;

(h)                                 any contract or agreement relating to the acquisition, transfer, development, license, sharing or non-disclosure of any ACON Intellectual Property Asset or ACON In-Licensed Intellectual Property Assets, including all Licenses;

(i)                                     any contract or agreement expressly imposing any restriction or limitation on the right or ability of any Seller Entity (i) to compete with any other Person or in any line of business, (ii) to acquire any product or other asset or any services from any other Person, or (iii) to develop, sell, supply, distribute, offer, support, manufacture, market, service any product, component, raw material, technology or asset to or for any other Person;

(j)                                     any contract or agreement (i) to which any Governmental Authority is a party or under which any Governmental Authority has any rights or obligations, or (ii) directly or indirectly benefiting any Governmental Authority;

(k)                                  any contract or agreement or court filing seeking or compromising a lawsuit or other legal or administrative proceeding or claim involving the ACON Intellectual Property Assets, the ACON In-Licensed Intellectual Property Assets or Third Party Rights or entering any such settlement or compromise;

(l)                                     any partnership, joint venture, or other similar contract, arrangement or agreement between any Seller Entity and a third party;

(m)                               any material programs, agreements or arrangements with respect to advertising allowances, trade discounts, volume discounts, store opening allowances, extended dating or other similar discount, allowance or rebate programs; or

(n)                                 any contract, agreement, or understanding or arrangement not otherwise identified in this Section 4.13 and material, which solely for purposes of this Section 4.13(n) is (1) a contract involving an amount of fifty thousand dollars ($50,000) or greater per year, or (2) involves the license, transfer, restriction or ownership of any Intellectual Property Assets or any asset or right that would constitute an Intellectual Property Asset.

Each Material Contract is valid and is in full force and effect and constitutes the legal, valid and binding obligation of the Seller Entities, as the case may be, and, to the knowledge of the Seller Entities, the other parties thereto, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies.  Neither the Seller Entities nor, to the knowledge of the Seller Entities, any other party to any Material Contract, is in default in complying with any material provisions thereof, and no condition or event or fact exists which, with notice, lapse of time or both would likely constitute, to the knowledge of the Seller Entities, such a default thereof on the part of the Seller Entities or, to the knowledge of the Seller Entities, on the part of any other party thereto.  No contracting party to any Material Contract has notified (whether orally or in writing) the Seller Entities of its intention to terminate, cancel or modify such Material Contract or otherwise to reduce or change its activity thereunder so as to affect adversely the benefits derived, or currently expected to be derived, by the Seller Entities under such Material Contract.  True, correct and complete copies of all Transferred Contracts and Material Contracts (other than commercial off-the-shelf computer software having a cost of less than one thousand dollars ($1,000) per seat or license and other standard form non-exclusive licenses with respect to Intellectual Property Assets available generally which licenses have a cost of less than fifty thousand dollars ($50,000) per year) have been delivered to Buyer on or before the First Closing Date.

4.14                           Litigation.  Except as set forth in Schedule 4.14, there is no litigation, material claim or governmental or administrative proceeding or investigation pending or, to the knowledge of the Seller Entities, threatened against the Seller Entities or any Affiliate of the Seller Entities directly relating to or affecting the First Territory Business, any of the Transferred Assets, the New Facility, the New Facility Equity Interests or the New Facility Assets or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.  With respect to each matter set forth therein, Schedule 4.14 sets forth a description of the forums for the matter, the parties thereto and the type and amount of relief sought.  Other than the Request for Ex Parte Re-examination of U.S. Patent No. 6,485,982 B1, which was filed with the U.S. Patent and Trademark Office on September 15, 2005 and resulted in re-examination application Control No. 90/007,719, neither the Seller Entities nor the Management Team, nor any of their respective Affiliates, counsel, agents, other legal representatives or, to the knowledge of the Management Team, a member of the immediate family of a Management Team member, have filed any additional papers with the U.S. Patent and Trademark Office since September 15, 2005 in connection with re-examination application Control No. 90/007,719.

4.15                           Compliance with Laws.  Except as set forth on Schedule 4.15, each of the Seller Entities, ABON and Rich Horizons, as applicable is currently in compliance and has heretofore complied in all material respects with all applicable laws, statutes, ordinances, orders, requirements, rules and regulations (including, without limitation, environmental laws, import, export, customs and labeling laws and zoning laws and ordinances) (“Laws”) promulgated by any Governmental Authority and necessary or required for the current conduct of the First Territory Business or operation of the New Facility, and, except as disclosed in Schedule 4.15, no Seller Entity has received any notice of a violation or alleged violation of any Law or any license, permit or authorization that has not been heretofore corrected and, to the knowledge of the Seller Entities, no such violation exists which could have a Material Adverse Effect on the First Territory Business, the Transferred Assets, the New Facility, the New Facility Equity Interests or the New Facility Assets.

4.16                           Insurance.  Except as set forth on Schedule 4.16, the First Territory Business, the Transferred Assets, the New Facility and the New Facility Assets are, and through the First Closing Date (in the case of the First Territory Business and the Transferred Assets) and the New Facility Closing (in the case of the New Facility and the New Facility Assets) will be, insured by policies of insurance of the type and in amounts customarily carried by persons conducting business similar to the First Territory Business and developing property such as the New Facility.  There is no claim by the Seller Entities pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer.

4.17                           Product Liability.  There are no existing or, to the knowledge of the Seller Entities, threatened product liability, warranty, failure to adequately warn or any other similar claims against the Seller Entities for First Territory Products, except as disclosed in Schedule 4.17.  To the knowledge of the Seller Entities, there are no statements, citations, correspondence or decisions by any Governmental Authority stating that any First Territory Products are defective or unsafe or fail to meet any product warranty or any standards promulgated by any such Governmental Authority in any material respect.  There have been no notices of recall served on the Seller Entities by any such Governmental Authority with respect to any First Territory Product.  To the knowledge of the Seller Entities, there is no (a) fact relating to any First Territory Product that could be reasonably likely to impose upon the Seller Entities a duty to recall any First Territory Product or a duty to warn customers of a defect in any First Territory Product or (b) latent or overt design, manufacturing or other defect in any First Territory Product.

4.18                           Finder’s Fees.  No Seller Entity has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with this Agreement or the transactions contemplated hereby.

4.19                           Permits; Burdensome Agreements.  Schedule 4.19 lists all material permits, registrations, authorizations, licenses, franchises, certifications and other approvals (collectively, the “Approvals”) obtained by the Seller Entities, ABON and Rich Horizons from any third party, including, without limitation, any industry standards association or Governmental Authority.  Each Approval is validly held by the Seller Entities, ABON and Rich Horizons, is in full force and effect, and the Seller Entities, ABON and Rich Horizons are operating in compliance therewith, except for such noncompliance which could not reasonably be expected to have a Material Adverse Effect on the First Territory Business or the New Facility.  Except for the Approvals, no First Territory Product has been marketed, advertised, sold or distributed as having or meeting any other certification, standard or approval.  The Approvals include, but are not limited to, those required in order for the Seller Entities, ABON and Rich Horizons to conduct the First Territory Business under China, U.S., state, provincial, municipal or local Laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning.  Except as set forth on Schedule 4.19, none of the Approvals is subject to termination as a result of the execution of this Agreement by the Seller Entities or the consummation of the transactions contemplated hereby, and, to the knowledge of the Seller Entities, Buyer will not be required to obtain any further Approvals to continue to conduct the First Territory Business after the First Closing.  None of the Seller Entities, ABON or Rich Horizons are subject to or bound by any agreement, judgment, decree or order which could reasonably be expected to have a Material Adverse Effect on the First Territory Business, the

Transferred Assets, the New Facility, the New Facility Equity Interests or the New Facility Assets.

4.20                           Employee Benefit Programs.

(a)                                  Schedule 4.20 lists all of the employee benefit plans, programs and arrangements, including all pension, retirement, profit-sharing, thrift, savings, severance, stock-based deferred compensation, deferred compensation, welfare and fringe benefit plans and employment or severance agreements in which any Transferred Employee participates or to which any such Transferred Employee is a party (collectively, the “Employee Plans”).  The Seller Entities have made available to Buyer copies of all Employee Plans and, where applicable, the most recent summary plan descriptions with respect to the Employee Plans.

(b)                                 The Employee Plans are in material compliance with applicable Laws and have been administered in all material respects in accordance with their terms.  There is no pending or, to the knowledge of the Seller Entities, threatened legal action, suit or claim relating to any Transferred Employee under an Employee Plan or otherwise (other than ordinary course claims for benefits).

(c)                                  None of the Employee Plans will obligate Buyer to assume or perform any obligation thereunder as a result of the transactions contemplated by this Agreement, or any agreement or document executed pursuant hereto, and Buyer will not become obligated for any liability under any such Employee Plans, or any other employee benefit plan of the Seller Entities or their Affiliates as a result of the transactions contemplated by this Agreement.

4.21                           Environmental Matters.  Except as set forth in Schedule 4.21 and only with respect to the First Territory Business and, the New Facility, as applicable, (i) the Seller Entities, ABON and Rich Horizons have no liability under, nor has any Seller Entity, ABON or Rich Horizons ever violated in any material respect, any Environmental Law (as defined herein); (ii) any property owned, operated, leased, or used by the Seller Entities, ABON or Rich Horizons (including the Existing Facility and the New Facility), and any facilities and operations thereon are presently in compliance in all material respects with all applicable Environmental Laws; (iii) the Seller Entities, ABON and Rich Horizons have never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) the Seller Entities, ABON and Rich Horizons do not have knowledge that any of the items enumerated in clause (iii) of this paragraph will be forthcoming.

For purposes of this Section 4.21, (i) ”Environmental Law” shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted and (ii) ”Seller Entities” shall mean and include the Seller Entities, their predecessors and all other entities for whose conduct the Seller Entities are or may be held responsible under any Environmental Law.

4.22                           Employment Provisions.  Schedule 4.22 sets forth a true and complete list of all First Territory Employees (as defined herein), indicating each First Territory Employee’s full- or part-time status, position, annual base salary or hourly rate and bonus potential.  Except as set forth on Schedule 4.22, all First Territory Employees are employed at-will.  Except as set forth on Schedule 4.22, no Seller Entity is delinquent in payments to any of such First Territory Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees.  Except as set forth in Schedule 4.22, upon termination of the employment of any First Territory Employee, no Seller Entity will by reason of the consummation of the transactions contemplated by this Agreement or otherwise be liable to any First Territory Employee for so-called “severance pay” or any other termination-related payments; provided, however, that in the event that any “severance pay” or any other termination-related payments are set forth on Schedule 4.22, such Schedule shall set forth in detail as to each employee all “severance pay” and other payment that would be owed if such a termination occurred on or following the First Closing Date, including under any applicable Law.  Except as set forth in Schedule 4.22, no Seller Entity has, or within one (1) year has had, any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment.  Except as set forth on Schedule 4.22, each Seller Entity has in the past complied and is in compliance in all material respects with all applicable Laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours.  Except as set forth in Schedule 4.22, no Seller Entity has received notice of any investigation by any Governmental Authority concerning each such Seller Entity’s compliance with any employment-related Laws including, without limitation, Laws regarding the payment of wages, payment of overtime pay, payment of minimum wages or workplace safety and health.  Except as set forth on Schedule 4.22, there are no grievances, complaints or charges that have been filed against a Seller Entity under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) and no claim therefore has been asserted.  Except as set forth on Schedule 4.22, no collective bargaining agreements relating to any First Territory Employee is in effect or are currently being or are about to be negotiated by the Seller Entities.  No one Seller Entity has any facility (or part thereof) within the State of California that has employed 75 or more persons within the last twelve (12) months.  To the knowledge of the Seller Entities, the Transferred First Territory Employees constitute all of the employees necessary for Buyer to continue to operate the First Territory Business as it has been operated prior to the First Closing and the Transferred First Territory Employees have the abilities and experience necessary for Buyer to continue to operate the First Territory Business as it has been operated prior to the First Closing.  To the knowledge of the Seller Entities, the New Facility Transferred Employees constitute all of the employees necessary for Buyer to continue to operate the New Facility as it and the Existing Facility have been operated prior to the New Facility Closing and the New Facility Transferred Employees will have the qualifications and abilities necessary for Buyer to continue to operate the New Facility as it and the Existing Facility have been operated prior to the New Facility Closing. At the New Facility Closing Date, the Seller Entities will have transferred, or caused their Affiliates (including Genclonn) to have transferred, to ABON to work at the New Facility: (i) an experienced technical person in each of the fields identified below, and (ii) such number of experienced technical personnel from the Seller Entities’ and their Affiliates’ (including Genclonn) lateral flow immunoassay group involved in developing and manufacturing the First Territory Products in the fields of drugs of abuse, fertility, cardiology and infectious diseases such that the proportion of such personnel to the overall number of technical personnel in the Seller Entities’ and their Affiliates’ (including Genclonn) entire lateral flow immunoassay group is at least equal to the ratio of the lateral flow immunoassay test unit volume of the First Territory Business to the total Seller Entity lateral flow immunoassay test volume, but in no event will such number of experienced technical personnel represent less than fifty percent (50%) of such personnel.

4.23                           Customers, Distributors and Suppliers.  Schedule 4.23 sets forth a true and complete list of all customers, representatives, dealers or distributors (whether pursuant to a commission, royalty or other arrangement) who accounted for fifty thousand dollars ($50,000) or more of the sales of the First Territory Business for the twelve (12) months ended September 30, 2005, showing with respect to each, the name, address and dollar value involved (collectively, the “Customers and Distributors”).  Schedule 4.23 also sets forth a true and complete list of all suppliers of the First Territory Business to whom during the twelve (12) months ended September 30, 2005 the Seller Entities made payments aggregating fifty thousand dollars ($50,000) or more, showing with respect to each, the name, address and dollar value involved (the “Suppliers”).  The relationships of the Seller Entities with the Customers and Distributors and Suppliers are good commercial working relationships.  Except as set forth on Schedule 4.23, no Customer and Distributor or Supplier has canceled, materially modified or otherwise terminated its relationship with the Seller Entities, or has during the last twelve (12) months decreased materially its services, supplies or materials to the Seller Entities or its usage or purchase of the services or products of the Seller Entities nor, to the knowledge of the Seller Entities, and as of the date hereof does any Customer and Distributor or Supplier have any plan or intention to do any of the foregoing.  Except as set forth on Schedule 4.23, the Seller Entities are not a party to any oral or written agreement or arrangement with any customer, supplier or distributor related to the offering of discounts, extended warranties, service contracts, bundling of any First Territory Products, rights of return or any other similar agreements or arrangements.

4.24                           Certain Regulatory Matters.

(a)                                  As to each First Territory Product subject to the Food, Drug and Cosmetic Act of 1938 (the “FDCA”) or similar Law in the U.S. or elsewhere in the First Territory that is developed, manufactured, tested, distributed and/or marketed by the Seller Entities (a “Medical Device”), such First Territory Product is being developed, manufactured, tested, distributed and/or marketed in material compliance with all applicable requirements under the FDCA and similar Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except for failure in compliance that individually or in the aggregate would not be likely to have a Material Adverse Effect.  None of the Seller Entities have received any notice or other communication from the U.S. Food and Drug Administration (the “FDA”) or any other Governmental Authority (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any First Territory Products or (B) otherwise alleging any violation applicable to any First Territory Product of any Law.

(b)                                 Except as set forth on Schedule 4.24, no First Territory Product has been, or is under consideration by senior management of the Seller Entities to be, recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by the Seller Entities, in each case since January 1, 2002.  To the knowledge of the Seller Entities, no proceedings in the United States or outside of the United States have been completed or are pending against the Seller Entities or any licensee of any First Territory Product which sought or are seeking, as applicable, the recall, withdrawal, suspension, seizure or discontinuance of any First Territory Product.

(c)                                  As to each First Territory Product of the Seller Entities for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been approved, the Seller Entities are in compliance in all material respects with 21 U.S.C. §§360 and 360e or 21 C.F.R. Parts 812 or 814, respectively, and all similar Laws and all terms and conditions of such licenses or applications. In addition, the Seller Entities are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807 and all similar Laws.

(d)                                 No article of any First Territory Product manufactured and/or distributed by the Seller Entities is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Laws), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Laws) or (C) a product that is in violation of 21 U.S.C. § 360 or § 360e (or similar Law).

(e)                                  Neither the Seller Entities, nor, to the knowledge of the Seller Entities, any officer, employee, or agent of the Seller Entities, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy of any Governmental Authority. Neither the Seller Entities, nor, to the knowledge of the Seller Entities, any officer, employee or agent of the Seller Entities or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a (a) or any similar Law or authorized by 21 U.S.C. § 335a (b) or any similar Law.  Neither the Seller Entities, nor, to the knowledge of the Seller Entities, any officer, employee or agent of the Seller Entities or any of their Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the U.S. health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”) or any similar Law.

(f)                                    Since January 1, 2002 the Seller Entities have not received any written notice that the FDA or any other Governmental Authority has (a) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any, (b) commenced, or threatened to initiate, any action to enjoin production of any or (c) commenced, or threatened to initiate, any action to enjoin the production of any First Territory Product produced at any facility where any First Territory Product is manufactured, tested or packaged.

(g)           To the knowledge of the Seller Entities, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding against or affecting the Seller Entities regarding the First Territory Business relating to or arising under (a) the FDCA or (b) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services.

4.25         Certain Business Practices. No director, officer, agent or employee of the Seller Entities, ABON or Rich Horizons, has, directly or indirectly, on behalf of the Seller Entities, ABON or Rich Horizons, as applicable (solely with respect to matters arising out of, relating to or resulting from the First Territory Business, or the sale of the New Facility Equity Interests or the development, construction and operation of the New Facility) (a) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under applicable Law, (b) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Seller Entities, ABON or Rich Horizons for any reason, (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (d) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in China, the United States or any other country, which in any manner relates to the Transferred Assets, First Territory Business, the New Facility, the New Facility Equity Interests or the New Facility Assets, which in each case the Seller Entities knew or had reason to believe to have been illegal under any China, U.S., state, provincial, local or foreign Laws.

4.26         Investment Representation.

(a)           Each Seller Entity that receives Common Stock is an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) has such knowledge and experience in financial and business matters that such Seller Entity is capable of evaluating the relative risks and merits of an investment in the Common Stock.

(b)           The Seller Entity has had an opportunity to ask questions of and receive answers from the Buyer, or a person or persons acting on the Buyer’s behalf, concerning the terms and conditions of the Common Stock. In addition, each Seller Entity has read or reviewed and is familiar with the Buyer’s annual report on Forms 10-K for the year ended December 31, 2004 (as amended) and each subsequently filed report on Forms 10-K, 10-Q and 8-K as filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Exchange Act (as defined below) and as the same may be amended.

(c)           Such Seller Entity acquiring such shares represents that the Common Stock to be issued hereunder are being acquired solely for such Seller Entity’s own account, for investment and not with a view to or for the resale or distribution thereof (except as such shares may be resold as contemplated by Section 4.26(d) hereto); such Seller Entity has no present plans to enter into any contract, undertaking, agreement, or arrangement relating thereto that would render the Buyer unable to rely on the safe harbor set forth in Regulation D under the Securities Act for the issuance of the Common Stock hereunder.

(d)           Such Seller Entity acquiring Common Stock understands that the shares of such Common Stock to be issued hereunder have not been registered under the Securities Act or under the securities laws of any state or other jurisdiction and are being offered and issued in reliance upon exemptions for private offerings. Such Seller Entity acquiring such Common Stock acknowledges and is aware that there are substantial restrictions on the transferability of the Common Stock; the Common Stock to be issued hereunder cannot be resold unless they are registered under the Securities Act and qualified under any applicable securities law of any state or other jurisdiction, or an exemption from such registration or qualification is available. Each Seller Entity acknowledges that the sole obligation of the Buyer to register shares of Common Stock under the Securities Act are pursuant to the terms and conditions of the Investor Rights Agreement and that the Buyer has no obligation to register any securities of Buyer other than Common Stock pursuant to the Investor Rights Agreement.

4.27         Valuation Representation. The Seller Entities warrant and represent that, as a result of the transactions contemplated by this Agreement, no acquiring person affiliated with the Seller Entities will hold voting securities of Buyer valued at greater than $56.7 (or such other limitation as may be in effect from time to time), as determined pursuant to the rules set forth in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. sec. 18a, and the implementing regulations thereunder, 16 C.F.R. Parts 801-803 (the “HSR Act”).

SECTION 4A        REPRESENTATIONS AND WARRANTIES OF THE PARENT.

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Parent hereby makes to Buyer, the representations and warranties contained in this Section 4A as of the date hereof and as of the applicable Closing Date; provided, that those representations and warranties which relate to the First Closing shall not be required to be made as of the New Facility Closing.

4A.1        Organization and Qualifications of the Parent. The Parent is an entity duly organized, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its organization with all requisite power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The copies of the organizational documents (including charter, articles of association and by-laws) of Parent (the “Parent Organizational Documents”), each as amended to date, and previously delivered to Buyer’s counsel, are complete and correct, and no amendments thereto are pending.

4A.2        Authority of the Parent. The Parent has full right, power and authority to enter into the Transaction Documents. The execution, delivery and performance of the Transaction Documents by the Parent has been duly authorized by all necessary action of the Parent, and no other action on the part of the Parent is required in connection therewith. Except as set forth on Schedule 4A.2, the Transaction Documents constitute, or will when executed and delivered by the Parent constitute, valid and binding obligations of the Parent, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies. Except as set forth on Schedule 4A.2, no notice to, filing with, authorization of, exemption by, or consent of, any Person is required for the Parent to consummate the transactions contemplated hereby (each such notice, filing, authorization, exemption or consent shall be deemed a Required Consent). Except as set forth on Schedule 4A.2, the execution, delivery and performance by the Parent of the Transaction Documents:

(a)           do not and will not violate any provision of the charter, by-laws or Parent Organizational Documents (as amended to date);

(b)           do not and will not violate contravene or conflict in any material respect with any Laws, order, writ, judgment, injunction, decree, determination or arbitration award binding upon or applicable to the Parent or require the Parent to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made;

(c)           do not and will not result in a material breach of, constitute a material default under, cancel or accelerate any material right or obligation under, require a consent under, cause a termination under, or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, Lien, lease, permit, authorization, whether written or oral, to which the Parent is a party or is bound, or result in the creation or imposition of any Lien on any of the assets or the property of the Parent or the equity interests of the Parent; and

(d)           do not and will not result in any Lien on any of the Transferred Assets, the New Facility Equity Interests, the New Facility or the New Facility Assets (as defined herein).

4A.3        Ownership of Subsidiaries. Parent owns, and has the right to vote and control, directly or indirectly, all of the Seller Entities and Genclonn.

4A.4        Foreign-Owned Business. From January 1, 2004 through the First Closing Date, Parent (i) has been and will be majority owned by persons who are not citizens or residents of the United States, and (ii) was not and will not be organized under the laws of the United States or any state thereof. From January 1, 2004 through the First Closing Date, Parent has and will have either (1) more than fifty percent (50%) of its assets located outside the United States, or (2) a majority of its executive officers and directors as non-United States citizens or residents.

SECTION 5.           COVENANTS OF THE SELLER ENTITIES

The Seller Entities hereby covenant and agree with Buyer as follows:

5.1           Cooperation. From the date hereof, each of the Seller Entities will, and will cause its Affiliates to, use its commercially reasonable efforts, and will cooperate with Buyer in all material respects, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties (including any consents required under or in connection with any Transferred Contract whether prior to or after each of the applicable Closings) as shall be required in order to effectuate the transactions contemplated hereby, and will otherwise use its commercially reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof, including without limitation, providing, and directing its independent accounting firm to provide, to the Buyer all financial statements (including such firm’s audit opinion thereon) pursuant to Section 5.5, to effect and pursue waivers, permits, consents, approvals or other authorizations from Governmental Authorities, and to effect all registrations, filings and notices with or to Governmental Authorities, as may be required to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws and regulations in connection with the consummation of the transactions contemplated by this Agreement (collectively, “Governmental Filings and Consents”).

5.2           Conduct of First Territory Business. Except as may be otherwise expressly permitted by this Agreement or with the prior written consent of Buyer, from the date hereof and prior to the First Closing, the Seller Entities will, and will cause their relevant Affiliates to:  (a) operate the First Territory Business only in the Ordinary Course of Business; (b) use their commercially reasonable efforts to preserve intact the First Territory Business organization; and (c) use their commercially reasonable efforts to preserve their relationships and agreements with their distributors, suppliers and customers, licensors and licensees and others having business dealings with the Seller Entities in the First Territory Business in a manner consistent with past practices. Except as may be otherwise expressly permitted by this Agreement or with the prior written consent of Buyer which shall not be unreasonably withheld or delayed, from the date hereof through the First Closing, the Seller Entities shall not, and will cause their Affiliates not to:

(i)            borrow any funds or otherwise incur, whether directly or by way of guaranty or otherwise, any indebtedness for borrowed money except to the extent such indebtedness is an Excluded Liability;

(ii)           sell, lease, exchange, license or otherwise dispose of any of the properties or assets (including, but not limited to the Transferred Assets and rights with respect to Intellectual Property Assets) of the First Territory Business, except for sales of finished goods inventory in the Ordinary Course of Business;

(iii)          create, or permit to be created, any Lien (other than a Permitted Lien) upon any of the properties or assets of the First Territory Business;

(iv)          make any increase in, or any commitment to increase, the compensation, benefits or other payments payable or provided to, or to become payable to, any First Territory Employees other than in the Ordinary Course of Business;

(v)           alter the manner of keeping its books, accounts or records or change any of the accounting practices, principles or methods used by it in the First Territory Business except as contemplated by the Transaction Documents;

(vi)          change the terms of any of the receivables arising from, relating to or resulting from the First Territory Business;

(vii)         be or agree to be a party to any merger, consolidation or other business combination;

(viii)        enter into or modify any employment agreement or similar legally-binding commitment with any First Territory Employees other than in the Ordinary Course of Business;

(ix)           enter into or modify, or engage in any negotiations with respect to, any collective bargaining, union agreement or similar legal binding commitment with any Transferred First Territory Employees;

(x)            except for employee turnover in the Ordinary Course of Business, make any material change in the personnel or in the responsibilities or reporting relationship of the employees (A) of the First Territory Business or (B), with respect to the development and manufacture of lateral flow immunoassay products and related products, of the Existing Facility or, if applicable, the New Facility;

(xi)           make or commit to any capital expenditure or acquire any property or assets (other than raw materials, parts and components purchased in the Ordinary Course of Business) for use in the First Territory Business which, individually or in the aggregate, exceed fifty thousand dollars ($50,000) except to the extent any such capital expenditure or acquisition, and any contract or agreement related thereto, does not represent an Assumed Liability;

(xii)          enter into any agreement or commitment with respect to the First Territory Business having a term in excess of ninety (90) days except for agreements or commitments which are terminable without cost or penalty within sixty (60) days by merely giving notice to the other party;

(xiii)         enter into any agreement or commitment that restricts the Seller Entities from carrying on the First Territory Business anywhere in the First Territory;

(xiv)        cancel any debts or waive any claims or rights of substantial value arising from, relating to or resulting from the First Territory Business;

(xv)         enter into any contract or agreement that would constitute a Material Contract;

(xvi)        enter into any manufacturing agreement with a third party except to the extent such agreement is freely assignable at Buyer’s request to Buyer or ABON without such third party’s consent;

(xvii)       amend or modify any Material Contract or waive, delay the exercise of, release or assign any right or claim under, any Material Contract;

(xviii)      create any new or amend or modify or terminate any existing Employee Plans; or

(xix)         agree or otherwise commit, whether in writing or otherwise, to do any of the foregoing.

5.3           New Facility Matters.

(a)           Except as may be otherwise expressly permitted by this Agreement or with the prior written consent of Buyer, from the date hereof and prior to the New Facility Closing, the Seller Entities will, and will cause their Affiliates (including ABON and Rich

Horizons) to use commercially reasonable efforts to pursue and complete the development plan attached hereto as Schedule 5.3 (the “Development Plan”) in all material respects as promptly as reasonably practicable. The Seller Entities will inform the Buyer of any material deviations from, or material delays in pursuing, the Development Plan. The Seller Entities shall use commercially reasonable efforts to put in place the New Facility organization in a manner substantially similar to that in place as of the date hereof at the Existing Facility.

(b)           Following the New Facility Closing and through the last date of payment pursuant to Section 3.2(a), the Seller Entities shall have the right to manage, direct and oversee the operation of the New Facility; provided, that following each payment provided in Sections 3.2(a)(ii) through 3.2(a)(v), the Seller Entities shall cease to have the right to manage, direct and oversee the portion of the operation of the New Facility for which such payment was made (e.g., the operation related to the First Territory Products in the U.S. following the payment contemplated by Section 3.2(a)(ii) hereof). The Seller Entities shall exercise such rights (i) in compliance in all material respects in compliance with applicable Laws, (ii) in such manner as is reasonably expected to preserve intact the New Facility organization in a manner substantially similar to that in place as of the New Facility Closing, and (iii) in such manner as is reasonably expected not to, materially interfere or impair those operations of the New Facility that previously have been determined to be Fully Functional for which payments have been, made to a Seller Entity under Section 3.2(a) hereof. Except (1) as expressly set forth in this Section 5.3(b), and (2) for gross negligence or willful misconduct on the part of a Seller Entity, the Seller Entity shall have no liability whatsoever to the Buyer for any error, act or omission in connection with its services to be rendered pursuant to this Section 5.3(b).

(c)           Following the New Facility Closing and through the last date of payment pursuant to Section 3.2(a), the Buyer and its Affiliates shall, and shall direct their respective employees and agents to, (i) fully comply with the management, direction and oversight of the Seller Entities and otherwise fully cooperate with the Seller Entities, and (ii) take no action, directly or indirectly, that could impair the ability or timing of achieving any one or more of the milestone events described in Section 3.2(a).

(d)           Except as may be otherwise expressly permitted by this Agreement or with the prior written consent of Buyer, from the date hereof through the New Facility Closing, the Seller Entities shall not, and will cause their Affiliates not to:

(i)            borrow any funds or otherwise incur, whether directly or by way of guaranty or otherwise, any indebtedness for borrowed money in respect of the New Facility, ABON or Rich Horizons except to the extent such indebtedness is an Excluded Liability or otherwise not an obligation of Buyer, ABON or Rich Horizons after the New Facility Closing;

(ii)           sell, lease, exchange, license or otherwise dispose of any of the properties or assets of the New Facility, ABON or Rich Horizons;

(iii)          create, or permit to be created, any Lien other than a Permitted Lien or a Lien which will be extinguished prior to the New Facility Closing, upon the New Facility, the New Facility Assets or any of the properties or assets of ABON or Rich Horizons;

(iv)          make any increase, other than predetermined increases disclosed to Buyer prior to the date hereof or in the Ordinary Course of Business, in, or any commitment to increase, the compensation, benefits or other payments payable or provided to, or to become payable to, any New Facility Transferees;

(v)           be or agree to be a party to any merger, consolidation or other business combination with respect to which title to the New Facility, ABON or Rich Horizons may be directly or indirectly involved;

(vi)          enter into or modify any employment agreement or similar legally-binding commitment with any New Facility Transferees;

(vii)         enter into or modify, or engage in any negotiations with respect to, any collective bargaining, union agreement or similar legally-binding commitment with any New Facility Transferees;

(viii)        enter into any manufacturing agreement with a third party except to the extent such agreement is freely assignable at Buyer’s request to Buyer or ABON without such third party’s consent;

(ix)           except for employee turnover in the Ordinary Course of Business and transfer of employees from the Existing Facility to the New Facility, make any material change in the personnel or in the responsibilities or reporting relationship of the employees engaged in the development and manufacture of lateral flow immunoassay products and related products at the Existing Facility or, if applicable, the New Facility;

(x)            except as set forth in the Development Plan, make or commit to any capital expenditure or acquire any property or assets (other than raw materials, parts and components purchased in the Ordinary Course of Business) for use in the New Facility which, individually or in the aggregate, exceed ten thousand dollars ($10,000) except to the extent any such capital expenditure or acquisition, and any contract or agreement related thereto does not represent an Assumed Liability or a liability of ABON or Rich Horizons after the New Facility Closing;

(xi)           except as set forth in Development Plan, the enter into any agreement or commitment with respect to the New Facility having a term in excess of ninety (90) days;

(xii)          except as set forth in Development Plan, enter into any contract or agreement that would constitute a Material Contract with respect to the New Facility, ABON or Rich Horizons, other than in the Ordinary Course of Business for the build-out or start-up of a similar facility but only to the extent that all financial obligations of ABON and Rich Horizons under such Material Contract shall have been discharged on or before the New Facility Closing or included in the calculations of New Facility Working Capital or Net NF Indebtedness;

(xiii)         amend or modify any Material Contract with respect to the New Facility, ABON or Rich Horizons or waive, delay the exercise of, release or assign any right or claim under, any such Material Contract, other than in the Ordinary Course of Business for the build-out and start-up of a similar facility but only to the extent that all financial obligations of ABON and Rich Horizons under such Material Contract (as so amended or modified) shall have been discharged on or before the New Facility Closing or included in the calculations of New Facility Working Capital or Net NF Indebtedness; or

(xiv)        agree or otherwise commit, whether in writing or otherwise, to do any of the foregoing.

5.4           Access. From the date hereof and prior to the applicable Closing, the Seller Entities shall, and shall cause their Affiliates (including ABON and Rich Horizons) to (a) provide Buyer and its representatives with such information as Buyer or its representatives may from time to time reasonably request with respect to the First Territory Business and the New Facility and the transactions contemplated by this Agreement, (b) provide Buyer and its representatives reasonable access during regular business hours and upon reasonable notice to the properties, books and records of the First Territory Business and the New Facility as Buyer or its representatives may from time to time reasonably request and (c) permit Buyer and its representatives to discuss the First Territory Business and New Facility of the Seller Entities with Seller Entities’ officers and, with the prior consent of the Seller Entities (which consent will not be unreasonably withheld), the Seller Entities employees, distributors, suppliers, accountants and advisors.

5.5           Financial Statements.

(a)           As soon as reasonably practicable, but in any event prior to May 3, 2006, the Seller Entities shall prepare and deliver, or cause to be prepared and delivered, to Buyer the historical financial information, of and relating to the First Territory Business and related manufacturing operation at the Existing Facility, which Buyer reasonably determines is required to be audited and filed by Buyer with the SEC pursuant to Item 9.01 of the Current Report on Form 8-K as contemplated by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder as such required financial information is modified by any relief granted to Buyer by the SEC with respect to the scope of financial information required to be filed together with an audit opinion thereon from the Audit Accountants (as defined herein) in the form required by the SEC and applicable stock exchange (the “Historical Financial Information”). The Seller Entities covenant that the Historical Financial Information will be prepared in accordance with GAAP as of the dates and for the periods indicated. The Seller Entities will also cooperate in all reasonable respects with BDO Seidman LLP (the “Audit Accountants”) in connection with this audit of the Historical Financial Information. To the extent that the Audit Accountants are no longer registered and in good standing with the Public Company Accounting Oversight Board, are not permitted by applicable Law to render an audit opinion in connection with a filing by the Company under the Exchange Act, or otherwise cannot or will not complete the audit for reasons separate and apart from the Seller Entities and the audit process contemplated hereby, the Seller Entities shall not be liable for any failure to satisfy this covenant solely due to the failure of the Audit Accountants to remain so registered or so permitted, but instead shall use commercially reasonable efforts to cooperate with Buyer to find alternate means to satisfy delivery of the Historical Financial Information as soon as reasonably practicable. To the extent that any Governmental Authority (including the SEC) or stock exchange requires any additional financial statements or financial information or statements covering more than just the First Territory Business, including but not limited to the New Facility and whether historical or pro forma in nature, the Seller Entities shall use commercially reasonable efforts to assist Buyer at Buyer’s sole expense with preparation and presentation of such information as is required and shall provide such access to financial information and personnel and cooperate with any independent public accounting firm as is necessary to assist Buyer in fulfilling such requirements.

(b)           The Seller Entities will cooperate in all reasonable respects with Buyer in Buyer’s preparation of the pro forma financial information relating to the acquisition of the First Territory Business and related manufacturing operation at the Existing Facility required pursuant to Item 9 of the Current Report on Form 8-K as contemplated by the Exchange Act and the rules and regulations promulgated thereunder (the “Pro Forma Information,” and together with the Historical Financial Information, the “Required Information”), including without limitation providing such financial and other information, records and documents relating to the First Territory Business and related manufacturing operation at the Existing Facility as may be necessary to prepare such Pro Forma Information, providing access to such of the Seller Entities’ personnel, advisors and accountants as may be necessary to prepare such Pro Forma Information, and generally cooperating with Buyer’s reasonable requests in order to facilitate such preparation.

(c)           The parties further acknowledge that the foregoing financial information must be filed by Buyer with the SEC under cover of an amendment to a Current Report on Form 8-K not less than seventy one (71) calendar days after the initial filing of such Current Report on Form 8-K, which initial filing must be filed by Buyer with the SEC not less than four (4) days (as calculated under the SEC’s rules and regulations) after the First Closing Date. Accordingly, time is of the essence with respect to the observance of this covenant. The parties also acknowledge that any Buyer filings under the Securities Act that require the Required Information also necessitate timely cooperation, including cooperation in the performance of incremental audit procedures necessary, by the Seller Entities to facilitate the execution and filing of an accountant’s consent. The Seller Entities covenant and agree to promptly cooperate from and after the First Closing Date to facilitate such actions and will use commercially reasonable efforts to cause the Audit Accountants to perform such procedures and deliver any such consent from time to time as requested by Buyer.

(d)           As soon as reasonably practicable, but in any event prior to May 3, 2006, the Seller Entities shall use reasonable commercial efforts to cause the Audit Accountants to, prepare and deliver to Buyer audited financial statements (including an audit opinion thereon of such Audit Accountants) necessary for determination of the purchase price for the New Facility Closing pursuant to Section 3.2 (the “Formula Price Financial Statements”). The Seller Entities shall engage the Audit Accountants to perform the applicable requirements of this Section 5.5. If the First Closing does not occur, the costs of auditing the Formula Price Financial Statements shall be borne and paid by the Buyer and if the First Closing shall have occurred, the costs of auditing the Formula Price Financial Statements shall be borne and paid one-half (1/2) by the Seller Entities and one-half (1/2) by Buyer.

(e)           As soon as reasonably practicable but in any event within ten (10) days after the date hereof, the Seller Entities shall prepare and deliver, or cause to be prepared and delivered, to Buyer and the Audit Accountants the combining financial statements for the years-end December 31, 2004 and 2005 for the Seller Entities (other than LBI) and Genclonn (the “Top Down Financial Statements”). Parent and Seller Entities acknowledge that the Audit

Accountants must have such Top Down Financial Statements in order to complete its audit of the Historical Financial Information.

(f)            As soon as reasonably practicable, but in any event prior to May 3, 2006, the Seller Entities shall cause to be prepared and delivered to Buyer interim financial statements required to be filed by Buyer pursuant to the Securities Act and the Exchange Act, including the rules and regulations promulgated thereunder.

5.6           Non-Solicitation. The Seller Entities agree that from and after the date hereof until the third anniversary of the New Facility Closing, the Seller Entities shall not knowingly and shall cause their Affiliates not to recruit any employees of the Buyer and its Affiliates (including for such purpose, following the New Facility Closing, ABON and Rich Horizons); provided, further, that a general advertisement in the public media shall not constitute a violation of the non-recruitment obligations of this Section 5.6. Notwithstanding the foregoing sentence, upon the second anniversary of the New Facility Closing, the Seller Entities and their Affiliates shall be free to recruit the persons named on Schedule 5.8(g); provided, that the Seller Entities agree to permit such persons to become employees of Buyer or its Affiliates at the time of the closing of the transaction contemplated pursuant to the Second Territory Agreement. The Seller Entities agree that until the date that is six (6) months after the New Facility Closing, the Seller Entities shall not knowingly and shall cause their Affiliates not to knowingly hire any employees of the Buyer and its Affiliates (including for such purpose, following the New Facility Closing, ABON and Rich Horizons). In addition, the Seller Entities agree that until the second anniversary of the New Facility Closing, the Seller Entities shall not knowingly and shall cause their Affiliates not to knowingly hire any of the persons listed on Schedule 5.6 and such other persons as may be identified by Buyer within six (6) months following the New Facility Closing; provided, that a maximum of twenty (20) persons may be listed on such Schedule. Notwithstanding the foregoing, the Seller Entities shall be permitted to cause ABON to hire New Facility Transferees and the employees contemplated by Section 5.15 hereof from the date hereof through the New Facility Closing.

5.7           Confidentiality. The Seller Entities confirm that through the New Facility Closing they remain bound by the terms of the confidentiality provisions set forth on Schedule 5.7.

5.8           First Territory Employee Matters.

(a)           Employees. The Seller Entities represent that Schedule 5.8 lists all employees who perform services for the First Territory Business and who the Buyer and Seller have agreed will be employed by Buyer after the First Closing (the “First Territory Employees”) by name and, to the extent applicable, accurately describes with respect to each First Territory Employee, his or her: (i) employment status, (ii) job title, (iii) education, (iv) hire date, (v) 2005 and 2006 base salary, (vi) 2005 and 2006 target bonus, (vii) 2005 and 2006 housing allowance, (viii) fiscal year 2005 vacation entitlement (days) and vacation amount, and (ix) a description and the amount of all the other compensation. Schedule 5.8 contains a list of other significant and fringe benefits such as medical and life insurance coverage and equity incentive programs to which any of the First Territory Employees are entitled. Subject to Section 5.10, Buyer will offer employment to each of the First Territory Employees. Buyer shall not offer employment to any employee of the Seller Entities not designated on Schedule 5.8.

(b)           Termination of Employment. On or immediately after the date Buyer or one of its Affiliates offers employment to a First Territory Employee, the applicable Seller Entity shall notify that First Territory Employee of its intention to terminate such individual’s employment as of the First Closing. Effective as of the First Closing, the applicable Seller Entity shall terminate the employment of each First Territory Employee. Seller Entities agree that for purposes of Section 5.6 of this Agreement, each First Territory Employee shall be deemed to be an employee of Buyer regardless of whether such individual becomes a Transferred First Territory Employee.

(c)           Employment of First Territory Employees By Buyer. Each First Territory Employee who accepts, in a manner reasonably acceptable to Buyer, an offer of employment from Buyer or its designee prior to the First Closing Date (a “Transferred First Territory Employee”) will become employed by Buyer as of his/her designated start date with Buyer (each such individual’s “Start Date”), which shall be on the First Closing Date. Effective on his or her Start Date, each Transferred First Territory Employee will be under the exclusive supervision of Buyer or an Affiliate of Buyer and, except as otherwise required by applicable Law, subject to Buyer’s policies and procedures. Prior to such individual’s Start Date, each Transferred First Territory Employee shall be under the exclusive supervision of Seller Entities and subject to Seller Entities’ policies and procedures. Notwithstanding anything to the contrary herein, to the extent that any Transferred First Territory Employee remains or otherwise performs services on Seller Entities’ premises on or after the Start Date, such person shall comply with the terms of Seller Entities’ rules and regulations applicable to vendors, customers and other general visitors regarding such premises. Seller Entities shall provide Buyer with a copy of such policies on or prior to the Start Date. For the avoidance of doubt, all such Transferred First Territory Employees shall be subject to Buyer’s, not Seller Entities’, written employee policies.

(d)           Reservation of Rights; No Third Party Rights. Subject to applicable Law, nothing contained in the Agreement shall restrict the ability of Buyer or an Affiliate of Buyer to terminate the employment of any Transferred First Territory Employee for any reason at any time on or after his or her start date except that Buyer shall not terminate any such employee other than for cause for a period of four (4) months from the relevant Closing. Subject to applicable Law, and except as set forth in this Agreement, neither Buyer nor any of its Affiliates shall be required to maintain any specific benefit plan or other compensation or employee benefit plan, program, policy or practice following the First Closing Date. Nothing in this Agreement is intended to or shall create any rights in any person, including, without limitation any Transferred First Territory Employee, who is not a party to this Agreement.

(e)           Immigration/Visa Status of Transferred Employees. The parties shall cooperate to ensure that Transferred First Territory Employees who are not citizens of the country in which they are domiciled have proper visas to commence work with Buyer or an Affiliate of Buyer on the First Closing Date or as soon as practicable thereafter.

(f)            Offer of U.S. Employment. Not less than five (5) days prior to the First Closing Date, Buyer shall offer (or shall cause one of its Affiliates to offer) employment, pursuant to a procedure mutually agreed upon by Buyer and Seller Entities, to each First Territory Employee who is employed by Seller Entities or their Affiliates in the United States on the date such offer is made, contingent upon the First Closing and upon each such First Territory

Employee satisfying Buyer’s hiring requirements at the time he or she seeks to commence active employment at Buyer on his or her Start Date. The Seller Entities and Buyer shall jointly cooperate to encourage the First Territory Employees to accept on or before the First Closing Date the written offers of employment made by Buyer. Buyer shall not take any actions or make any communications with or to the First Territory Employees prior to the First Closing Date regarding their future employment with Buyer without the prior written consent of the Seller Entities. The Seller Entities shall permit Buyer, with the Seller Entities’ prior written consent, to have reasonable access to the First Territory Employees in furtherance of this common goal. If any person not designated as a “critical employee” on Schedule 8.1(g) does not accept Buyer’s offer of employment, then the Seller Entities shall use their reasonable best efforts to provide a substitute,  mutually agreed upon with Buyer, who will accept Buyer’s offer of employment.

(g)           Consulting. Notwithstanding their employment pursuant to the procedure set forth above, Buyer agrees to make available to the Seller Entities, for a period not to exceed two (2) years, each of the persons named on Schedule 5.8(g) for the purpose of providing consulting services at the direction of the Seller Entities as requested up to twenty-five percent (25%) of their productive time.

5.9           New Facility Employees.

(a)           Employees. Schedule 5.9 lists those employees who performed services for the Seller Entities which the Buyer and Seller have agreed will be employed by ABON in the New Facility after the New Facility Closing (which shall include certain employees who perform services for the First Territory Business but who were not employed in the United States as of the First Closing) by name and, to the extent applicable, accurately describes with respect to each New Facility Transferee, his or her: (i) employment status, (ii) job title, (iii) education, (iv) hire date, (v) 2005 and 2006 base salary, (vi) 2005 and 2006 target bonus, (vii) 2005 and 2006 housing allowance, (viii) fiscal year 2005 vacation entitlement (days) and vacation amount, and (ix) a description and the amount of all the other compensation. The Buyer, on behalf of ABON, and the Seller Entities shall cause ABON, to offer employment to each of the employees on Schedule 5.9 (the “New Facility Transferees” and, together with the First Territory Transferees, the “Transferred Employees”). Schedule 5.9 contains a list of other significant and fringe benefits such as medical and life insurance coverage and equity incentive programs to which any of the New Facility Transferees are entitled. Subject to Section 5.8, Buyer shall not offer employment to any employee of the Seller Entities not designated on Schedule 5.9.

(b)           Termination of Employment. On or immediately after the date ABON (or by Buyer or the Seller Entities on behalf of ABON) offers employment to a New Facility Transferee, the applicable Seller Entity shall notify that New Facility Transferee of its intention to terminate such individual’s employment as of the New Facility Closing if not already employed by ABON. Effective as of the New Facility Closing, the applicable Seller Entity shall terminate the employment of each New Facility Transferee if not already employed by ABON. Seller Entities agree that for purposes of Section 5.6 of this Agreement, each New Facility Transferee shall be deemed to be an employee of ABON or Buyer regardless of whether such individual becomes a Transferred New Facility Employee.

(c)           Employment of New Facility Transferred Employees By Buyer. Each New Facility Transferee who accepts, in a manner acceptable to Buyer, offers of employment from ABON at least fourteen (14) days prior to the New Facility Closing Date (a “Transferred New Facility Employee”) will become employed by ABON as of his/her Start Date which shall be on the New Facility Closing Date. Effective on his/her Start Date, each Transferred New Facility Employee will be under the exclusive supervision of Buyer, ABON or an Affiliate of Buyer and, except as otherwise required by applicable Law, subject to Buyer’s policies and procedures as of his/her Start Date. Prior to such individual’s Start Date, each Transferred New Facility Employee shall be under the exclusive supervision of Seller Entities and subject to Seller Entities’ policies and procedures. Notwithstanding the foregoing, the Seller Entities shall use commercially reasonable efforts (other than cash payments intended to incentivize such person to accept employment) to cause all New Facility Transferees to be employed by ABON on the New Facility Closing. Notwithstanding anything to the contrary herein, to the extent that any Transferred New Facility Employee remains or otherwise performs services on Seller Entities’ premises on or after the Start Date, such person shall comply with the terms of Seller Entities’ rules and regulations applicable to vendors, customers and other general visitors regarding such premises. Seller Entities shall provide Buyer with a copy of such policies on or prior to the Start Date. For the avoidance of doubt, all such Transferred New Facility Employees shall be subject to Buyer’s, not Seller Entities’, written employee policies. If any person not designated as a “critical employee” on Schedule 9.1(m) does not accept Buyer’s offer of employment, then the Seller Entities shall use their reasonable best efforts to provide a substitute, mutually agreed upon with Buyer, who will accept Buyer’s offer of employment.

(d)           Reservation of Rights; No Third Party Rights. Subject to applicable Law, nothing contained in the Agreement shall restrict the ability of Buyer, ABON or an Affiliate of Buyer to terminate (i) the employment of any Transferred New Facility Employee for any reason at any time on or after his or her start date. Subject to applicable Law, except as set forth in this Agreement, neither Buyer nor any of its Affiliates shall be required to maintain any specific benefit plan or other compensation or employee benefit plan, program, policy or practice following the New Facility Closing Date. Nothing in this Agreement is intended to or shall create any rights in any person, including, without limitation any Transferred New Facility Employee, who is not a party to this Agreement.

(e)           Immigration/Visa Status of Transferred Employees. The parties shall cooperate to ensure that Transferred New Facility Employees who are not citizens of the country in which they are domiciled have proper visas to commence work with Buyer, ABON or an Affiliate of Buyer on the New Facility Closing Date or as soon as practicable thereafter.

(f)            No Impact on New Facility Closing Conditions or Consideration Milestones. The parties hereto agree that nothing in this Section 5.9 shall alter or modify the conditions to the closing of the New Facility Equity Interest transfer or otherwise alter or modify the conditions to payment of consideration for the New Facility Equity Interests contemplated by this Agreement.

5.10         Employee Benefit Matters. Buyer hereby agrees that following the applicable Closing Date it shall, or it shall cause its Affiliate to, provide each Transferred First Territory Employee and Transferred New Facility Employee with compensation (salary, bonus opportunity and incentive compensation opportunity) that is no less in the aggregate as to each employee than that provided to each such employee immediately prior to the applicable Closing Date.

(a)           Subject to Sections 5.8(d) and 5.9(d), Buyer shall, or shall cause its Affiliate to, provide the Transferred Employees with employee benefits plans, programs and arrangements (including, without limitation, retirement benefits, health and medical benefits) that are substantially comparable to the employee benefits and plans, programs and arrangements provided to similarly situated (taking into account the position, tenure, geographic location and other relevant factors) employees of Buyer and its Subsidiaries.

(b)           From and after the First Closing Date or New Facility Closing Date, as applicable, Buyer shall, to the extent permissible under each employee benefit plan, policy or arrangement, (i) provide all Transferred Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not benefit accrual) under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Buyer or any of its Affiliates in which Transferred Employees are eligible to participate, for all periods of employment with the Seller Entities (or their predecessor entities) prior to the First Closing Date or New Facility Closing Date, as applicable (provided such credit does not result in the duplication of benefits for any Transferred Employee), (ii) cause or, to the extent any plan is insured, use commercially reasonable efforts to cause its insurance carrier to cause, any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Buyer or any of its Affiliates to be waived with respect to the Transferred Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Transferred Employee participated immediately prior to the First Closing Date or New Facility Closing Date, as applicable, and, with respect to life insurance coverage, up to the Transferred Employee’s current level of insurability, and (iii) give the Transferred Employees and their eligible dependents credit for the plan year in which the First Closing Date or New Facility Closing Date, as applicable (or commencement of participation in a plan of Buyer or any of its Affiliates), occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the First Closing Date or New Facility Closing Date, as applicable (or commencement of participation in a plan of Buyer or any of its Affiliates).

(c)           As of the Closing, Seller Entities shall fully vest each Transferred Employee or shall cause each Transferred Employee to be vested in his or her accounts under any Employee Plan that is a Section 401(k) plan (“Seller 401(k) Plan”). As soon as practicable after the Closing, Seller Entities shall direct the trustee of the Seller 401(k) Plan to transfer the account balances of the Transferred Employees in the Seller 401(k) Plan to the trustee of Buyer’s 401(k) Plan. Such transfer shall be in the form of cash and participant notes.

5.11         Books and Records. For a period of five (5) years from the date of the First Closing and the New Facility Closing, as the case may be:

(a)           The Seller Entities and their Affiliates shall not dispose of or destroy any of the books and records of any of the Seller Entities and their Affiliates relating to the First Territory Business for periods prior to the First Closing and the New Facility for periods prior to the New Facility Closing (“Retained Books and Records”) without first offering to turn over possession thereof to the Buyer by written notice to the Buyer at least thirty (30) days prior to the proposed date of such disposition or destruction.

(b)           From and after the First Closing and the New Facility Closing, the Seller Entities and their Affiliates shall allow the Buyer and its agents reasonable access to all Retained Books and Records during normal working hours at such Seller Entities’ and their Affiliates’ principal place of business or at any location where any Retained Books and Records are stored, and the Buyer shall have the right, at its own expense, to make copies of any Retained Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of the Seller Entities’ and their Affiliates’ business.

5.12         Tax Matters. Each Seller Entity, ABON and Rich Horizons agree, upon request (i) to use their reasonable and diligent efforts to obtain any certificate or other document from any Governmental Authority or any other person or make such filings with any such Governmental Authority, in each case, as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Buyer or such entity (including, but not limited to, with respect to the transactions contemplated by this Agreement), and (ii) to provide Buyer with all information that Buyer and/or such entity may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder. Each Seller Entity, ABON and Rich Horizons agree to use their reasonable and diligent efforts to cooperate with and assist the Buyer as the Buyer structures its acquisition of Rich Horizons; provided, however, that the foregoing shall not require any Seller Entity to take any action that could reasonably be expected to result in adverse consequences to such Seller Entity.

5.13         Inventory; Packaging; Corporate Name. The Seller Entities and their Affiliates hereby acknowledge and agree that after the First Closing Date, Buyer may use of those tradenames, service names, trademarks, service marks, trade dress, logos, and corporate names (including the trade name ACON, and including product packaging, product labels and associated documentation and marketing materials) in each case that are proprietary to the Seller Entities and are used by the Seller Entities as of the First Closing Date in making, using and distributing First Territory Products, solely for purposes of making, using and distributing First Territory Products for twelve (12) months after the New Facility Closing Date in order to use materials or service customer requests.

5.14         New Facility Transferred Assets. In the event any assets, property or interest reasonably necessary for the operation of the New Facility is not owned or held for use by ABON, but is owned or held for use by the Seller Entities or their Affiliates, then the Seller Entities shall, and shall cause their Affiliates to, promptly transfer to ABON such assets, property or interest without further consideration, provided that if under PRC law consideration is required to be paid for such assets, property or interest, then the New Facility Purchase Price shall be reduced by the amount of such consideration and any stamp duty, VAT or other taxes required to be paid in connection with such transfer.

5.15         Reagent Production. The Seller Entities shall cause ABON to own such equipment and other tangible assets (if any) currently used in developing, manufacturing, testing and storing the Reagents and employ such personnel as of the nine (9) month anniversary of the New Facility

Closing Date as are reasonably necessary for ABON or its Affiliates to begin testing, developing and manufacturing those Reagents that are to be supplied by Genclonn pursuant to the Reagent Supply Agreement. The cost of any such equipment and/or tangible assets shall be borne by Buyer or ABON after the New Facility Closing.  To the extent necessary, the Seller Entities shall cause Genclonn to take such actions, if any, as are necessary to accomplish the matters set forth in this Section 5.15.

5.16         Reagent Supply Agreement. The Seller Entities shall not amend, alter or change the Reagent Supply Agreement in effect as of the date hereof prior to the New Facility Closing and shall cause ABON and Genclonn to comply in all material respects with such agreement. If the New Facility Closing has not occurred on or prior to July 31, 2006, the Seller Entities shall, and shall cause their Affiliates to, assign the Reagent Supply Agreement to Buyer, or any Affiliate thereof, if so requested by Buyer. ACON Bio shall cause the reagent stockpiling planning to be conducted pursuant to the third sentence of Section 2.5 of the Reagent Supply Agreement to be provided to Buyer for its review and approval.

5.17         Buyer Securities. The Seller Entities shall not and no acquiring person affiliated with the Seller shall acquire any voting securities of Buyer if such acquisition would result in the ownership of voting securities of the Buyer valued at greater than $56.7 million (or such other limitation as may be in effect from time to time) by an acquiring person affiliated with the Seller Entities, as determined pursuant to the rules set forth in the HSR Act.

5.18         Intellectual Property Transfer Matters.

(a)           As soon as practical after the date hereof and prior to the First Closing Date, the Seller Entities shall have caused Oakville, ACON Bio and any Affiliate thereof to make all necessary filings with the appropriate Government Authorities (including without limitation, the PRC Ministry of Commerce, the PRC Ministry of Science and Technology and the State Intellectual Property Office) in order to effectuate (1) any assignment or license among any such entities of any and all Assigned ACON Intellectual Property Assets or Retained ACON Intellectual Property Assets to be transferred or licensed to Buyer under this Agreement or any Ancillary Agreement and (2) the assignment or license of any and all Assigned ACON Intellectual Property Assets or Retained ACON Intellectual Property Assets to be transferred or licensed to Buyer or its designated party under this Agreement or any Ancillary Agreements. The Seller Entities shall have also caused Oakville, ACON Bio and any Affiliate thereof to copy Buyer or its designated agent on all correspondence between such parties and such Governmental Authority and shall enable Buyer or its designated agent to participate in any discussions between such parties and the Governmental Authority.

(b)           The Seller Entities shall have also caused Oakville, ACON Bio and any Affiliate thereof to diligently prosecute the applicable filings with such Governmental Authority. Prior to the effectiveness of the assignment of the Assigned ACON Intellectual Property Assets under this Agreement, none of the Seller Entities shall (i) make, use, sell, offer to sell or import any products or services that would be covered by the Assigned ACON Intellectual Property Assets (other than as otherwise permitted under this Agreement or the Ancillary Agreements), (ii) license or otherwise authorize any Person to exercise any of the rights set forth in the foregoing clause (i), (iii) sell, assign or transfer the Assigned ACON Intellectual Property Assets to any Person and/or (iv) directly or indirectly commence, authorize or assist in any suit or other proceeding (including asserting any claim or counterclaim against, or participate in or join or otherwise aid), other than as required by Law, in any claim or action against Buyer to the extent based on a claim of infringement of the Assigned ACON Intellectual Property Assets.

(c)           Prior to the effectiveness of the licensing of the Retained ACON Intellectual Property Assets under any Ancillary Agreement, none of the Seller Entities shall (i) make, use, sell, offer to sell or import any products or services that would be covered by such Retained ACON Intellectual Property Assets in a manner which would infringe Buyer’s rights under the applicable Ancillary Agreement upon the effectiveness of such licensing, (ii) license or otherwise authorize any Person to exercise any of the rights set forth in the foregoing clause (i) in a manner which would infringe Buyer’s rights under the applicable Ancillary Agreement upon the effectiveness of such licensing, (iii) sell, assign or transfer to any Person any such Retained ACON Intellectual Property Assets in any manner that does not subject such Retained ACON Intellectual Property Assets to the applicable Ancillary Agreement and/or (iv) directly or indirectly commence, authorize or assist any suit or other proceeding (including asserting any claim or counterclaim against, or participate in or join or otherwise aid), other than as required by Law, in any claim or action against Buyer to the extent based on a claim of infringement of the Retained ACON Intellectual Property Assets.

5.19         Consents. Prior to the First Closing, the Seller Entities shall use commercially reasonable efforts to cause each of the Prior Litigants, as that term is defined in the Release Agreement contained in Schedule 8.2(n) (the “Release Agreement”), to agree to and carry out the steps (a) through (c) in paragraph 1.3 of the Release Agreement and thereby obtain the dismissal of the pending proceedings involving the Prior Litigants, or if other third parties are involved, the withdrawal of the Prior Litigants from such proceedings. The Seller Entities, either on their own behalf or through any third party or outside counsel, agree not to support, fund, or otherwise assist in or indemnify any of the Prior Litigants with respect to any ongoing matter pending against the Buyer or its affiliates other than as required under contracts existing as of the date hereof, and except to the extent necessary to cause or assist the Prior Litigants to carry out the steps identified in paragraph 1.3 of the Release Agreement.

SECTION 5A.       COVENANTS OF THE PARENT.

5A.1        Performance and Compliance. The Parent shall cause the Seller Entities and the relevant Subsidiaries, and each Affiliate of the foregoing to perform, and comply with, in all respects all of their obligations and covenants required to be performed or complied with hereunder by any such Seller Entity, Subsidiary or Affiliate. In the event any assets, property or interest reasonably necessary for the operation of the First Territory Business is not owned or held for use by a Seller Entity and assigned, transferred or licensed to Buyer or its designee pursuant to the terms of this Agreement or any Ancillary Agreement, but is owned or held for use by the Parent or any Affiliate thereof, then the Parent shall, and shall cause its Affiliates to, promptly transfer to Buyer such assets, property or interest without further consideration. In the event any assets, property or interest reasonably necessary for the operation of the New Facility is not owned or held for use by ABON, but is owned or held for use by the Parent or any Affiliate thereof, then the Parent shall, and shall cause its Affiliates to, promptly transfer to ABON such assets, property or interest without further consideration, provided that if under PRC law consideration is required to be paid for such assets, property or interest, then the New

Facility Purchase Price shall be reduced by the amount of such consideration and any stamp duty, VAT or other taxes required to be paid in connection with such transfer.

SECTION 6.           REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to the Seller Entities as follows:

6.1           Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The copies of the certificate of incorporation and by-laws of Buyer, each as amended to date, are complete and correct, and no amendments thereto are pending.

6.2           Authority. Buyer has full right, power and authority to enter into the Transaction Documents. The execution, delivery and performance by Buyer have been duly authorized by all necessary action of Buyer, and no other action on the part of Buyer is required in connection therewith. The Transaction Documents constitute, or will when executed and delivered by Buyer constitute, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies. Except as set forth on Schedule 6.2, no notice to, filing with, authorization of, exemption by, or consent of, any Person is required for Buyer to consummate the transactions contemplated hereby. Except as set forth on Schedule 6.2, the execution, delivery and performance by Buyer of the Transaction Documents:

(a)           do not and will not violate contravene or conflict with any Laws, order, writ, judgment, injunction, decree, determination or arbitration award binding upon or applicable to Buyer or require Buyer to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

(b)           do not and will not result in a breach of, constitute a default under, cancel or accelerate any right or obligation under, require a consent under, cause a termination under, or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, Lien, lease, permit or authorization, whether written or oral, to which Buyer is a party or by which the property of Buyer is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets of Buyer.

6.3           Litigation. There is no litigation, claim or governmental or administrative proceeding or investigation pending or, to the knowledge of Buyer, threatened against Buyer or any Affiliate of Buyer which would, individually or in the aggregate, to have a Buyer Material Adverse Effect or prevent or hinder the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement. For purposes of this Agreement,  “Buyer Material Adverse Effect” shall mean a material adverse effect on the assets, liabilities, business, properties, condition (financial or otherwise), results of operations or prospects of the Buyer’s operations provided, however, that in no event shall any of the following constitute a Buyer Material Adverse Effect for any purpose pursuant to the Agreement: (i) with respect to the Buyer, any change resulting from conditions affecting the industries in which the Buyer operates; (ii) any change resulting from terrorist attacks, acts of war or acts of God; (iii) any change resulting from the announcement and pendency of any of the transactions contemplated by this Agreement; and (iv) any change resulting from compliance by the Seller Entities or Buyer, as the case may be, with the terms of, or the taking of any action expressly contemplated or permitted by this Agreement, or prevent or hinder the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

6.4           Finder’s Fees. Buyer has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with this Agreement or the transactions contemplated hereby.

6.5           Capitalization; Buyer Common Stock.

(a)           The authorized capital stock of Buyer consists solely of 50,000,000 shares of Buyer Common Stock and 2,667,000 shares of Preferred Stock. Buyer has sufficiently authorized Common Stock available for issuance to permit Buyer to consummate the transactions contemplated by the Agreement.

(b)           The Common Stock (i) will be, when delivered, duly authorized, validly issued, fully paid and nonassessable, (ii) will not, when delivered, be subject to preemptive rights created by statute, Buyer’s constitutive documents or any agreement to which Buyer is a party or by which Buyer is bound, and (iii) will, when delivered, be free of Liens (except for any Liens created as a result of the Investor Rights Agreement). Assuming the truth and accuracy of the representations and warranties made by the Seller Entities in Section 4.26, the issuance to the Seller Entities of the shares will not require registration under the Securities Act.

6.6           Securities Matters; Financial Statements.

(a)           As of their respective filing dates, (i) the Annual Report on Form 10-K filed March 16, 2005 (as amended by Annual Report on Form 10-K/A as filed on August 26, 2005) and all Form 10-Q and Form 8-K filings made by it subsequent to that date and on or prior to the Closing Date, as each may have been or may be amended, other than any Current Report on Form 8-K filings made for Items 2.01 and/or 7.01 including Form 8-K filings made on May 5, 2005, June 29, 2005 and November 2, 2005 (the “Buyer SEC Documents”) complied in all material respects with the requirements of the Exchange Act, and (ii) none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading except to the extent that information contained in any Buyer SEC Document has been revised or superseded by a subsequently filed Buyer SEC Document filed prior to the date hereof. Except to the extent that information contained in any such report, schedule, form, statement or other document has been revised or superseded by a subsequently filed report, schedule, form, statement or other document filed prior to the date hereof, all required reports, schedules, forms, statements and other documents that Buyer was required to file with the SEC under the Exchange Act after January 1, 2004 and prior to the date hereof complied, as of their respective filing dates, in all material respects, with the requirements of the Exchange Act, and none of such reports, schedules, forms, statements or other documents contained, as of their respective filing dates, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Except for the execution and delivery of the Transaction Documents and the consummation of the transactions to take place pursuant hereto and or prior to the First Closing Date, since the date of the most recent Buyer SEC Documents, there has not been any event or development relating to Buyer which, individually or in the aggregate could reasonably be expected to have a Buyer Material Adverse Effect, whether or not in the Ordinary Course of Business.

(b)           The financial statements of Buyer, including the notes thereto, included in the Buyer SEC Documents, as amended (the “Buyer Financial Statements”), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates and fairly present the financial condition and the results of operations, changes in stockholders’ equity and cash flow of Buyer and its subsidiaries on a consolidated basis as at the respective dates of and for the periods referred to in the Buyer Financial Statements, all in accordance with GAAP consistently applied, except as otherwise noted therein and as otherwise permitted for financial statements filed as part of a Quarterly Report on Form 10-Q and subject, in the case of unaudited statements, to normal year-end adjustments that would not be material in amount of effect.

(c)           Each of the principal executive officer of the Buyer and the principal financial officer of the Buyer (or each former principal executive officer of the Buyer and each former principal financial officer of the Buyer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Buyer SEC Documents, and to the knowledge of the Buyer, the statements contained in such certifications are true and correct. For purposes of this Section 6.6(c), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Buyer nor any of its Subsidiaries has, since the effective date of Section 402 of SOX, arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(d)           The Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that:  (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)           The Buyer has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(c) and 15d-(e) of the Exchange Act) required in order for the principal executive officer of the Buyer and the principal financial officer of the Buyer to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. The Buyer’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Buyer in the reports that it files or submits under the Exchange Act is recorded, processes, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer of the Buyer and the principal financial officer of the Buyer required under the Exchange Act with respect to such reports. Buyer acknowledges that it has the responsibility to establish and maintain sufficient internal accounting controls and disclosure controls and procedures as described in Sections 6.6(d) and (e) with respect to the First Territory Business transferred hereunder.

(f)            Other than as described in the Buyer SEC Documents, since December 31, 2002, the Buyer has not received from its independent auditors any oral or written notification of a (x) ”reportable condition” or (y) ”material weakness” in the Buyer’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date of such notification.

6.7           Value of US Assets Acquired. Buyer, by its Board of Directors, or properly authorized committee thereof, has determined, in good faith and in accordance with 16 C.F.R. Section 801.10(b), that the fair market value of the U.S. assets being acquired in the First Closing is not greater than $56.7 million (or such other limitation as may be in effect on the First Closing Date). This representation and warranty is made solely for the purpose of determining the applicability to the transactions contemplated by this Agreement of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

SECTION 7.           COVENANTS OF BUYER.

Buyer hereby covenants and agrees with the Seller Entities as follows:

7.1           Cooperation by Buyer. From the date hereof and prior to each of the applicable Closings, Buyer will, and will cause its Affiliates to, use its commercially reasonable efforts, and will cooperate with the Seller Entities in all material respects, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to effectuate the transactions contemplated hereby, and will otherwise use its commercially reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof, including without limitation, to effect and pursue Governmental Filings and Consents, including without limitation those set forth on Schedule 6.2.

7.2           Books and Records. For a period of seven (7) years from the date of the First Closing and the New Facility Closing, as the case may be:

(a)           Buyer shall not dispose of or destroy any of the books and records that were transferred to Buyer pursuant to the terms hereof that relate to the First Territory Business for periods prior to the First Closing or that relate to the New Facility for periods prior to the New Facility Closing (“Transferred Books and Records”) without first offering to turn over possession thereof to the Seller Entities by written notice to the Seller Entities at least thirty (30) days prior to the proposed date of such disposition or destruction.

(b)           From and after the First Closing and the New Facility Closing, Buyer shall allow the Seller Entities and their agents reasonable access to all Transferred Books and Records during normal working hours at Buyer’s principal place of business or at any location where any Transferred Books and Records are stored, and the Seller Entities shall have the right, at their own expense, to make copies of any Transferred Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of Buyer’s business.

7.3           Further Assurances. At any time or from time to time after the date of the First Closing and the New Facility Closing, as the case may be, Buyer shall, at the request of the Seller Entities or their counsel, execute and deliver any further instruments or documents and take all such further action as the Seller Entities or their counsel may reasonably request in order to evidence or otherwise facilitate the consummation of the transactions contemplated hereby.

7.4           Confidentiality. Except as provided in Sections 5.5 and 12.5, and to the extent necessary to comply with applicable Law and the rules and regulations of, any listing agreement with, any stock exchange, Buyer confirms that through the First Closing (with respect to information of the First Territory Business) and through the New Facility Closing (with respect to all other matters governed by such terms) it remains bound by the terms of the confidentiality provisions set forth on Schedule 5.7.

7.5           Non-Solicitation. Buyer agrees that from and after the New Facility Closing until the third anniversary of the New Facility Closing, Buyer shall not knowingly and shall cause its Affiliates not to recruit any employees of the Seller Entities and their Affiliates (other than First Territory Employees and New Facility Transferees and those employees contemplated by Section 5.15 hereof); provided, that a general advertisement in the public media shall not constitute a violation of the non-recruitment obligations of this Section 7.5. Buyer agrees that until the date that is six (6) months after the New Facility Closing, Buyer shall not knowingly and shall cause its Affiliates not to knowingly hire any employees of the Seller Entities and their Affiliates (other than First Territory Employees and New Facility Transferees). Notwithstanding the foregoing, the Buyer and its Affiliates shall not be subject to the restrictions contained in this Section 7.5 with respect to the persons named on Schedule 5.8(g) in connection with such persons becoming employees of the Buyer or its Affiliates at the time of the closing of the transaction contemplated pursuant to the Second Territory Agreement.

7.6           Financing. Buyer shall use commercially reasonable efforts to close a Financing on terms reasonably acceptable to Buyer five (5) business days prior to each time a payment is required to be made pursuant to Section 3 herein, provided that any such Financing shall not contain terms and conditions which are adverse to or otherwise prejudice the rights of the Seller Entities or otherwise limit Buyer’s ability to fulfill its obligations under this Agreement. Buyer shall use commercially reasonable efforts to satisfy, on or prior to each payment date, all requirements that are conditions to its consummation of such Financing and to the drawing down of the cash proceeds under the Financing required to fund the cash payment to the Seller Entities on such payment date. “Financing” means debt and/or equity financings as may be necessary to pay all amounts as may be required in connection with the payment of the amounts due and payable to the Seller Entities under Section 3. Without limiting the generality of the foregoing, Buyer shall (i) notify the Seller Entities and deliver any executed amendments to any financing commitment letter, (ii) provide to the Seller Entities copies of any financing commitment letters at least five (5) days prior to the close of the Financing contemplated by such commitment letter and any definitive agreements entered into by Buyer or any of its Affiliates in connection with any such Financing and all executed amendments or modifications regarding any such letters or agreements, (iii) notify the Seller Entities of any assertion by any lender under any financing commitment letter or any other commitment letter or definitive agreements entered into in relation to a Financing that any condition contained in the financing commitment letter or definitive agreements entered into in relation to a Financing has not been satisfied or waived or cannot be a satisfied or waived at the time such condition is required to be satisfied and (iv) discuss with the Seller Entities at the Seller Entities’ reasonable request the status of any Financing.

7.7           Financial Matters. Subject to timely delivery of the Historical Financial Information in accordance with Section 5.5(a) and compliance with Section 5.5(b), Buyer shall prepare and timely file the Form 8-K filings (including amendments thereto) required to be filed with the SEC as a result of the transactions contemplated hereby. Without limiting the obligations of the parties contained in this Agreement, in the event of a delay or failure to file the Form 8-K’s referred to in this Section 7.7, the parties hereto agree to use commercially reasonable efforts to address in a commercially reasonable manner the impact of such failure on the Buyer and its stakeholders.

7.8           Receivables Matters. Buyer shall use reasonable commercial efforts to collect all of the Receivables following the First Closing. Buyer shall keep the Seller Entities reasonably informed of the status of the collection of any such Receivables. At the time of making of any claim pursuant to Section 11 below with respect to nonpayment of any Receivables, Buyer shall take all action and execute all documents necessary to assign any non-collected Receivables on the date of such claim to the Seller Entities, free and clear of any encumbrances and together with all related documentation, in which case the Seller Entities will have all rights to pursue all lawful collection activities and remedies with respect to such assigned Receivables.

SECTION 8.           CONDITIONS TO FIRST CLOSING.

8.1           Conditions to Buyer’s Obligations. The obligations of Buyer to effect the transactions contemplated by the First Closing shall be subject to the satisfaction (or waiver) on or prior to the First Closing Date of all of the following conditions:

(a)           Representations; Warranties; Covenants. Each of the representations and warranties of the Seller Entities contained in Section 4 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties to the extent so qualified shall be true in all respects) as though made on and as of the First Closing; and the Seller Entities shall, on or before the First Closing, have performed in all material respects all of their obligations hereunder which by the terms hereof are to be performed on or before the First Closing.

(b)           No Material Change. There shall have been no Material Adverse Effect with respect to the First Territory Business since the date hereof, whether or not in the Ordinary Course of Business.

(c)           No Litigation. There shall have been no determination by Buyer, acting in good faith, that the consummation of the transactions contemplated by this Agreement in connection with the First Closing has become materially impracticable by reason of the institution or threat by any person or any Governmental Authority of litigation, proceedings or other action against Buyer or the Seller Entities or any of their Affiliates.

(d)           Consents. Subject to the provisions of Section 1.7, the Buyer and each of the Seller Entities (i) shall have made all filings with and notifications of Governmental Authorities, regulatory agencies and other entities required to be made by the Buyer and/or the Seller Entities in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby in connection with the First Closing and the continued operation of the First Territory Business by Buyer subsequent to the First Closing; and (ii) shall have received all material authorizations, waivers, consents and permits, including all of those set forth on Schedule 6.2 and all Required Consents, in form and substance reasonably satisfactory to Buyer, from all third parties, including, without limitation, applicable Governmental Authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continuation of the First Territory Business and the consummation of the transactions contemplated by this Agreement in connection with the First Closing, including the transfer to Buyer of the First Territory Business and Transferred Assets and to avoid a breach, default, termination, acceleration or modification of any Material Contract. Without limiting the generality of the foregoing, the Seller Entities shall have delivered to Buyer copies of all consents and notices required under any Transferred Contract or Approvals.

(e)           Certificate from Officers and Management Team. Each Seller Entity shall have delivered to Buyer a certificate of an authorized officer (which may be a member of the Management Team) and of both members of the Management Team, dated as of the First Closing to the effect that the statements set forth in paragraphs (a), (b), (c) and (d) above in this Section 8.1 are true and correct.

(f)            Non-Competition Agreements. The Parent, each of the Seller Entities, Genclonn and each other subsidiary of Parent and the Management Team shall have executed and delivered to Buyer Non-Competition Agreements in the forms attached hereto as Exhibits A-1 and A-2 (the “Non-Competition Agreements”) and each such Non-Competition Agreement shall be in full force and effect.

(g)           Employment Matters. Of the First Territory Employees identified on Schedule 8.1(g), all of those employees identified as a “critical employee” on Schedule 8.1(g) and the requisite percentage (as set forth on Schedule 8.1(g)) of all other First Territory Employees identified on Schedule 8.1(g) shall have accepted Buyers’ offer of employment.

(h)           Transferred Assets. The Seller Entities shall have delivered to Buyer the Transferred Assets, including all Material Contracts, Licenses and Leases pursuant to a Bill of

Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”).

(i)            Opinion of Counsel. Buyer shall have received from Morrison and Foerster LLP, Maples and Calder, ZheJiang T&C Law Firm and Squire Sanders, counsel to the Seller Entities, opinions as of the Closing Date, in the forms attached hereto as Exhibits C-1, C-2, C-3 and C-4, respectively.

(j)            Credit Facility Matters. Buyer shall have received the consent of its (or its Affiliates) lenders under its (or its Affiliates) senior credit facility to the transactions contemplated by this Agreement.

(k)           Investor Rights Agreement. Each Seller Entity and member of the Management Team shall have each executed and delivered to the Buyer an Investor Rights Agreement in the form attached hereto as Exhibit D (the “Investor Rights Agreement”) and such Investor Rights Agreement shall be in full force and effect.

(l)            [Reserved]

(m)          Supply Agreements. The Seller Entities shall have caused ACON Bio to have executed and delivered to Buyer a Transitional Supply Agreement in the form attached hereto as Exhibit E-1 (the “Supply Agreement”) and such Supply Agreement shall be in full force and effect. The Seller Entities shall have caused Genclonn to have executed and delivered to Buyer a Transitional Reagent Supply Agreement and a Reagent Supply Agreement (Commercial) in the forms attached hereto as Exhibits E-2 and E-3, respectively (the “Reagent Supply Agreements”) and such Reagent Supply Agreements shall be in full force and effect.

(n)           Litigation. The Seller Entities shall have each executed and delivered to Buyer the Release Agreement contained or described in Schedule 8.2(m) and, for those cases in which any of the Seller Entities are a party, the litigation papers described on Schedule 8.1(o).

(o)           Lease Agreement. ACON Labs shall have executed and delivered to Buyer either a lease assignment agreement or a sublease agreement in a form reasonably agreeable to the parties with respect to the leased property located at 4108 Sorrento Valley Blvd., San Diego, CA (the “Lease Agreement”) and such Lease Agreement shall be in full force and effect. ACON Labs shall have received all necessary consent and approvals for each such Lease Agreement.

(p)           Intellectual Property. The Seller Entities shall have caused Oakville and ACON Bio and any Affiliate thereof to have executed and delivered to Buyer intellectual property assignments in the forms attached hereto as Exhibits G-1 and G-2 (the “Patent Assignments”), Exhibit H (the “Trademark Assignment”) and Exhibits I-1 and I-2 (the “Notices of Patent License”), respectively, with respect to Assigned ACON Intellectual Property Assets and such Patent Assignments, Trademark Assignment and Notices of Patent License shall each be in full force and effect together with any other documents requested by Buyer prior to the First Closing Date or required to enable the Buyer to register and effect such assignments under applicable Laws. The Seller Entities shall have caused Oakville, ACON Bio and any Affiliate thereof to have delivered to the satisfaction of Buyer all necessary approvals from all Governmental Authorities, including without limitation, the PRC Ministry of Commerce and the

PRC Ministry of Science and Technology (i) in connection with any assignment or licenses of Intellectual Property Assets among the Seller Entities and (ii) in connection with any assignment or licenses of Intellectual Property Assets to any Buyer designated entity pursuant to the transactions contemplated by this Agreement and the Ancillary Agreements.

(q)           License. The Seller Entities shall have caused Oakville and ACON Bio to have executed and delivered to Buyer a License Agreement in the form attached hereto as Exhibit J (the “ACON License”) with respect to Retained ACON Intellectual Property Assets and such ACON License shall be in full force and effect.

(r)            Second Territory Letter Agreement. The Seller Entities shall have, and shall have caused ACON Labs, Azure, LBI, Oakville, ACON Bio and Parent to have, executed and delivered to Buyer the Second Territory Letter Agreement in the form attached hereto as Exhibit K and such Second Letter Acquisition Agreement shall be in full force and effect.

(s)           Transition Services Agreement. The Seller Entities shall have, and shall have caused those Seller Entities pursuant thereto and Genclonn to have executed and delivered to Buyer a First Closing Transition Services Agreement in the form attached hereto as Exhibit L (the “First Closing Transition Services Agreement”) and such First Closing Transition Services Agreement shall be in full force and effect.

(t)            Recordation of Name Change. The Seller Entities (i) shall have caused Oakville to make all necessary filings with the appropriate Government Authorities, including without limitation, the U.S. Patent & Trademark Office and the offices or agencies responsible for the issuance of patents in the People’s Republic of China and other relevant jurisdictions, in order to record the change of company name from Oakville Trading Hong Kong, Limited to Oakville Hong Kong Co., Ltd., for any and all Assigned ACON Intellectual Property Assets or Retained ACON Intellectual Property Assets to be transferred or licensed to Buyer under this Agreement or any Ancillary Agreement and (ii) Seller Entities shall have delivered to Buyer a certified copy (or similar written proof reasonably acceptable to Buyer) of such filings.

(u)           Intellectual Property Transfer Matters. The Seller Entities shall have caused Oakville, Acon Bio and any Affiliate thereof to make all necessary filings with the appropriate Government Authorities, including without limitation, the PRC Ministry of Commerce, the PRC Ministry of Science and Technology and the State Intellectual Property Office in order to effectuate (1) any assignment or license among any such entities of any and all Assigned ACON Intellectual Property Assets or Retained ACON Intellectual Property Assets to be transferred or licensed to Buyer under this Agreement or any Ancillary Agreement and (2) the assignment or license to Buyer of any and all Assigned ACON Intellectual Property Assets or Retained ACON Intellectual Property Assets to be transferred or licensed to Buyer under this Agreement or any Ancillary Agreement.

(v)           Historical Financial Information. The Audit Accountants shall not have informed the Buyer that the Audit Accountants have reasonably determined that the Historical Financial Information can not be audited, prepared and delivered to Buyer in accordance with the terms and conditions of this Agreement.

(w)          Miscellaneous Deliveries. All actions to be taken by the Seller Entities in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

(x)            Other Deliveries. The Seller Entities shall have executed (where applicable) and delivered to the Buyer (or shall have caused to be executed and delivered to the Buyer by the appropriate person) the following:

(i)            certified copies of votes of the board of directors and the equityholders authorizing each Seller Entity’s execution of this Agreement and each of the agreements, documents and instruments contemplated hereby to which it is a party;

(ii)           a copy of each Seller Entity’s Seller Organizational Documents, including in the case of each Seller Entity not formed in California, its charter, memorandum and/or articles of association certified by the appropriate Governmental Authority (if applicable), and, specifically in the case of ACON Labs and Azure, by the Secretary of State of California, in the case of Oakville by the Companies Registry in Hong Kong and in the case of ACON Bio, by the local Administration of Industry and Commerce;

(iii)          certificates issued, in the case of ACON Labs and Azure, by the Secretary of State of California, in the case of LBI, by the Registrar of Corporate Affairs in the British Virgin Islands, and, in the case of each other Seller Entity (except for ACON Bio and ABON), by a similar office in the state or province in which each of the Seller Entities does business certifying that each such Seller Entity is in good standing in such jurisdiction or in the case of Oakville, has continuing registration in Hong Kong, as of the most recent practicable date;

(iv)          a copy of ACON Bio’s business license showing the chop of the local Administration of Industry and Commerce confirming that ACON Bio has passed its most recent annual inspection;

(v)           true and correct copies of each of the agreements, documents and instruments contemplated hereby and all agreements, documents, instruments and certificates delivered or to be delivered in connection therewith; and

(vi)          certificate of the Secretary or, in the case of ACON Bio, Legal Representative, of each Seller Entity, certifying that the resolutions of each such Seller Entity and Seller Entity’s Seller Organizational Documents in paragraphs (i) and (ii) above are in full force and effect and have not been amended or modified, and that the officers of such Seller Entity are those persons named in the certificate.

8.2           Conditions to the Seller Entities’ Obligations. The obligation of the Seller Entities to effect the transactions contemplated by this Agreement in connection with the First Closing shall be subject to the satisfaction (or waiver) on or prior to the First Closing Date of all of the following conditions:

(a)           Representations; Warranties; Covenants. Each of the representations and warranties of Buyer contained in Section 6 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true in all respects) as though made on and as of the First Closing; Buyer shall, on or before the First Closing, have performed in all material respects all of its obligations hereunder which by the terms hereof are to be performed on or before the First Closing; and Buyer shall have delivered to the Seller Entities a certificate of Buyer dated on the First Closing to such effect.

(b)           No Litigation. There shall have been no determination by the Seller Entities, acting in good faith, that the consummation of the transactions contemplated by this Agreement in connection with the First Closing has become materially impracticable by reason of the institution or threat by any person or any Governmental Authority of material litigation, proceedings or other action against Buyer or the Seller Entities or any of their Affiliates.

(c)           No Material Change. There shall have been no Buyer Material Adverse Effect with respect to the Buyer since the date hereof, whether or not in the Ordinary Course of Business.

(d)           Consents. The Buyer shall have (i) received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to the Seller Entities, from all third parties, including, without limitation, applicable Governmental Authorities, lessors, lenders and contract parties, required to permit the consummation of the transactions contemplated by this Agreement in connection with the First Closing, including the transfer to Buyer of the First Territory Business and Transferred Assets, and (ii) completed any amendment, supplement or other modification to any credit agreements which otherwise prohibit the consummation of the terms of this Agreement, and such amendments, supplements or other modifications must be in form and substance reasonably satisfactory to Seller Entities.

(e)           Supply Agreements. The Buyer shall have executed and delivered to ACON Bio the Supply Agreement and such Supply Agreement shall be in full force and effect. The Buyer shall have executed and delivered to Genclonn the Reagent Supply Agreements and such Reagent Supply Agreements shall be in full force and effect.

(f)            Investor Rights Agreement. The Buyer shall have executed and delivered to the Seller Entities the Investor Rights Agreement and such Investor Rights Agreement shall be in full force and effect.

(g)           Lease Agreement. Buyer shall have executed and delivered to ACON Labs the Lease Agreement and such Lease Agreement shall be in full force and effect. ACON Labs shall have received all necessary consent and approvals for each such Lease Agreement.

(h)           License. Buyer shall have executed and delivered to Oakville and ACON Bio the License Agreement and such ACON License shall be in full force and effect.

(i)            Transition Services Agreement. Buyer shall have executed and delivered to ACON Bio the First Closing Transition Services Agreement and such First Closing Transition Services Agreement shall be in full force and effect.

(j)            Second Territory Letter Agreement. Buyer shall have executed and delivered to ACON Labs, Azure, LBI, Oakville, ACON Bio and Parent the Second Territory Letter Agreement and such Second Territory Letter Agreement shall be in full force and effect.

(k)           Purchase Price. Buyer shall have delivered, contemporaneously with the First Closing, all portions of the First Territory Purchase Price as set forth in Sections 3.1(a) and (b).

(l)            Amendment to Credit Agreement. The Seller Entities shall have approved, in their reasonable discretion, the amendment to or consent under Buyer’s (or its Affiliates’) senior credit facility, which amendment or consent permits the consummation of the transactions contemplated by this Agreement, including without limitation the making of all payments hereunder.

(m)          Opinion of Counsel. The Seller Entities shall have received from Goodwin Procter LLP, counsel to the Buyer, an opinion as of the First Closing Date, in substantially the form attached hereto as Exhibit M.

(n)           Litigation Release. The Buyer shall have executed and delivered to the Seller Entities the Release Agreement contained in Schedule 8.2(n).

(o)           Historical Financial Information. The Seller Entities and the Audit Accountants shall not have reasonably determined that the Historical Financial Information can not be audited, prepared and delivered to Buyer in accordance with the terms and conditions of this Agreement other than an inability to audit such financial statements arising by reason of the Seller Entities failure to cooperate with the Audit Accountants and Buyer as provided in Sections 5 and 5A.

(p)           Other Deliveries. The Buyer shall have executed and delivered to the Seller Entities the following:

(i)            copies of votes of the board of directors of the Buyer authorizing the execution of this Agreement and each of the other agreements, documents or instruments contemplated hereby to which Buyer is a party;

(ii)           a copy of the certificate of incorporation and by-laws of the Buyer which, in the case of the certificate of incorporation, is certified as of a recent date by the Secretary of State of the State of Delaware;

(iii)          certificates issued by the Secretary of State of the State of Delaware certifying that the Buyer is validly existing and in good standing in the State of Delaware as of the most recent practicable date;

(iv)          true and correct copies of each of the agreements, documents and instruments contemplated hereby to which the Buyer is a party, and all agreements, documents, instruments and certificates delivered or to be delivered in connection therewith by the Buyer; and

(v)           a certificate of the Secretary of the Buyer certifying that the resolutions, certificate of incorporation and by-laws in paragraphs (i) and (ii) above are in full force and effect and have not been amended or modified, and that the officers of the Buyer are those persons named in the certificate.

SECTION 9.           CONDITIONS TO NEW FACILITY CLOSING.

9.1           Conditions to Buyer’s Obligations. The obligations of Buyer to effect the transactions contemplated by the New Facility Closing shall be subject to the satisfaction (or waiver) as of the New Facility Closing Date of all of the following conditions:

(a)           Representations; Warranties; Covenants. The representations and warranties of the Seller Entities contained in Section 4 (other than with respect to the First Territory Business) shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true in all respects) as though made on and as of the New Facility Closing; and the Seller Entities shall, on or before the New Facility Closing, have performed in all material respects all of their obligations hereunder which by the terms hereof are to be performed on or before the New Facility Closing.

(b)           No Material Change. There shall have been no material adverse change in the New Facility or the assets, liabilities or operations of ABON or Rich Horizons, taken as a whole, in each case, since the date hereof, whether or not in the Ordinary Course of Business.

(c)           No Litigation. There shall have been no determination by Buyer, acting in good faith, that the consummation of the transactions contemplated by this Agreement in connection with the New Facility Closing has become materially inadvisable or impracticable by reason of the institution or threat by any person or any Governmental Authority of litigation, proceedings or other action against Buyer or the Seller Entities or any of their Affiliates.

(d)           Consents. The Seller Entities or their Affiliates (i) shall have made all filings with and notifications of Governmental Authorities, regulatory agencies and other entities required to be made by them in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby in connection with the New Facility Closing and the continued operation of the New Facility by Buyer subsequent to the New Facility Closing; and (ii) shall have received all material authorizations, waivers, consents and permits, including all Required Consents, in form and substance reasonably satisfactory to Buyer, from all third parties, including, without limitation, applicable Governmental Authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continued operation of the New Facility and the consummation of the transactions contemplated by this Agreement in connection with the New Facility Closing, including the transfer to Buyer of the Transferred Assets and to avoid a breach, default, termination, acceleration or modification of any Transferred Contract.

(e)           Certificate from Officers. Each Seller Entity shall have delivered to Buyer a certificate of an authorized officer (which may be a member of the Management Team) and of both members of the Management Team, dated as of the New Facility Closing to the effect that the statements set forth in paragraphs (a), (b), (c) and (d) above in this Section 9.1 are true and correct.

(f)            Production Capacity. The New Facility’s production capacity for a substantial First Territory Product to be mutually agreed upon by ACON Bio and the Buyer (the “First Substantial Product”) is Fully Functional as such term is defined in item (i) on Schedule 9.1(f).

(g)           Equipment Maintenance. The New Facility shall include all equipment, necessary for the development, manufacture, testing, maintenance, storage and shipping of products in the same manner as currently used in the Existing Facility and all such equipment shall be of quality equal to or greater than the highest quality equipment used in the Existing Facility.

(h)           Stock Certificate. The Seller Entities shall deliver to Buyer certificates for the New Facility Equity Interest duly endorsed or accompanied by stock powers fully endorsed in blank, with any required transfer stamps affixed thereof.

(i)            Books and Records. The Seller Entities shall deliver the original company record books and equity record books of ABON and Rich Horizons and the equity or capital contribution certificates and investment documents in connection with ABON’s and Rich Horizon’s investments, including the business license or certificate of incorporation and all government registrations and permits necessary for ABON or Rich Horizons as the case may be to operate in any jurisdiction in which it conducts business.

(j)            Transition Services Agreement. The Seller Entities and Genclonn shall have executed and delivered to Buyer a New Facility Transition Services Agreement in the form attached hereto as Exhibit N (the “New Facility Transition Services Agreement”) and such New Facility Transition Services Agreement shall be in full force and effect.

(k)           Opinion of Counsel. Buyer shall have received from Morrison and Foerster LLP, Maples and Calder, ZheJiang T&C Law Firm and Squire Sanders, counsel to the Seller Entities, opinions as of the New Facility Closing Date, in the forms attached hereto as Exhibit O-1, O-2, O-3 and O-4, respectively.

(l)            Absence of Indebtedness. Neither Rich Horizons nor ABON shall have any indebtedness except for the NF Indebtedness and the Seller Entities shall have delivered documentation reasonably acceptable to the Buyer with respect to the incurrence and evidence of such indebtedness. The Seller Entities shall have delivered to Buyer a certificate of the Management Team and Acon Bio and a certificate of each financial lender stating the aggregate amount of indebtedness (principal and accrued interest) as of the New Facility Closing Date for which Rich Horizons and/or ABON shall be liable.

(m)          Employment Matters. Of the New Facility Transferees identified on Schedule 9.1(m), (all of those employees identified as a “critical employee” on Schedule 9.1(m) and the requisite percentage (as set forth on Schedule 9.1(m)) of all other New Facility Transfereed identified on Schedule 9.1(m) shall have accepted Buyer’s offer of employment.

(n)           Title. ABON shall have obtained and delivered to Buyer (i) the original building ownership certificate representing ABON’s ownership of the Buildings, and (ii) the original land use right certificate setting forth the terms of the fifty (50) year land use right for the Land, and (iii) all other original certificates or approvals required for the construction of the Buildings and the issue of the building ownership certificate.

(o)           ABON Capital Contribution. The Seller Entities shall have contributed one hundred percent (100%) of the registered capital of ABON as reflected in the capital verification reports, certificate approval and business license of ABON and there shall not be any requirement to contribute additional registered capital to ABON. The amount of such capital contribution shall have been placed in and remain in a segregated and restricted bank account in the name of ABON. The Seller Entities shall have delivered a certificate of the Management Team and Acon Bio and the bank holding such funds as to the amount and status of the funds and which certificate shall include the bank account number.

(p)           First Closing. The First Closing shall have occurred.

(q)           Other Deliveries. The Seller Entities, ABON and Rich Horizons shall have executed (where applicable) and delivered to the Buyer (or shall have caused to be executed and delivered to the Buyer by the appropriate person) the following:

(i)            certified copies of votes of the board of directors and the equityholders authorizing (1) each Seller Entity’s execution of this Agreement and each of the agreements, documents and instruments contemplated hereby to which it is a party and (2) ABON’s and Rich Horizons’ performance of the transactions contemplated by this Agreement and each of the agreements, documents and instruments contemplated hereby to which it is a party;

(ii)           a copy of ABON’s and Rich Horizon’s Seller Organizational Documents, including in its memorandum and/or articles of association certified by the appropriate Governmental Authority (if such certification is available);

(iii)          certificates issued by a Governmental Authority in the state or province in which each of ABON and Rich Horizons certifying that each of ABON and Rich Horizons is in good standing in such jurisdiction of incorporation as of the most recent practicable date or in the case of the PRC, a copy of ABON’s business license showing the chop of the local Administration of Industry and Commerce confirming that ABON has passed its most recent annual inspection;

(iv)          true and correct copies of each of the agreements, documents and instruments contemplated hereby and all agreements, documents, instruments and certificates delivered or to be delivered in connection therewith;

(v)           copies of all relevant Chinese government approvals and certificates required to confirm the transfer of one hundred percent (100%) of the equity interest in ABON to Rich Horizons and the conversion of ABON from a Chinese-foreign equity joint venture to a wholly foreign owned enterprise; and

(vi)          certificate of the Secretary of LBI, certifying that the resolutions of ABON and Rich Horizons and ABON’s and Rich Horizons’ Seller Organizational Documents in paragraphs (i) and (ii) above are in full force and effect and have not been amended or modified, and that the officers of ABON and Rich Horizons are those persons named in the certificate.

9.2           Conditions to the Seller Entities’ Obligations. The obligation of the Seller Entities to effect the transactions contemplated in this Agreement in connection with the New Facility Closing shall be subject to the satisfaction (or waiver) on or prior to the New Facility Closing Date of all of the following conditions:

(a)           Representations; Warranties; Covenants. The representations and warranties of Buyer contained in Section 6 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true in all respects) as though made on and as of the New Facility Closing; Buyer shall, on or before the New Facility Closing, have performed in all material respects all of its obligations hereunder which by the terms hereof are to be performed on or before the New Facility Closing; and Buyer shall have delivered to the Seller Entities a certificate of an executive officer of Buyer dated on the New Facility Closing to such effect.

(b)           No Litigation. There shall have been no determination by the Seller Entities, acting in good faith, that the consummation of the transactions contemplated by this Agreement in connection with the New Facility has become materially inadvisable or impracticable by reason of the institution or threat by any person or any Governmental Authority of material litigation, proceedings or other action against Buyer, or the Seller Entities or their Affiliates.

(c)           No Material Change. There shall have been no material adverse change in the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of the Buyer since the date hereof, whether or not in the Ordinary Course of Business.

(d)           Consents. The Buyer shall have (i) received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to the Seller Entities, from all third parties, including, without limitation, applicable Governmental Authorities, lessors, lenders and contract parties, required to permit the consummation of the transactions contemplated by this Agreement in connection with the New Facility Closing, including the transfer to Buyer of the New Facility, New Facility Equity Interests and New Facility Assets and to avoid a breach, default, termination, acceleration or modification of any Material Contract; and (ii) completed any amendment, supplement or other modification to any credit agreements, indentures or other similar existing agreements which otherwise prohibit the consummation of the New Facility Closing, and such amendments, supplements or other modifications must be in form and substance satisfactory to Seller Entities.

(e)           Transition Services Agreement. Buyer shall have executed and delivered to the applicable Seller Entities the New Facility Transition Services Agreement and such New Facility Transition Services Agreement shall be in full force and effect.

(f)            Opinion of Counsel. The Seller Entities shall have received from Goodwin Procter LLP, counsel to the Buyer, an opinion as of the New Facility Closing Date, in substantially the form attached hereto as Exhibit P.

(g)           Purchase Price. Buyer shall have delivered, contemporaneously with the New Facility Closing, the portion of the New Facility Purchase Price as set forth in Section 3.2(a)(i).

(h)           Other Deliveries. The Buyer shall have executed and delivered to the Seller Entities the following:

(i)            copies of votes of the board of directors of the Buyer authorizing the execution of this Agreement and each of the other agreements, documents or instruments contemplated hereby to which Buyer is a party;

(ii)           a copy of the certificate of incorporation and by-laws of the Buyer which, in the case of the certificate of incorporation, is certified as of a recent date by the Secretary of State of the State of Delaware;

(iii)          certificates issued by the Secretary of State of the State of Delaware certifying that the Buyer is validly existing and in good standing in the State of Delaware as of the most recent practicable date;

(iv)          true and correct copies of each of the agreements, documents and instruments contemplated hereby to which the Buyer is a party, and all agreements, documents, instruments and certificates delivered or to be delivered in connection therewith by the Buyer; and

(v)           a certificate of the Secretary of the Buyer certifying that the resolutions, certificate of incorporation and by-laws in paragraphs (i) and (ii) above are in full force and effect and have not been amended or modified, and that the officers of the Buyer are those persons named in the certificate.

SECTION 10.         TERMINATION PRIOR TO CLOSING

10.1         Termination. This Agreement may be terminated as to the First Closing and New Facility Closing, at any time prior to the First Closing and as to the New Facility Closing, at any timer prior to the New Facility Closing; provided, that any termination of this Agreement as to the New Facility Closing shall not terminate the covenants and agreements (including indemnification) as to the sale of the First Territory Business at the First Closing:

(a)           by the mutual written consent of Buyer and the Seller Entities;

(b)           by either the Seller Entities or Buyer by written notice, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if, with respect to the First Closing, the First Closing shall not have occurred on or before April 30, 2006 or if, with respect to the New Facility Closing, the New Facility Closing shall not have occurred on or before July 31, 2006;

(c)           by either the Seller Entities or Buyer by written notice, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if there shall have been a material breach by the other party of any of its representations, warranties, covenants or agreements contained herein which has not been cured within thirty (30) days after notice thereof by the other party;

(d)           by Buyer, pursuant to written notice by Buyer to the Seller Entities, if any of the conditions set forth in Sections 8.1 and 9.1 of this Agreement have not been satisfied at or prior to the First Closing and New Facility Closing, respectively, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of the Seller Entities, will not be satisfied at or prior to the First Closing and New Facility Closing, respectively, such written notice to set forth such conditions which have not been or will not be so satisfied; provided, that Buyer shall have previously provided (at least thirty (30) days prior to delivery of such termination notice) the Seller Entities with written notice of Buyer’s intention to terminate this Agreement; or

(e)           by the Seller Entities, pursuant to written notice by the Seller Entities to Buyer, if any of the conditions set forth in Sections 8.2 and 9.2 of this Agreement have not been satisfied at or prior to the First Closing and New Facility Closing, respectively, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of Buyer, will not be satisfied at or prior to the First Closing and New Facility Closing, respectively, such written notice to set forth such conditions which have not been or will not be so satisfied; provided, that the Seller Entities shall have previously provided (at least thirty (30) days prior to delivery of such termination notice) the Buyer with written notice of the Seller Entities’ intention to terminate this Agreement.

10.2         Effect on Obligations. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 10.1, provided, however, that (a) the provisions of this Section 10 (Termination), Section 5.7 (Confidentiality) Section 7.4 (Confidentiality), and Section 12 (Miscellaneous) hereof shall survive any termination of this Agreement; (b) nothing herein shall relieve any party from any liability for (i) any willful, material breach of a representation or warranty contained herein (except for any representations and warranties that are qualified by their terms as to materiality, which such representations and warranties so qualified shall be true in all respects), (ii) any intentional failure to perform and satisfy in all material respects all of the agreements and covenants to be performed hereunder and under the agreements, documents and instruments contemplated hereby at or prior to either the First Closing or the New Facility Closing and (iii) any intentional failure to perform and satisfy the conditions contained in this Agreement and the other agreements, documents and instruments contemplated hereby; and (c) any party may proceed as further set forth in Section 10.3 below.

10.3         Right to Proceed. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Sections 8.1 and 9.1 hereof have not been satisfied, Buyer shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Sections 8.2 and 9.2 hereof have not been satisfied, the Seller Entities shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder.

SECTION 11.         INDEMNIFICATION.

11.1         Indemnification by the Seller Entities. Each Seller Entity and its successors and permitted assigns will subsequent to the First Closing jointly and severally indemnify and hold harmless Buyer, its subsidiaries and, effective at the New Facility Closing, Rich Horizons and ABON and their respective officers, directors, employees, agents, consultants, representatives, successors, transferors and assignees (individually, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, Taxes, penalties, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys, accountants and consultants) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) sustained, suffered or incurred by or made against (collectively “Losses” and individually a “Loss”) any Buyer Indemnified Party arising out of, based upon or in connection with the following provided, however, that Losses arising out of any breach of the Seller Entities’ representations, warranties and covenants shall not include losses in the nature of incidental or consequential damages, lost profits (except to the extent that such profits are profits of the First Territory Business as it existed as of the First Closing and such profits were lost as a direct result of such breach), diminution in value, damage to reputation or goodwill or other items of a speculative nature (the “Consequential Damages”):

(a)           fraud or an intentional misrepresentation by any Seller Entity of any of their representations or warranties in this Agreement, any Ancillary Agreement or in any Schedule, Exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement;

(b)           any breach of any representation or warranty made by any Seller Entity in this Agreement or in a certificate delivered under Sections 8.1(e) or 9.1(e);

(c)           any breach of any covenant or agreement made by any Seller Entity in this Agreement;

(d)           any liabilities of any kind of ABON or Rich Horizons except for the NF Indebtedness or any claims by third parties, in each case arising from circumstances existing or events occurring prior to the New Facility Closing Date;

(e)           any of the Excluded Liabilities;

(f)            the ownership or operation of (i) the First Territory Business prior to the First Closing and (ii) the New Facility prior to the New Facility Closing;

(g)           other than as set forth in Section 1.2(b), any claims or obligations (including without limitation, claims for personal injury, death or property damage) relating to, directly resulting from or in connection with the First Territory Products that are sold by a Seller Entity or an Affiliate thereof prior to the First Closing; and

(h)           notwithstanding whether there is a breach of any of the representations and warranties set forth in Section 4 hereof (including without limitation, Section 4.9), except as provided by Section 1.8 hereof, any liability for (i) Taxes (or the nonpayment thereof) of the Seller Entities; (ii) all Taxes of any person (other than the Seller Entities) imposed on any Buyer Indemnified Party as a transferor or successor, by contract, pursuant to any Law or otherwise which relate to an event or transaction occurring before the First Closing or in connection with the First Closing or New Facility Closing; and (iii) any and all Taxes of ABON or Rich Horizons or attributable to the New Facility arising from or relating to any period (or a portion of any period) ending on or before the New Facility Closing.

Losses described in or arising under clauses (a) through (h) of this Section 11.1 are collectively referred to as “Buyer Indemnifiable Losses.”  Claims under clauses (a) through (h) of this Section 11.1 are collectively referred to as “Buyer Indemnifiable Claims”.

11.2         Limitations on Indemnification.

(a)           Maximum Indemnification. Subject to the exceptions set forth in subsection (e) of this Section 11.2, the obligation of the Seller Entities to indemnify Buyer Indemnified Parties in respect of any Buyer Indemnifiable Losses described in or arising under Section 11.1(b) and (c) (“Representation, Warranty and Covenant Losses”) shall be limited, in the aggregate, to an amount equal to twenty six million two hundred fifty thousand dollars ($26,250,000) (the “Representation, Warranty and Covenant Cap”).

(b)           Basket. Subject to the exceptions set forth in subsection (e) of this Section 11.2, no indemnification shall be payable with respect to Representation, Warranty and Covenant Losses except to the extent the cumulative amount of all Representation, Warranty and Covenant Losses under Section 11.1(b) and (c) exceeds seven hundred thousand dollars ($700,000) in the aggregate (the “Basket”), whereupon the total amount of such Representation, Warranty and Covenant Losses in excess thereof shall be recoverable in accordance with the terms hereof.

(c)           Inconsequential Damages. The Seller Entities shall not be liable hereunder for individual Representation, Warranty and Covenant Losses that are less than ten thousand dollars ($10,000) and any such Representation, Warranty and Covenant Losses shall not be considered for purposes of determining the Basket; provided, that if individual Representation, Warranty and Covenant Losses arise out of the same or substantially similar facts or circumstances or are part of a series of individual claims then all such individual claims shall be aggregated for purposes of determining whether such Representation, Warranty and Covenant Losses exceed the ten thousand dollars ($10,000) threshold provided in this Section 11.2(c). To the extent that Buyer has a claim for breaches of representations and warranties, the satisfaction of which can be made pursuant to the provisions of Section 5.16, the Seller Entities shall satisfy such claim by performance pursuant to Section 5.16 in lieu of this Section 11 and the amount of such claim shall not be subject to the provisions of Sections 11.2(a), (b) or the first sentence of 11.2(c).

(d)           Time Limitation. No indemnification shall be payable to a Buyer Indemnified Party with respect to any claim relating to Representation, Warranty and Covenant Losses asserted after the date that is eighteen (18) months after the First Closing Date or New Facility Closing Date to the extent that such Representation, Warranty and Covenant Losses arise out of, relate to or result from representations and warranties made at the First Closing or New Facility Closing, respectively (the “Indemnification Cut-Off Date”) except for Losses described in or arising under Section 11.1(b) involving a breach by the Seller Entity of any of the SOL Representations (as defined in Section 11.6); provided that any claim for indemnification as to which notice has been given prior to the Indemnification Cut-Off Date shall survive such expiration until final resolution of such claim.

(e)           No Limitation on Certain Claims. Notwithstanding anything herein to the contrary, (i) Buyer Indemnified Parties shall be entitled to dollar-for-dollar indemnification from the first dollar and shall not be subject to the Basket, or the Representation, Warranty and Covenant Cap, or any limitation (other than as provided by law) as to time in seeking indemnification with respect to Losses described in or arising under Sections 11.1(a), (d), (e), (f), (g) or (h), and (ii) Buyer Indemnified Parties shall be entitled to indemnification and shall not be subject to any limitation (other than as provided by law) as to time in seeking indemnification with respect to Losses described in or arising under Section 11.1(c).

In the event that any Buyer Indemnified Party sustains, incurs or is finally determined to have sustained or incurred any Loss for which it is entitled to indemnification under this Section 11, in addition to all other rights or remedies that Buyer may have, such Buyer Indemnified Party shall be entitled to claim against the Deferred Payment or any other payment due to any Buyer Indemnified Party in accordance with the terms of Section 11.7.

11.3         Indemnification by Buyer. Buyer and its successors and permitted assigns agree subsequent to the First Closing to indemnify and hold harmless the Seller Entities (individually, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against and in respect of all Losses arising out of, based upon or in connection with:

(a)           fraud or an intentional misrepresentation by Buyer of any of its representations, or warranties in this Agreement, any Ancillary Agreement or in any Schedule, Exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement;

(b)           any breach of any representation or warranty made by Buyer in this Agreement or in a certificate delivered under Sections 8.2(a) or 9.2(a);

(c)           any breach of any covenant or agreement made by Buyer in this Agreement;

(d)           any of the Assumed Liabilities whether or not existing or arising from circumstances existing or events occurring prior to or after the First Closing Date;

(e)           the ownership or operation (i) of the First Territory Business after the First Closing and (ii) of the New Facility after the New Facility Closing;

(f)            any claims or obligations (including without limitation, claims for personal injury, death or property damage) relating to, directly resulting from or in connection with the First Territory Products that are sold by Buyer or an Affiliate thereof after the First Closing;

(g)           any liabilities of any kind of ABON relating to the NF Indebtedness or any claims by third parties or liabilities arising from circumstances existing or events occurring with respect to ABON or the New Facility after the New Facility Closing Date; and

(h)           any liability for (i) Taxes (or the nonpayment thereof) of the Buyer or its Affiliates; or (ii) any and all Taxes of ABON or Taxes attributable to the New Facility arising from or relating to any period (or portion of any period) ending after the New Facility Closing.

Losses described in or arising under clauses (a) through (h) of this Section 11.3 are collectively referred to as “Seller Indemnifiable Losses.”  Claims under clauses (a) through (h) of this Section 11.3 are collectively referred to as “Seller Indemnification Claims”.

11.4         Time Limitations on Indemnification by Buyer. No indemnification shall be payable to a Seller Indemnified Party with respect to any claim asserted after the Indemnification Cut-Off Date which relates to the Seller Indemnifiable Losses described in or arising under Section 11.3(b) except for Seller Indemnifiable Losses arising out of any SOL Representations; provided, that any claim for indemnification as to which specific notice has been given prior to the Indemnification Cut-Off Date shall survive such expiration until final resolution of such claim. The Seller Idemnified Parties shall be entitled to indemnification and shall not be subject to any limitations (other than as provided by law) as to time in seeking indemnification with respect to losses described in or arising under Sections 11.3(a), (c), (d), (e), (f), (g), and (h).

11.5         Notice; Defense of Claims.

(a)           Notice of Claims. Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing (a “Claim Notice”) to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except (i) to the extent that the indemnifying party shall have been materially prejudiced as a result of the failure or delay in giving such Claim Notice and (ii) that no indemnification will be payable to an indemnified party with respect to any claim for which the Claim Notice is given after expiration of the period for which such claim may be made pursuant to Section 11.2(c) or 11.4 (as the case may be) of this Agreement. Such Claim Notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

(b)           Third Party Claims. With respect to third party claims, if within thirty (30) days after receiving the Claim Notice the indemnifying party gives written notice (the “Defense Notice”) to the indemnified party stating that (i) it may be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (ii) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnified party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification.

The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all identifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying parties’ obligation to indemnify the indemnified party therefore will be fully satisfied. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party.

If no Defense Notice is given by the indemnifying party, or if diligent good faith defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

(c)           Non-Third Party Claims. With respect to non-third party claims, if within thirty (30) days after receiving the Claim Notice the indemnifying party does not give written notice to the indemnified party that it contests such indemnity, the amount of indemnity payable for such claim shall be as set forth in the Claim Notice. If the indemnifying party provides written notice to the indemnified party within such thirty (30)-day period that it contests such indemnity, the parties shall attempt in good faith to reach an agreement with regard thereto within thirty (30) days of delivery of the indemnifying party’s notice. If the parties cannot reach agreement within such thirty (30)-day period, the matter shall be submitted to the International Centre for Dispute Resolution for arbitration pursuant to Section 12.13.

11.6         Survival of Representations, Warranties and Covenants. Each of the representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit or certificate delivered by any party to any other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing until the Indemnification Cut-Off Date, except for the representations and warranties made in Sections 4.3(a) (fourth sentence), 4.4(a) (first and third sentences), 4.4(c), 4.9 and 4.21, in the case of the Seller Entities, and Section 6.6 with respect to the Buyer which shall survive until the expiration of the applicable statute of limitations, if any (collectively, the “SOL Representations”). The expiration of any representation or warranty shall not affect any claim made prior to the date of such expiration. All covenants herein not fully performed shall survive the Closing and continue thereafter until fully performed. Any investigation, audit or other examination that may have been made or may be made at any time by or on behalf of the party to whom any such representation or warranty is made shall not limit or diminish such representations and warranties, and the parties may rely on the representations and warranties set forth in this Agreement (as modified by the Schedules and referenced therein).

11.7         Set-Off. In the event Buyer has made a claim under this Section 11 against any Seller Entity or any other party thereto, and such claim has not yet been resolved as of the date of any payment due from Buyer to a Seller Entity hereunder, Buyer may deposit in an escrow account with a third party commercial bank reasonably acceptable to a Seller Entity and pursuant to an escrow agreement containing customary terms consistent with this Section 11.7, an amount equal to the lesser of the aggregate amount claimed in good faith by Buyer or the amount otherwise payable by Buyer as of such date to be held in escrow until such claim is resolved in accordance with the terms hereof with disbursements thereafter of such amounts to such parties in accordance with the resolution of such claim. If any Seller Entity or any Affiliate thereof fails to make any payment with respect to any indemnification claim in accordance with this Section 11 when such indemnification claim has been fully resolved pursuant to the terms of this Section 11.7, Buyer may, in addition to any other rights hereunder, upon seven (7) days notice to the Seller Entities, set-off the amount of such claim against any amounts payable by Buyer to the Seller Entities under this Agreement, (including, without limitation, payments to be made pursuant to the Sections 3.1, 3.2 and 3.4 (if any) hereof). Notwithstanding anything in this Section 11.7 to the contrary, the Buyer and each Seller Entity agree that any claim for indemnification by Buyer shall be charged first against any amounts being held in escrow pursuant to this Section 11.7 and if such amounts are not sufficient to satisfy the entire amounts payable to Buyer then the amounts shall be charged to amounts owing to the Seller Entities under Sections 3.1, 3.2 and 3.4 (if any) in the order of the installments owing thereunder.

11.8         Subrogation. To the extent that either party hereto (the “Indemnitor”) makes or is required to make any indemnification payment to the other party hereto (the “Indemnified Party”), the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights or indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of the Indemnified Party’s Affiliates may have against any other Person with respect to any Losses, circumstances or matter to which such indemnification payment is directly or indirectly related. The Indemnified Party shall permit the Indemnitor to use the name of the Indemnified Party and the names of the Indemnified Party’s Affiliates in any transaction or in any proceeding or other Matter involving any of such rights or remedies; and the Indemnified Party shall take such actions as the Indemnitor may reasonably request for the purpose of enabling the Indemnitor to perfect or exercise the Indemnitor’s right of subrogation hereunder.

11.9         Exclusivity. The right of Buyer hereunder to assert indemnification claims and receive indemnification payments pursuant to this Section 11 shall be the Buyer’s exclusive right and remedy for monetary damages exercisable by the Buyer with respect to any breach by any of the Seller Entities of any representation, warranty or covenant. Buyer shall be entitled to seek equitable relief with respect to any breach by any of the Seller Entities of any covenants.

11.10       Calculation of Losses. For purposes of computing the amount of Losses incurred by any person, there shall be deducted (a) an amount equal to the amount of Taxes of such person that are actually reduced directly as a result of such Losses, and (b) an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by such person or any of such person’s Affiliates in connection with such Losses or the circumstances giving rise thereto. If subsequent to an indemnification payment any person or any of such person’s Affiliates receives any insurance proceeds, indemnification payments, contribution payments or reimbursements that would have otherwise reduced the amount of the Loss, then such party shall promptly deliver such amounts to the Indemnitor for such original payment.

11.11       Infringement Litigation.

(a)           Definitions for this Section 11.11:

(i)            “Damages” shall mean any and all costs, expenses, disbursements, damages, liabilities, penalties, fines and/or other amounts (including royalty payments) paid, awarded, incurred or to which Buyer or its Affiliates becomes obligated to pay to in connection with the performance, payment or collection of any injunction, judgment, settlement or compromise or award associated with Infringement Litigation.

(ii)           “Historical Damages” shall mean any and all Damages (other than Legal Fees) paid, awarded, incurred or to which Buyer or its Affiliates becomes obligated to pay as a result of all acts or omissions occurring prior to final disposition of Infringement Litigation.

(iii)          “Infringement Litigation” shall mean the litigation described on Schedule 11.11(a)(iii).

(iv)          “Legal Fees” shall mean any and all fees, expenses, disbursements and/or other amounts incurred by counsel, consultants and experts in connection with Infringement Litigation.

(v)           “Related Products” shall mean any product sold or manufactured by the Seller Entities that are determined to infringe on any Intellectual Property Assets asserted in Infringement Litigation.

(vi)          “Royalty Damages” shall mean any and all Damages (such as an ongoing royalty payment or payment for a fully paid up license) paid, awarded, incurred or to which Buyer or its Affiliates becomes obligated to pay as a result of, and is calculated on the basis of, future sales of Related Products.

(vii)         “Royalty Damages Amount” shall mean the amount equal to the product of (A) the royalty rate (expressed as a percentage of future sales of the applicable Related Products) paid, awarded, incurred or to which Buyer or its Affiliates becomes obligated to pay as Royalty Damages, multiplied by (B) the total sales of such Related Products in the calendar year ending December 31, 2005.

(b)           Buyer’s Control of Infringement Litigation. The Seller Entities acknowledge and agree that Buyer has a material interest in Infringement Litigation and that its outcome may impact the value of the assets and ongoing business being acquired by Buyer. Accordingly, following the First Closing, Buyer shall be entitled, in its sole discretion, to all of the following rights with respect to such Infringement Litigation: (i) to select and manage counsel; (ii) to conduct, determine strategy for, enter into and conduct alternative dispute resolution; (iii)  to settle, compromise, discharge or otherwise resolve (including through alternative dispute resolution); and (iv) to otherwise manage and take actions. In exercising such rights set forth above in this Section 11.11(b), Buyer shall use commercially reasonable efforts to (1) defend the Infringement Litigation, and (2) assert such defenses, cross-complaints, counterclaims and/or patent reexaminations as Buyer determines are appropriate in its reasonable discretion. Buyer will afford the Seller Entities an opportunity to consult with Buyer with respect to matters set forth above in this Section 11.11(b) and with respect to any settlement offer and Buyer’s decision whether or not to accept or reject the offer. Such consultation, however, shall not affect Buyer’s right and ability to settle, compromise, discharge or otherwise resolve Infringement Litigation as it sees fit, without the need for the consent of the Seller Entities; provided, however, that in the event of any settlement, compromise, discharge or other resolution associated with Infringement Litigation that would result in payment of any damages or other amounts to any third party, Buyer shall obtain the Seller Entities’ prior written consent to any such settlement, compromise, discharge or other resolution, such consent not to be unreasonably withheld or delayed. The Seller Entities agree to, and Parent shall cause its Affiliates to, reasonably cooperate with Buyer in connection with Infringement Litigation and to make available such records and information, and such officers and employees, during normal business hours, as Buyer may reasonably request as necessary to assist with Infringement Litigation.

(c)           Payment of Legal Fees.

(i)            Notwithstanding anything to the contrary in this Agreement, (A) the Seller Entities agree that they are responsible for and shall pay or otherwise indemnify Buyer for all Legal Fees incurred by Seller Entities prior to the First Closing relating to Infringement Litigation, and (B) the Seller Entities and Buyer agree that each is responsible for and shall promptly pay one-half (1/2) of all Legal Fees incurred by or on behalf of the Seller Entities and Buyer after the First Closing relating to Infringement Litigation; provided, however, that the maximum liability of the Seller Entities under this Section 11.11(c)(i) shall not exceed three hundred thousand dollars ($300,000). Buyer may, at its discretion, arrange to have all invoices, charges, fees, damages or other Legal Fees related to Infringement Litigation, for which the Seller Entities are responsible to pay, billed directly to the Seller Entities and not to Buyer, or in the alternative Buyer may pay any such amounts and thereafter seek reimbursement from the Seller Entities, which they shall promptly provide. All invoices shall be in reasonable detail to allow the Seller Entities to determine that such costs are appropriately related to Infringement Litigation.

(ii)           Notwithstanding anything to the contrary in this Agreement, (A) the Seller Entities agree that they are responsible for and shall pay or otherwise indemnify Buyer for all Legal Fees incurred by Seller Entities prior to the First Closing related to Infringement Litigation, and (B) Buyer agrees that it is responsible for and shall promptly pay all

Legal Fees incurred by or on behalf of the Seller Entities and Buyer after the First Closing related to Infringement Litigation.

(d)           Payment of Historical Damages. If the Buyer or Seller Entities are obligated to pay Historical Damages, (i) the Seller Entities agree that they are responsible for and shall pay or otherwise indemnify Buyer for all Historical Damages to the extent resulting from acts or omissions occurring prior to the First Closing and (ii) the Buyer agrees that it is responsible for and shall pay or otherwise indemnify the Seller Entities for all Historical Damages to the extent resulting from acts or omissions occurring after the First Closing.

(e)           Payment of Royalty Damages. If the Buyer or Seller Entities are obligated to pay Royalty Damages, the Buyer agrees that it is responsible for and shall pay or otherwise indemnify the Seller Entities for all Royalty Damages. Notwithstanding the foregoing, if the Buyer is obligated to pay Royalty Damages pursuant to this Section 11.11(e), then the First Territory Purchase Price (calculated without regard to the limitation on the First Territory Formula Price set forth in Section 3.2(d)(i) (the “Adjusted First Territory Purchase Price”)) shall be reduced by an amount equal to eleven (11) times the Royalty Damages Amount. If such reduction results in an Adjusted First Territory Purchase Price less than the First Territory Purchase Price, the Seller Entities shall promptly pay the Buyer an amount equal to such difference.

(f)            Information Rights. For the duration of any Infringement Litigation and subject to reasonable constraints imposed by attorney-client privilege, Buyer shall provide the Seller Entities with all information, documents and materials related to such Infringement Litigation as the Seller Entities may reasonably request, so long as the provision of such information, documents or materials does not compromise or affect the privileges (such as the attorney-client privilege and the work product doctrine) that may otherwise attach to such information, documents or materials.

(g)           Survival. Notwithstanding anything to the contrary in this Agreement, the agreements and covenants made by each entity in this Section 11.11 shall survive the Closings and any liabilities that any party has have or may have pursuant to this Section 11.11 shall not terminate or expire in any manner whatsoever.

(h)           In the event of any dispute arising in relation to this Section 11.11, the parties agree that the resolution of such dispute shall be resolved in accordance with the procedures set forth in Section 12.13 hereof.

SECTION 12.         MISCELLANEOUS.

12.1         Law Governing. This Agreement shall be construed under and governed by the internal Laws of the State of Delaware without regard to its conflict of laws provisions.

12.2         Maximum Rate. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the applicable interest rate, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein, would exceed the maximum rate of interest which may be charged, contracted for, reserved, received or collected by any Seller Entity in connection with this Agreement under applicable law (the “Maximum Rate”), the Person shall not be obligated to pay, and such recipient shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Maximum Rate, and during any such period the interest payable hereunder shall be limited to the Maximum Rate.

12.3         Bulk Sales Waiver. Buyer hereby waives compliance by the Seller Entities within any applicable bulk sales legal requirements in connection with the transactions contemplated hereby.

12.4         Notices. Any notice, request, demand other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if delivered or sent by facsimile transmission, upon acknowledgment of receipt by the recipient, (ii) if sent by an internationally recognized overnight courier, properly addressed with postage prepaid, on the next business day (or Saturday if sent for Saturday delivery) or (iii) if sent by registered or certified mail, upon the sooner of receipt or the expiration of three (3) days after deposit in United States post office facilities properly addressed with postage prepaid. Notice to any Seller Entity (if given in accordance with this Section 12.4) shall be deemed notice to all Seller Entities. All notices will be sent to the addresses set forth below or to such other address as such party may designate by notice to each other party hereunder:

If to Buyer:

Inverness Medical Innovations, Inc.

51 Sawyer Road, Suite 200

Waltham, MA 02453

Attn:  General Counsel

Facsimile Number (781) 647-3939

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attn:  Scott F. Duggan

Facsimile Number (617) 523-1231

If to the Seller Entities or the Management Team:

Acon Laboratories, Inc.

4108 Sorrento Valley Boulevard
San Diego, CA 92121

Attn: Steven Frankel

Facsimile Number: (858) 535-2039

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, California  92130

Attn: Steven G. Rowles

Facsimile Number: (858) 523-2810

Any notice given hereunder may be given on behalf of any party by its counsel or other authorized representative.

12.5         Entire Agreement. This Agreement, including the Schedules and Exhibits referred to herein, the Ancillary Agreements and the other writings specifically identified herein or contemplated hereby or delivered in connection with the transactions contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings.

12.6         Assignability. This Agreement shall be assignable, in whole or in part, by Buyer to any direct or indirect subsidiary of Buyer although no such assignment shall relieve Buyer of any liabilities or obligations under this Agreement. As contemplated by Section 1.11 hereof, in the event an assignment of certain of Buyer’s rights hereunder is reasonably necessary in order to receive the consent of any Governmental Authority to the transactions contemplated hereby in a jurisdiction listed on Schedule 6.2 hereto, the Buyer may so assign as and to the extent reasonably necessary to receive such consent and the parties hereto shall use commercially reasonable efforts to effect such assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated by the Seller Entities without the prior written consent of Buyer in its sole discretion; provided, however, that the Seller Entities may freely assign or pledge their rights to payment hereunder to an Affiliate of the Seller Entities if (1) any such assignment, pledge, or issuance of Common Stock, complies in with all applicable Laws, including all applicable foreign, federal and state securities Laws; (2) any such assignment, pledge or issuance of Common Stock, can be made without registration under applicable foreign, federal or state securities laws; (3) any such assignment, pledge or issuance of Common Stock, does not require any filing with any Governmental Agency pursuant to the HSR Act; (4) upon any such assignment, pledge or issuance of Common Stock, such party becomes a party to the Investor Rights Agreement; and (5) such party becomes a party hereto by execution of a Joinder Agreement in the form attached hereto to the extent of the consideration so assigned, pledged or issued to such party. This Agreement and the obligations of the parties hereunder shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, executors, administrators, estates, heirs and permitted assigns, and no others. Notwithstanding anything herein to the contrary, Buyer, without the prior consent of the Seller Entities, may assign this Agreement and its rights and benefits hereunder and may delegate its duties hereunder to lenders providing financing to the Buyer and/or any of its Affiliates.

12.7         Publicity and Disclosures. None of the Seller Entities, Buyer or any of their respective subsidiaries or Affiliates shall issue or cause the publication of any press release or other announcement or disclosure (including, without limitation, any such announcement or disclosure to employees or customers of the Seller Entities) with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Buyer, in the case of a desired press release or announcement by the Seller Entities, or of the Seller Entities in the case of a desired press release or announcement by Buyer, in any such case which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Seller Entities and Buyer or an Affiliate may release such disclosures as are required by any applicable Law or regulation, including pursuant to applicable requirements of the securities laws or any stock exchange (including the American Stock Exchange) or self-regulatory organization or any listing agreement with the foregoing, in each case so long as written notice is given to the Seller Entities at least twenty-four (24) hours prior to any such disclosure. Solely for purposes of this Section 12.7, consent of ACON Labs shall represent consent of the Seller Entities.

12.8         Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

12.9         Monetary Amounts. All references to monetary amounts, unless otherwise specified to the contrary, are expressed in United States dollars.

12.10       Certain Definitions. For purposes of this Agreement, the term:

(a)           “Affiliate” (whether or not such word has an initial capital) of a person shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b)           “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(c)           “person” means an individual, corporation, partnership, association, limited liability company, trust or any unincorporated organization; and

(d)           “subsidiary” means any Affiliate of a person that is controlled by such person.

12.11       Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. The delivery of a counterpart hereto by facsimile or other electronic transmission shall be deemed an original.

12.12       Amendments; Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each of the parties hereto, or, in the case of a waiver, the party waiving compliance. For purposes of the foregoing,  the consent or waiver of any provision by any Seller Entity shall be deemed consent by all Seller Entities. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

12.13       Dispute Resolution. If a dispute arises out of, relates to, or is connected with this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation in accordance with the International Mediation Rules of the International Centre for Dispute Resolution (“ICDR”) before resorting to arbitration, litigation, or other dispute resolution procedure. The mediation will be held in Chicago, Illinois. The mediation will be conducted by a single mediator. The mediation will take place within thirty (30) calendar days of the appointment of a mediator. Within five (5) calendar days of the submission of a written demand for mediation by either party, the parties will exchange lists of three (3) proposed mediators. The parties will have five (5) calendar days to make any good faith objection to any of the proposed mediators. The resulting list of proposed mediators will be submitted to the ICDR, and, within five (5) business days, the ICDR will appoint one of the proposed mediators. Upon the lapse of the thirty (30) days, either party may require that the parties proceed with the arbitration, in lieu of mediation.

Except with respect to injunctive relief, which may be sought in a court of competent jurisdiction, as more specifically set forth below, and except as otherwise expressly provided for in Sections 3.4 and 3.5 with respect to financial and accounting disputes, all disputes, claims, or controversies arising out of or relating to, or in connection with this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before the ICDR or its successor. The arbitration shall be held in Chicago, Illinois before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by the ICDR unless specifically modified herein.

Within five (5) business days of the submission of a written demand for arbitration, each party may submit the names of three (3) proposed arbitrators to the ICDR. Within five (5) business days of receiving the names of each parties’ proposed arbitrators, the ICDR shall send simultaneously to each party to the dispute an identical list of ten (10) names of persons to be chosen as an arbitrator for the dispute. This list shall include the six (6) arbitrator names provided by the parties, and four (4) names chosen by the ICDR. Each party shall have five (5) business days from the transmittal date in which to strike up to four (4) names objected to, number the remaining names in order of preference, and return the list to the ICDR. From among the persons who have been approved on both lists, and in accordance with the designated order of mutual preference to the extent possible, the ICDR will appoint one of the proposed arbitrators  within five (5) business days of receipt of the ranked list from the parties.

The arbitrator shall apply the substantive laws of the State of Delaware without regard to conflicts of laws principles. The interpretation and enforcement of this Section, and any order or award entered hereunder, shall be governed by the Federal Arbitration Act, without reference to the Delaware Uniform Arbitration Act.

The parties covenant and agree that the arbitration hearing shall commence within six (6) months of the date on which the arbitrator is appointed. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than fifteen (15) days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration, considered by the arbitrator, or used by a party’s witness, or used or considered by any expert. The arbitrator’s decision and award shall be made and delivered within eight (8) months of the date on which the arbitrator is appointed. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have the power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages. The arbitrator, however, is authorized to award declaratory relief, regardless of whether the request for declaratory relief involves an actual use or controversy. The arbitrator shall, upon a finding that it is impracticable to meet one or more of the deadlines set forth in this Section consistent with his or her primary obligation justly to determine the controversy before him or her in a timely and reasonable manner, have discretion to alter such deadlines.

The parties covenant and agree that they will participate in the arbitration in good faith, that they will share equally the fees and expenses of the International Centre for Dispute Resolution and that they will each bear their own attorneys’ fees and expenses, except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable attorneys’ fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 12.13 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

The parties submit to the non-exclusive jurisdiction of any state or federal court located in the State of Illinois, the United States of America, for the resolution of any dispute or enforcement of any right arising out of or relating to this Agreement, including enforcement of this agreement to arbitrate and confirmation or enforcement of any award rendered by the arbitrator, and the parties waive any objection to the venue, personal jurisdiction, or convenience as a forum of these courts for such purpose. The decision of the arbitrator shall be final and binding on the parties and enforceable in accordance with the New York Convention on the Recognition and Enforcement of Arbitral Awards.

Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail are made for the express benefit of the other parties hereto.

12.14       Fees and Expenses. Except as otherwise expressly provided herein to the contrary, each of parties hereto will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and the agreements entered into in connection herewith. No expenses of the Seller Entities, relating in any way to the purchase and sale of the First Territory Business, the Transferred Assets or the New Facility Equity Interests hereunder and the transactions contemplated hereby, including without limitation legal, accounting or other professional expenses, shall in any way be charged to or paid by Buyer, or accrued by or reflected in any account of the Seller Entities as of the First Closing being assumed by Buyer as an Assumed Liability.

12.15       Equitable Relief. The Seller Entities acknowledge and agree that the First Territory Business is unique and that the damages that may result from the Seller Entities’ failure to consummate the transactions contemplated by this Agreement and that damages at law would be inadequate for such failure or breach. Accordingly, the Seller Entities acknowledge that Buyer will be entitled to specific performance, an injunction or other appropriate equitable relief in connection with any such failure or breach. The Seller Entities further acknowledge and agree that this Section 12.15 shall not, and shall not be deemed to, limit in any way any other rights or remedies which Buyer may have at law or otherwise due to such failure or breach.

12.16       Further Assurances. The Seller Entities shall, and shall cause each of their Affiliates, from time to time after the First Closing, at the request of the Buyer and without further consideration, execute and deliver further instruments or documents to (i) take such other action as the Buyer may reasonably require to more effectively transfer and assign to the Buyer the First Territory Business and the Transferred Assets purchased hereunder and all rights thereto and (ii) purchase the New Facility Equity Interests, and to fully implement the provisions of this Agreement and otherwise facilitate the consummation of the transactions contemplated by this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

BUYER:

INVERNESS MEDICAL INNOVATIONS, INC.

By:	/s/ Ron Zwanziger
	Name:	Ron Zwanziger
	Title:	Chairman, President and Chief Executive Officer

(signatures continued)

[SIGNATURE PAGE TO ACQUISITION AGREEMENT]

SELLER ENTITIES:

ACON LABORATORIES, INC.

By:	/s/ Steven T. Frankel
Name: Steven T. Frankel
Title: President

AZURE INSTITUTE, INC.

By:	/s/ Jinn-Nan Lin
Name: Jinn-Nan Lin
Title: President

LBI INC.

By:	/s/ Guangqiong Zhang
Name: Guangqiong Zhang
Title: Director

OAKVILLE HONG KONG CO., LTD.

By:	/s/ Guangqiong Zhang
Name: Guangqiong Zhang
Title: Director

ACON BIOTECH (HANGZHOU) CO., LTD.

By:	/s/ Feng Lin
Name: Feng Lin
Title: CEO

(signatures continued)

[SIGNATURE PAGE TO ACQUISITION AGREEMENT]

PARENT:

KARSSON OVERSEAS, LTD.

By:	/s/ Guangqiong Zhang
Name: Guangqiong Zhang
Title: Director

[SIGNATURE PAGE TO ACQUISITION AGREEMENT]

JOINDER AGREEMENT

The undersigned each hereby agrees to be bound by the terms of, and hereby become a party to, the Acquisition Agreement, dated as of February 24, 2006, by and among the Buyer and the Seller Entities solely for the purpose and to the extent necessary to guarantee the Seller Entities’ indemnification obligations set forth in Section 11 of the Acquisition Agreement such that the Buyer shall be able to recover from either of the undersigned any amounts it is entitled to under Section 11. The liability of the undersigned under such guarantee shall be limited to the amount of cash and Common Stock (valued at the Reference Price) distributed to the undersigned by any of the Seller Entities.

IN WITNESS WHEREOF, this JOINDER AGREEMENT has been duly executed by or on behalf of the undersigned, as a sealed instrument under the laws of the State of Delaware, as of the date below written.

Signature:
/s/ Jixun Lin
(Print Name)
Jixun Lin

Address: 4108 Sorrento Valley Blvd.
San Diego, CA 92121

Date:
February 24, 2006

Accepted:

INVERNESS MEDICAL INNOVATIONS, INC.

By:	/s/ Ron Zwanziger
	Name:	Ron Zwanziger
	Title:	Chairman, President and Chief Executive Officer

Date:	February 24, 2006

JOINDER AGREEMENT

The undersigned each hereby agrees to be bound by the terms of, and hereby become a party to, the Acquisition Agreement, dated as of February 24, 2006, by and among the Buyer and the Seller Entities solely for the purpose and to the extent necessary to guarantee the Seller Entities’ indemnification obligations set forth in Section 11 of the Acquisition Agreement such that the Buyer shall be able to recover from either of the undersigned any amounts it is entitled to under Section 11. The liability of the undersigned under such guarantee shall be limited to the amount of cash and Common Stock (valued at the Reference Price) distributed to the undersigned by any of the Seller Entities.

IN WITNESS WHEREOF, this JOINDER AGREEMENT has been duly executed by or on behalf of the undersigned, as a sealed instrument under the laws of the State of Delaware, as of the date below written.

Signature:
/s/ Feng Lin
(Print Name)
Feng Lin

Address: 398 Tianmushan Rd.
Gudang Industrial Park
Hangzhou 310023

Date:	February 24, 2006

Accepted:

INVERNESS MEDICAL INNOVATIONS, INC.

By:	/s/ Ron Zwanziger
Name:	Ron Zwanziger
Title:	Chairman, President and Chief Executive Officer

Date:	February 24, 2006